Exhibit 99.1

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Toho Titanium Co., Ltd.

The proposed share exchange described in this document is made for the securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

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Securities Code: 5727

April 9, 2026

Date of commencement of electronic provision measures

April 2, 2026

To Our Shareholders with Voting Rights

Yasuji Yamao

President & Representative Director

Toho Titanium Co., Ltd.

1-1-1 Minamisaiwai, Nishi-ku, Yokohama, Kanagawa

NOTICE OF THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

You are cordially invited to attend the Extraordinary General Meeting of Shareholders of Toho Titanium Co., Ltd. (the “Company”) to be held as stated below.

When convening this general meeting of shareholders, the Company has taken measures for providing information in electronic format (the “electronic provision measures”) and has posted matters subject to the electronic provision measures on the following website for your review.

 [The Company website]

 https://www.toho-titanium.co.jp/en/ir/stock/meeting/

In addition to the website shown above, the Company also has posted this information on the following websites.

 [The TSE website (Listed Company Search)]

 https://www2.jpx.co.jp/tseHpFront/JJK020030Action.do

 Please input the issue name (“TOHO TITANIUM”) or securities code (5727), and click “Search,” and then click “Basic information,” and select “Documents for public inspection/PR information.”

 [The Portal of Shareholders’ Meeting provided by Sumitomo Mitsui Trust

 Bank] https://www.soukai-portal.net

The QR code is indicated on the Voting Rights Exercise

If you are unable to attend the meeting, you can exercise your voting rights either in writing or through the Internet. Please read the attached REFERENCE DOCUMENTS FOR THE GENERAL MEETING OF SHAREHOLDERS, and exercise your voting rights by 5:20 p.m., Thursday, April 23, 2026 (JST). For your information, we will not be distributing gifts to shareholders attending the meeting.

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Description

1. Date and time:	Friday, April 24, 2026 at 10:00 a.m. (JST) (The reception opens at 9:30 a.m.)

2. Place:	Yokohama Bay Sheraton Hotel & Towers, 5F “Nichirin” 1-3-23 Kitasaiwai, Nishi-ku, Yokohama, Kanagawa

3. Agenda:

Matters to be resolved:

Proposal No. 1:	Approval of the Share Exchange Agreement between the Company and JX Advanced Metals Corporation

Proposal No. 2:	Partial Amendments to the Articles of Incorporation

1.	For those attending the meeting in person, please present the Voting Rights Exercise Form enclosed herein to the receptionist on arrival at the meeting.

2.

The following documents are not included in the documents mailed to shareholders who made a request for delivery of documents, pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation of the Company.

(i)	Articles of Incorporation of JX Advanced Metals Corporation

(ii)	Financial Statements and Related Documents of JX Advanced Metals Corporation for the most recent fiscal year (from April 1, 2024, to March 31, 2025)

3.	If any amendments are made to matters subject to the electronic provision measures, such amendments will be posted on the respective websites where the matters are posted.

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REFERENCE DOCUMENTS

FOR THE GENERAL MEETING OF SHAREHOLDERS

Proposal No. 1: Approval of the Share Exchange Agreement between the Company and JX Advanced Metals Corporation

Toho Titanium Co., Ltd. (“Toho Titanium” in the Proposal 1) and JX Advanced Metals Corporation (“JX Advanced Metals”; together with JX Advanced Metals, the “Companies”) resolved at their respective Board of Directors meetings as of February 25, 2026 to integrate business between the Companies (the “Business Integration”) by conducting a share exchange (the “Share Exchange”) through which JX Advanced Metals will become a wholly-owning parent company and Toho Titanium will become a wholly-owned subsidiary company. Accordingly, the Companies have executed a share exchange agreement (the “Share Exchange Agreement”) and a business integration agreement (the “Business Integration Agreement”) on the same day.

Toho Titanium requests the approval of the Share Exchange Agreement under this Proposal.

The Share Exchange is scheduled to be conducted on June 1, 2026, as the effective date. JX Advanced Metals intends to conduct the Share Exchange without obtaining the approval for the Share Exchange Agreement by a resolution of its general meeting of shareholders through the procedures for simplified share exchange pursuant to Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same applies). Toho Titanium intends to conduct the Share Exchange upon obtaining the approval for the Share Exchange Agreement by a resolution of this Extraordinary General Meeting of Shareholders.

Before the effective date of the Share Exchange (scheduled for June 1, 2026), Toho Titanium plans to delist its shares of common stock (the “Toho Titanium Shares”) from the Prime Market of the Tokyo Stock Exchange, Inc. (“TSE”) as of May 28, 2026 (the final trading date being May 27, 2026).

The reasons for the Share Exchange, the summary of the contents of the Share Exchange Agreement, and other matters relating to this proposal are as follows:

1.	Reasons for the Share Exchange

As of March 31, 2025, the JX Advanced Metals Group (meaning the corporate group comprising JX Advanced Metals and its subsidiary companies; hereinafter the same applies) comprises three segments: the Semiconductor Materials Segment, the ICT Materials Segment, and the Metals & Recycling Segment. In addition to operating global business activities with the main focus on development, manufacturing, and sales of advanced materials made from copper and rare metals, which are indispensable for the semiconductor and ICT sectors, the Group is engaged in copper and rare metal resource development, as well as the smelting and recycling business.

As stated in the “JX Nippon Mining & Metals Group Long-Term Vision 2040” released by JX Advanced Metals Group on June 27, 2019, the JX Advanced Metals Group aims to establish a high-profit structure in the face of intensifying global competition through its transition into a “technology-based firm.” With a key strategy to contribute to the realization of a sustainable society as a global leader in semiconductor and ICT materials, the Group positions the Focus Businesses (Semiconductor and ICT Materials Segments) as the core of its growth strategy and aims to achieve greater profit growth than market growth through product differentiation, new product development, commercialization, and market creation in the field of advanced materials. The Base Businesses (Metals & Recycling Segment) support the Focus Businesses through a stable supply of copper and rare metals and are taking aggressive measures to solve ESG challenges, including expanding recycling to strengthen its sustainable supply system.

On the occasion of its listing in March 2025, JX Advanced Metals established a new group philosophy, with the purpose—“Creating Value for a Brighter Future”—representing a renewed definition of the JX Advanced Metals Group’s raison d’être and core values, among others. The Company expects this to be a foundation for group-wide efforts to achieve the “JX Nippon Mining & Metals Group Long-Term Vision 2040,” bringing about the continued growth of the JX Advanced Metals Group thereafter.

On the other hand, Toho Titanium, established in August 1953, operates under the management philosophy of “pursuing the infinite possibility of titanium and related technologies, and contributing to building a sustainable society by continuously supplying excellent products and services,” engaging in its original Titanium Business centered on titanium sponge and ingots for aircraft, and electric power and chemical plants, as well as in the Catalyst and Chemicals Businesses, leveraging intermediate materials and related technologies used in titanium smelting.

In May 2023, Toho Titanium released its “Vision for 2030” setting the goal of “creating advanced materials and technologies, becoming a highly profitable company that is flexible to environmental changes, and contributing to the development of a highly recycling-oriented society” and formulated the “2023-2025 Medium-term Management Plan” based on this goal. The Company is propelling various initiatives to boost its market share and profit margins of its key products—titanium sponge, nickel powder and polypropylene catalyst for aircraft—and to expand new businesses.

As of February 25, 2026, JX Advanced Metals holds 35,859,400 Toho Titanium Shares, representing an ownership percentage of 50.37% in the number of shares calculated by deducting the 84,813 treasury shares held by Toho Titanium as of December 31, 2025, from the total number of issued shares standing at 71,270,910 as of the same date (the percentage is rounded to the second decimal place; the same shall apply to calculation of the shareholding percentage hereinafter).

Predecessors of JX Advanced Metals—Nippon Mining Co., Ltd. and Nippon Mining & Metals Co., Ltd.—had maintained a direct capital relationship with Toho Titanium as equity holders since its establishment. However, following restructuring in the oil industry, JXTG Holdings, Inc. (currently ENEOS Holdings Inc.) held 50.38% of Toho Titanium Shares as of March 31, 2018.

In line with its management policy of developing and strengthening technology-based businesses, JX Advanced Metals recognized the increasing importance of collaboration with Toho Titanium and decided to directly hold Toho Titanium Shares aiming to facilitate a management structure that would allow the Companies to more readily combine their management resources, thereby achieving faster and more effective business development. Accordingly, in June 2018, JX Advanced Metals acquired 50.38% of Toho Titanium’s shares and made Toho Titanium its consolidated subsidiary company. Since then, the Companies have established a cooperative framework; however, in recent years, there has been growing momentum to strengthen measures addressing structural conflict-of-interest risks in the governance of listed companies. With the release of the Ministry of Economy, Trade and Industry’s “Practical Guidelines for Group Governance Systems” in June 2019 and the further revision of the Corporate Governance Code in June 2021, various requirements have been imposed to ensure the fairness and transparency of governance at listed subsidiary companies. As a result, both JX Advanced Metals and Toho Titanium are facing growing financial and administrative burdens. At present, changes are accelerating such as rapid advancements in AI technologies, shifts in geopolitical dynamics, the rising capabilities of Chinese competitors, and the decline of Japan’s working population, which are heightening uncertainty. In order for the Companies to achieve further growth in this present business environment, the Companies believe that it is essential to share and optimally allocate management resources—including information and human resources—more than ever before, deepen strategic collaboration, and accelerate decision-making, among taking other measures. In such an environment, if the Companies continue to operate independently as listed companies, certain constraints arise in pursuing optimization at the group level, such as the need for careful consideration taking into account the interests of Toho Titanium’s minority shareholders. As a result, it has become difficult for the JX Advanced Metals Group to make optimal and swift decisions regarding the allocation of management resources. In order for the Companies to grow further and to maximize the corporate value of the entire

Group going forward, the Companies concluded that the best approach would be for Toho Titanium to become a wholly-owned subsidiary company of JX Advanced Metals, and for JX Advanced Metals and Toho Titanium to endeavor more than ever before to share information and human resources, combine their management resources, and create an environment where they may drive initiatives under a flexible, swift, and long-term decision-making structure. As a result, on October 9, 2025, JX Advanced Metals presented a proposal for the Share Exchange to Toho Titanium (the “Proposal”).

Upon receiving the Proposal from JX Advanced Metals, its parent company and largest shareholder, Toho Titanium decided to commence concretely considering the Business Integration through the Share Exchange. In commencing such consideration, Toho Titanium recognized that the Share Exchange could give rise to structural conflicts of interest. Therefore, prior to its Board of Directors discussing and passing a resolution on the suitability of the Business Integration through the Share Exchange, Toho Titanium established a Special Committee on October 31, 2025 (the “Special Committee”; details are provided below in “(4) Matters taken into consideration so as not to prejudice the interests of Toho Titanium’s shareholders.” in “3. Matters related to the reasonableness of the share exchange consideration”) comprising independent members who have no interests in JX Advanced Metals, its largest shareholder, in order to eliminate arbitrariness, as well as to ensure fairness, transparency, and objectiveness in the decision-making process of its Board of Directors with the aim of protecting the interests of its minority shareholders. At the same time, Toho Titanium also established a system to concretely consider, including appointing external experts.

Eliminating the parent-subsidiary listing relationship through the Share Exchange will completely resolve the structural conflict of interest that has existed between Toho Titanium’s minority shareholders and JX Advanced Metals. As a result, initiatives to pursue optimization of the entire Group—which was previously difficult to achieve from a corporate governance perspective—may be carried out more agilely, enabling the Companies to benefit.

The specific initiatives to be pursued after the Share Exchange, and the synergies anticipated to materialize from them, are expected to include the following.

(i)	Existing Business Domains (Advanced Materials): Strengthening Existing Businesses by Leveraging Toho Titanium’s Technologies

In the field of semiconductor sputtering targets (titanium), where JX Advanced Metals has the top market share, high-purity titanium manufactured by Toho Titanium is indispensable. In addition, for other products, the melting technologies for high-melting-point metals developed by Toho Titanium may be utilized in the melting of high-purity metals handled by JX Advanced Metals and enhancement of the purity of recycled materials handled by it, and further strengthening of collaboration is expected to lead to greater efficiency and development of business value.

Furthermore, JX Advanced Metals has collaborated with Toho Titanium, which has strengths in chlorination technologies cultivated through titanium smelting, in the mass production of chlorides for CVD and ALD processes for next-generation semiconductors. Going forward, the Companies believe that further deepening this cooperative relationship will boost their competitiveness.

(ii)	Existing Business Domains (Metals & Recycling): Stabilization of the Supply Chain by Strengthening Titanium Resource Supply

JX Advanced Metals aims to strengthen its supply framework for rare metal resources, including titanium, through initiatives such as participation in mining development projects in Australia, which are considered to help reduce raw material procurement risks concerning titanium in relation to which demand and supply are expected to become tight for the medium-to long-term. The Business Integration of the Companies is expected to progress vertical integration across the entire supply chain, thereby further reinforcing the business foundation. In addition, stabilizing the supply chain of Toho Titanium’s Titanium Business, which has strengths in the aerospace field, is also expected to contribute to the greater stability of Japan’s economic security.

(iii)	New Business Domains (New Materials Development): Expanding Opportunities for New Business Creation by Combining Core Technologies

There have been certain constraints on the handling of technical information between the Companies. The Business Integration is expected to stimulate technical exchange and technology sharing, creating an environment enabling the broader use of Toho Titanium’s superior technologies—such as chlorination technologies, high-purification technologies, and powder control technologies. This is expected to enable the JX Advanced Metals Group to allocate resources to advanced materials fields across the Group, including semiconductor materials, to which Toho Titanium had previously been unable to develop sufficient resources by itself, further accelerating the development of new businesses.

(iv)	Efficient Utilization of the Companies’ Management Resources and Development of Knowledge on Strengthening Business

The Companies are confident that they will be able to strengthen the management foundation that supports their sustainable growth by further stimulating personnel exchanges and mutually complementing and optimizing various functions, including financial foundations. For example, JX Advanced Metals’ supplementing management resources, including human capital and networks in the semiconductor and electronic materials markets that Toho Titanium lacks, is expected to increase the speed of new business launches at the Companies and to create a framework enabling stable investment and growth over the medium- to long-term.

JX Advanced Metals has been working on structural reforms to strengthen its business. For example, in the Functional Materials Business, it has implemented various measures to build a system that is resilient to demand fluctuations, including the sophistication of product structure; and it has achieved certain results. In Toho Titanium’s Titanium Business and the Chemicals Business, which fluctuate greatly in supply and demand, the Companies believe that by deploying JX Advanced Metals’ knowledge and know-how, they will be able to build a more stable and highly profitable business structure.

The Companies also consider that, after the Share Exchange, Toho Titanium’s minority shareholders will be able to financially benefit, as shareholders of JX Advanced Metals, from the elevation of corporate value generated through the synergies between JX Advanced Metals and Toho Titanium. Furthermore, as the measures and associated costs for maintaining the structure required of a listed company continue to increase, the Companies are confident that this will also lead to a reduction in the operational burden and costs associated with maintaining Toho Titanium’s listing.

As Toho Titanium will be delisted through the Share Exchange, it will no longer be able to enjoy advantages generally available to listed companies, such as securing diverse fundraising options through equity financing, positive effects on recruitment activities gained by elevated social credibility and name recognition, as well as increased reliability through public announcement of financial information as a listed company. However, given Toho Titanium’s current financial condition and other factors, the need for fundraising through equity financing is not expected in the foreseeable future. There are also alternatives to raising funds in the stock markets, such as financial support by the parent company to its subsidiary companies to meet funding requirements. Furthermore, Toho Titanium already has a sufficiently high level of name recognition due to factors such as its long operating history; and it has established relationships of trust with numerous stakeholders, including its employees and business partners. Even after becoming an unlisted company, Toho Titanium will be able to continue to benefit from the name recognition of the JX Advanced Metals Group by further strengthening collaboration within the Group as a wholly-owned subsidiary company of JX Advanced Metals, which is listed on the TSE Prime Market. JX Advanced Metals has agreed in the Business Integration Agreement to use its maximum efforts to continue the employment of employees of Toho Titanium at a level not substantially below the present level, and to use its maximum efforts not to disadvantageously change their treatment substantially after the Share Exchange; accordingly, employees of Toho Titanium and its subsidiary companies will perform their duties as members of the JX Advanced Metals Group and will have opportunities to engage in a broader range of duties than ever before, which is expected to further enhance employee motivation. In light of these factors, any adverse effect such as on human resource recruitment is considered to be limited. In addition, Toho Titanium’s financial reliability is expected to be maintained as Toho Titanium’s financial information will be publicly announced as part of the consolidated financial statement of JX Advanced Metals after becoming a wholly-owned subsidiary company of JX Advanced Metals. Considering these circumstances, the Companies believe that the delisting will not give rise to any particular dis-synergy that would materially affect Toho Titanium’s business.

The Companies have also concluded that adopting the Share Exchange as the method for making Toho Titanium a wholly-owned subsidiary is desirable. This is because delivering shares of JX Advanced Metals’ common stock (the “JX Advanced Metals Shares”) to Toho Titanium’s minority shareholders as consideration for the Share Exchange will provide such minority shareholders with the opportunity to enjoy the effects expected from the implementation of various initiatives anticipated following the Share Exchange, as well as the benefits gained by these effects, including the business development and earnings growth of the JX Advanced Metals Group, and in turn, elevation of JX Advanced Metals’ stock price. The Companies also consider the Share Exchange to be desirable from the perspective that the JX Advanced Metals Shares have high liquidity and may be realized at any time through market trading, and Toho Titanium’s minority shareholders will be provided with the option to either continue to hold, or sell and realize, their JX Advanced Metals Shares.

After careful consideration between the Companies based on the above points, the Companies reached a shared view that Toho Titanium becoming a wholly-owned subsidiary company of JX Advanced Metals through the Share Exchange would contribute to elevating the corporate value of the Companies. Accordingly, the Companies reached an agreement after considering and discussing various terms and conditions, including the allotment ratio in the Share Exchange. As a result, the Companies resolved at their respective Board of Directors meetings February 25, 2026 to implement the Share Exchange for the purpose of making Toho Titanium a wholly-owned subsidiary company of JX Advanced Metals; and they executed the Share Exchange Agreement and the Business Integration Agreement.

The Companies expect an expansion of titanium demand for the medium- to long- term particularly in the aerospace field. Toho Titanium is one of the few titanium manufacturers in the world capable of producing high-quality titanium sponge for aircraft engine applications. In order for Toho Titanium—which possesses globally scarce technologies and products—to continue its Titanium Business and keep fulfilling its social mission going forward, the Companies believe that equity participation by shareholders who are reliable and capable of long-term shareholding, in addition to JX Advanced Metals, will further contribute to building a more stable business foundation and elevating corporate value.

In light of these circumstances, as for Toho Titanium’s business operation after the Share Exchange, the Companies have commenced consideration with Nippon Steel Corporation on spinning off the Titanium Business, followed by equity participation by Nippon Steel Corporation, which is an existing shareholder and important business partner of Toho Titanium.

2.	Summary of the contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement that Toho Titanium entered into with JX Advanced Metals as of February 25, 2026 are as follows:

Share Exchange Agreement (Copy)

As of February 25, 2026, JX Advanced Metals Corporation (“JX Advanced Metals”) and Toho Titanium Co., Ltd. (“Toho Titanium”) hereby enter into this share exchange agreement (the “Share Exchange Agreement”) as follows:

Article 1  (Share Exchange)

JX Advanced Metals and Toho Titanium shall implement a share exchange (the “Share Exchange”) whereby JX Advanced Metals shall become the wholly-owning parent company and Toho Titanium shall become the wholly-owned subsidiary, in accordance with the provisions of the Share Exchange Agreement. Through the Share Exchange, JX Advanced Metals shall acquire all of the issued shares of Toho Titanium (excluding those held by JX Advanced Metals).

Article 2 (Trade Names and Addresses)

The trade names and addresses of JX Advanced Metals and Toho Titanium are as follows:

(1)	JX Advanced Metals (wholly-owning parent company resulting from the Share Exchange)
Trade	Name: JX Advanced Metals Corporation
Address:	2-10-4 Toranomon, Minato-ku, Tokyo

(2)	Toho Titanium (wholly-owned subsidiary resulting from the Share Exchange)
Trade	Name: Toho Titanium Co., Ltd.
Address:	1-1-1 Minamisaiwai, Nishi-ku, Yokohama, Kanagawa

Article 3  (Shares to be Delivered and Allotted in Share Exchange)

1.

In the Share Exchange, JX Advanced Metals shall deliver, to the shareholders of Toho Titanium as of the time immediately prior to the time when JX Advanced Metals acquires all of the issued shares of Toho Titanium through the Share Exchange (the “Record Time”) (such shareholders meaning the shareholders after the cancellation of treasury shares by Toho Titanium in accordance with Article 7, but excluding JX Advanced Metals; and such shareholders hereinafter referred to as the “Eligible Shareholders”), such number of shares of common stock of JX Advanced Metals as is obtained by multiplying the total number of the Toho Titanium shares held by each of the Eligible Shareholders by 0.70, in exchange for the Toho Titanium shares held by the Eligible Shareholders.

2.

In the Share Exchange, JX Advanced Metals shall allocate to each of the Eligible Shareholders shares of common stock at a ratio of 0.70 shares of common stock of JX Advanced Metals for each share of Toho Titanium held by such Eligible Shareholders.

3.

If the number of shares of the common stock of JX Advanced Metals required to be allotted to each of the Eligible Shareholders pursuant to the preceding paragraphs includes fractional shares of less than one full share, JX Advanced Metals shall handle such fractional shares in accordance with the provisions of Article 234 of the Companies Act and any other relevant laws and regulations.

Article 4  (Matters Regarding Stated Capital and Reserves of JX Advanced Metals)

The amount of the stated capital, capital reserves and retained earnings reserves of JX Advanced Metals to be increased as a result of the Share Exchange shall be separately determined by JX Advanced Metals in accordance with the provisions of Article 39 of the Regulations for Corporate Accounting.

Article 5  (Effective Date of Share Exchange)

The effective date of the Share Exchange (the “Effective Date”) shall be June 1, 2026; provided, however, that if it becomes necessary due to the procedural requirements of the Share Exchange or any other reasons, JX Advanced Metals and Toho Titanium may change the Effective Date upon mutual consultation and agreement.

Article 6  (Approval of the Share Exchange Agreement)

1.

JX Advanced Metals shall implement the Share Exchange without obtaining the approval of the Share Exchange Agreement by a resolution of a general meeting of shareholders as provided in Article 795, Paragraph 1 of the Companies Act, pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act; provided, however, that if such approval becomes required pursuant to Article 796, Paragraph 3 of the Companies Act, JX Advanced Metals shall seek such approval by no later than the day immediately preceding the Effective Date.

2.

Toho Titanium shall, by no later than the day immediately preceding the Effective Date, seek approval of the Share Exchange Agreement by a resolution of a general meeting of shareholders as required under Article 783, Paragraph 1 of the Companies Act.

Article 7  (Cancellation of Treasury Shares)

Toho Titanium shall, by a resolution of its board of directors adopted by no later than the day immediately preceding the Effective Date, cancel, immediately prior to the Record Time, all of its treasury shares held at such time (including the treasury shares to be acquired by Toho Titanium pursuant to the dissenting shareholders’ appraisal rights under Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange).

Article 8 (Business Operations and Asset Management)

JX Advanced Metals and Toho Titanium shall, from the date of execution of the Share Exchange Agreement until the Effective Date, conduct their respective business operations and manage their respective assets with the care of a prudent manager.

Article 9  (Amendment and Termination of Share Exchange Agreement)

If, during the period from the date of the execution of the Share Exchange Agreement to the Effective Date, (i) any material change occurs or is discovered in the assets or financial condition of JX Advanced Metals or Toho Titanium; (ii) any situation arises or is discovered that significantly impedes the execution of the Share Exchange; or (iii) it becomes difficult to achieve the purpose of the Share Exchange Agreement, JX Advanced Metals and Toho Titanium may, upon mutual consultation and agreement, amend or terminate the Share Exchange Agreement.

Article 10  (Effect of Share Exchange Agreement)

The Share Exchange Agreement shall cease to have effect if, by the day immediately preceding the Effective Date, (i) the Share Exchange Agreement is not approved at a general meeting of shareholders of JX Advanced Metals (provided, however, that this condition shall apply only if, pursuant to Article 796, Paragraph 3 of the Companies Act, approval of the Share Exchange Agreement by a general meeting of shareholders of JX Advanced Metals is required), (ii) the Share Exchange Agreement is not approved at a general meeting of shareholders of Toho Titanium, or (iii) the Share Exchange Agreement has been terminated pursuant to the preceding article.

Article 11  (Governing Law and Jurisdiction)

1.	The Share Exchange Agreement shall be governed by and construed in accordance with the laws of Japan.

2.

Any and all disputes between JX Advanced Metals and Toho Titanium arising out of or in connection with the Share Exchange Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

Article 12  (Consultation)

In the event that any matter not provided for in this Share Exchange Agreement arises, or any question arises regarding the interpretation of this Share Exchange Agreement, JX Advanced Metals and Toho Titanium shall consult with each other in good faith to resolve such matter.

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement in duplicate by affixing their names and seals hereto, and each party shall retain one original.

February 25, 2026

JX Advanced Metals:	JX Advanced Metals Corporation 2-10-4 Toranomon, Minato-ku, Tokyo Yoichi Hayashi, President and Representative Director

Toho Titanium:	Toho Titanium Co., Ltd. 1-1-1 Minamisaiwai, Nishi-ku, Yokohama, Kanagawa Yasuji Yamao, Representative Director and President

3.	Matters related to the reasonableness of the share exchange consideration

(1)	Matters related to the reasonableness of the total consideration for the Share Exchange

(a)	Allotments in connection with the Share Exchange

	JX Advanced Metals (Wholly-owning parent company resulting from the Share Exchange)	Toho Titanium (Wholly-owned subsidiary company resulting from the Share Exchange)
Allotment ratio in connection with the Share Exchange	1	0.70
Number of shares to be delivered in the Share Exchange	24,728,687 JX Advanced Metals Shares (scheduled)

(Note 1)	Share allotment ratio

JX Advanced Metals will allot and deliver 0.70 JX Advanced Metals Shares per Toho Titanium Share. However, no Toho Titanium Shares held by JX Advanced Metals at the Record Time (as defined below) will be allotted in the Share Exchange. The above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) may be changed upon consultation and agreement between the Companies if there are significant changes to the terms and conditions on which the calculation is based.

(Note 2)	Number of JX Advanced Metals Shares to be delivered in the Share Exchange

Upon the Share Exchange, JX Advanced Metals will deliver, to the shareholders of Toho Titanium (excluding JX Advanced Metals) immediately before its acquisition via the Share Exchange of all the issued shares of Toho Titanium (excluding the Toho Titanium Shares held by JX Advanced Metals) (the “Record Time”), the number of JX Advanced Metals Shares calculated by multiplying the total number of the Toho Titanium Shares held by the shareholders by the Share Exchange Ratio.

The shares to be delivered by JX Advanced Metals are planned to be newly issued shares.

Toho Titanium plans to cancel, immediately before the Record Time, all of the treasury shares in its possession as of immediately before the Record Time (including treasury shares acquired by Toho Titanium in response to a share purchase demand by a dissenting shareholder as prescribed in Article 785, paragraph (1) of the Companies Act that may be made in relation to the Share Exchange), by a resolution at the meeting of its Board of Directors to be held by the day immediately before the effective date of the Share Exchange.

(Note 3)	Handling of shares less than one unit

Shareholders of Toho Titanium who will hold shares of less than one unit (shares less than one unit (100 shares)) of JX Advanced Metals as a result of the Share Exchange may participate in either of the following programs with respect to the JX Advanced Metals Shares. Shares of less than one unit shall not be sold in a financial instruments exchange market.

(i)	Top-up purchase program for shares less than one unit (top-up purchase to reach one unit (100 shares))

Under this program, any holder of shares less than one unit of JX Advanced Metals can, in accordance with Article 194, paragraph (1) of the Companies Act, and the Articles of Incorporation and the Regulations for Handling of Shares of JX Advanced Metals, demand that JX Advanced Metals sell the number of shares of JX Advanced Metals that will constitute one unit when combined with the shares less than one unit held by that shareholder, and then purchase those shares from JX Advanced Metals.

(ii)	Buyback program for shares less than one unit (sale of shares less than one unit (100 shares))

Under this program, any holder of shares of less than one unit of JX Advanced Metals can demand that JX Advanced Metals purchase the shares of less than one unit held by that shareholder, in accordance with Article 192, paragraph (1) of the Companies Act.

(Note 4)	Treatment of fractions of less than a single share

If JX Advanced Metals delivers fractional shares less than a single JX Advanced Metals Share to shareholders of Toho Titanium as a result of the Share Exchange, in accordance with Article 234 of the Companies Act and other relevant laws and regulations, JX Advanced Metals will sell the number of JX Advanced Metals Shares equivalent to the total sum of the fractional shares (if the total sum includes a fraction less than one, it is to be rounded off) and deliver the sales proceeds to the relevant shareholders in proportion to the fractional shares attributed to them.

(b).	Basis for Allotments in Connection with the Share Exchange

(i)	Basis and reason for allotments

In order to ensure fairness and appropriateness in the calculation of the Share Exchange Ratio stated in “(a) Allotments in connection with the Share Exchange” to be used for the Share Exchange, JX Advanced Metals and Toho Titanium decided to individually request third-party valuation agents independent of the Companies to calculate the share exchange ratio and receive legal advice from legal advisors independent of the Companies. JX Advanced Metals appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), Toho Titanium appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), and the Special Committee appointed Plutus Consulting Co., Ltd. (“Plutus Consulting”) as its own third-party valuation agent. In addition, JX Advanced Metals appointed Nishimura & Asahi (“N&A”) as its legal advisor independent of the Companies, and Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor independent of the Companies.

As stated in “(4) Matters considered to protect the interests of Toho Titanium’s shareholders.” below, JX Advanced Metals carefully discussed and examined the Share Exchange using the share exchange ratio valuation report received from its third-party valuation agent, Daiwa Securities, advice from its legal advisor, N&A, the results of the due diligence conducted by JX Advanced Metals on Toho Titanium, and other factors. As a result of such careful discussion and examination, JX Advanced Metals has concluded that the Share Exchange Ratio is appropriate and serves the interests of its shareholders; therefore, it has determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate.

At the same time, as stated in “(4) Matters considered to protect the interests of Toho Titanium’s shareholders” below, Toho Titanium carefully discussed and examined the Share Exchange using the share exchange ratio valuation report received from its third-party valuation agent, Mizuho Securities, advice from its legal advisor, Nagashima Ohno & Tsunematsu, the results of the due diligence conducted by Toho Titanium on JX Advanced Metals, the instructions, advice, and the report received on February 24, 2026 from the Special Committee (“Advisory Report”; for details, please refer to “(c) Obtaining an advisory report from the special committee, which has no interest in Toho Titanium” of “(4) Matters considered to protect the interests of Toho Titanium’s shareholders.” below), the share exchange ratio valuation report received from Plutus Consulting, the third-party valuation agent of the Special Committee, and the fairness opinion (“Fairness Opinion”) that the Share Exchange Ratio is fair to the shareholders of Toho Titanium from a financial perspective, and other factors. As a result, Toho Titanium has concluded that the Share Exchange Ratio is appropriate and serves the interests of its minority shareholders. As announced in the “Notice Regarding Differences between Consolidated Financial Forecasts for the First Six Months (Interim Period) of the Fiscal Year Ending March 31, 2026 and Actual Results, Revision of Consolidated Financial Forecasts for the FY 2025” dated November 7, 2025, Toho Titanium has revised its full-year consolidated earnings forecast downward for the fiscal year ending March 31, 2026 (the “Earnings Forecast Revision”). However, the Special Committee has determined that: (i) the Earnings Forecast Revision was attributable to the prolonged inventory adjustments along the supply chain for titanium sponge for aircraft applications in the Titanium Business, as well as the slower-than-expected recovery in demand for ultra-fine nickel powder for multilayer ceramic capacitors (MLCCs) in the Chemicals Business; and (ii) these factors arose from market trends unrelated to the consideration of the Share Exchange, and no involvement or exercise of influence by JX Advanced Metals has been recognized in the process of considering the Earnings Forecast Revision or in the timing of its disclosure. In light of the above and other factors, the Special Committee has concluded that the Earnings Forecast Revision was appropriately announced in accordance with TSE’s timely disclosure rules, independently of the consideration of the Share Exchange, and that it cannot be recognized as having been made in connection with, or with the intention of, the Share Exchange. As a result of such careful discussion and examination, Toho Titanium has determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate.

As stated above, JX Advanced Metals and Toho Titanium carefully examined the Share Exchange Ratio based on the results of due diligence conducted by JX Advanced Metals and Toho Titanium on each other while referring to the calculation results of the share exchange ratio obtained from their third-party valuation agents; and they were engaged in extensive negotiations and discussions upon comprehensive consideration of factors such as the financial condition, status of assets, and future outlooks of the Companies, and synergies expected to be realized through implementation of the Share Exchange. As a result of these repeated negotiations and discussions, JX Advanced Metals and Toho Titanium have concluded that the Share Exchange Ratio is appropriate and serves the interests of their respective shareholders. Based on this conclusion, the Companies have determined that proceeding with the Share Exchange using the Share Exchange Ratio is appropriate. The Share Exchange Ratio may be changed upon consultation between the Companies if there are significant changes to the terms and conditions on which the calculation is based, in accordance with the Share Exchange Agreement.

(ii)	Matters relating to calculation

(A)	Names of the valuation agents and relationships with the Companies

Daiwa Securities (which is the third-party valuation agent of JX Advanced Metals) is an independent calculation agent; and it is neither a related party of JX Advanced Metals or Toho Titanium, nor does it have a material interest that must be stated in relation to the Share Exchange. Although Daiwa Securities’ remuneration includes a contingent fee payable upon completion of the Share Exchange, etc., considering the general practice of similar transactions and the pros and cons of the remuneration system that will incur a corresponding financial burden on JX Advanced Metals if the Share Exchange fails, JX Advanced Metals has determined that the inclusion of a contingent fee payable upon completion of the Share Exchange does not itself deny independence.

Mizuho Securities (which is the third-party valuation agent of Toho Titanium) is a calculation agent independent of JX Advanced Metals, Toho Titanium, and the Share Exchange; and it is not a related party of JX Advanced Metals or Toho Titanium. Mizuho Securities is a member of Mizuho Financial Group, Inc. as is Mizuho Bank, Ltd. (“Mizuho Bank”), which provides JX Advanced Metals and Toho Titanium with loans and other financial services in the ordinary course of its banking business. However, Mizuho Bank does not have any material interest that must be stated in relation to the Share Exchange. In addition, Mizuho Securities has established and implemented an appropriate conflict-of-interest management framework, including information barrier measures between Mizuho Securities and Mizuho Bank, in accordance with Article 36 of the Financial Instruments and Exchange Act and Article 70-4 of the Cabinet Office Order on Financial Instruments Business (Cabinet Office Order No. 52 of 2007, as amended); accordingly, Mizuho Securities has calculated the Share Exchange Ratio from a position independent of Mizuho Bank’s status as a lender. Toho Titanium determined that Mizuho Securities had established and was implementing an appropriate conflict-of-interest management framework; accordingly, Toho Titanium appointed Mizuho Securities as a third-party valuation agent for calculation of the Share Exchange Ratio. The remuneration payable to Mizuho Securities comprises fixed fees that are payable regardless of whether the Share Exchange is completed, and it does not include any contingent fee payable such as upon completion of the Share Exchange.

Plutus Consulting, the Special Committee’s third-party valuation agent, is a valuation agent independent of JX Advanced Metals, Toho Titanium, and the Share Exchange; and it is neither a related party of JX Advanced Metals or Toho Titanium, nor does it have a material interest that must be stated in relation to the Share Exchange. The Special Committee appointed Plutus Consulting as its own third-party valuation agent on December 4, 2025, after confirming that there were no issues with its independence or qualifications. The remuneration payable to Plutus Consulting in connection with the Share Exchange comprises fixed fees that are payable regardless of whether the Share Exchange is completed, and it does not include any contingent fee payable such as upon completion of the Share Exchange.

(ii)	Outline of calculation

(A)	Calculation by Daiwa Securities

With respect to JX Advanced Metals, Daiwa Securities used the market price analysis because JX Advanced Metals is listed on a financial instruments exchange and its shares are quoted. Under the market price analysis, Daiwa Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

With respect to Toho Titanium, Daiwa Securities used (a) the market price analysis because Toho Titanium is listed on the TSE Prime Market and its shares are quoted, and (b) the discounted cash flow (“DCF”) analysis to reflect the status of future business activities in the valuation. In addition, since the characteristics of the products and services provided by Toho Titanium’s Titanium Business, Catalyst Business, Chemicals Business, and New Materials Business are different from each other, in order to appropriately reflect the characteristics of each business in the calculation, Daiwa Securities conducted a Sum-of-the-Parts analysis, which classifies and calculates each business of Toho Titanium. Under the market price analysis, Daiwa Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

Under the DCF analysis, Daiwa Securities calculated the share value by discounting the future cash flows based on the financial forecasts for the fiscal years ending March 31, 2026 through March 31, 2031, which were received from Toho Titanium, reviewed by JX Advanced Metals, and provided to Daiwa Securities, to their present value at a certain discount rate.

The valuation ranges of Toho Titanium assuming that the value per share of JX Advanced Metals is one, are as follows:

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	DCF analysis	0.35~1.14

In calculating the above share exchange ratio, Daiwa Securities used the information provided by Toho Titanium and JX Advanced Metals and publicly available information, etc. as they are, in principle, assuming that all such materials and information were accurate and complete; and it did not independently verify their accuracy or completeness. In addition, Daiwa Securities has neither independently valued, appraised, or assessed, nor has it requested a third-party institution to appraise or assess, any relevant assets or liabilities (including derivative financial instruments, off-balance sheet assets and liabilities, and other contingent liabilities) of Toho Titanium, including that pertaining to analyses or assessments of any individual assets or liabilities. The calculation of the share exchange ratio by Daiwa Securities reflects information and economic conditions as of February 24, 2026. Moreover, Daiwa Securities assumed that the financial forecasts for Toho Titanium have been reasonably examined and prepared based on the best forecasts and judgments obtained from the managements of the Companies at the time.

In addition, the financial forecasts of Toho Titanium used by Daiwa as the basis for the DCF analysis assume significant increases in profits and fluctuations in free cash flow. Specifically, for the fiscal year ending March 31, 2026, due to a decrease in sales of sponge titanium for aircraft applications in the Titanium Business, as well as capacity expansion investments planned in the Titanium Business and the Chemical Business, a significant year-on-year decrease in operating profit and a significant year-on-year decrease in free cash flow are assumed. For the fiscal year ending March 31, 2027, due to an increase in sales volume of nickel powder resulting from a recovery in demand in the Chemicals Business, improved utilization rates of production lines, and a decrease in capital expenditures compared to the previous fiscal year, a significant year-on-year increase in operating profit and a significant year-on-year increase in free cash flow are assumed. For the fiscal year ending March 31, 2028, a significant year-on-year increase in free cash flow is assumed due to factors such as the optimization of inventory levels. For the fiscal year ending March 31, 2029, due to the effects of capacity expansion investments in the Chemicals and Catalyst Businesses, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a decrease in capital expenditures compared to the previous fiscal year, a significant year-on-year increase in operating profit and a significant year-on-year increase in free cash flow are assumed. For the fiscal year ending March 31, 2031, a significant year-on-year increase in free cash flow is assumed due to a decrease in capital expenditures, etc.

(B)	Calculation by Mizuho Securities

With respect to JX Advanced Metals, Mizuho Securities used the market price analysis for the calculation because JX Advanced Metals is listed on the TSE Prime Market and its shares are quoted. Under the market price analysis, Mizuho Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

With respect to Toho Titanium, Mizuho Securities used (a) the market price analysis because Toho Titanium is listed on the TSE Prime Market and its shares are quoted, and (b) the DCF analysis to reflect the status of Toho Titanium’s future business activities in the valuation. Under the market price analysis, Mizuho Securities adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market. Under the DCF analysis, Mizuho Securities calculated Toho Titanium’s corporate value and share value by discounting free cash flow expected to be generated by Toho Titanium from the fiscal year ending March 31, 2026 onward to their present value at a certain discount rate based on various elements, such as the financial forecasts in a business plan prepared by Toho Titanium for the fiscal years ending March 31, 2026 through March 31, 2031 (the “Business Plan”), Toho Titanium’s financial information for the third quarter of the fiscal year ending March 31, 2026, and publicly available information. The discount rate was set at the weighted average capital cost, and a percentage of 7.2% to 11.2% was adopted. The perpetual growth method was adopted in the calculation of continuing value, and the perpetual growth rate was set at 1.0% to 3.0% after comprehensively considering elements such as external environmental factors, with the continuing value calculated to be 78,684 million yen to 191,304 million yen.

The calculation results of the share exchange ratio assuming that the value per share of JX Advanced Metals is one, are as follows:

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	DCF analysis	0.16~1.08

The Business Plan assumes a business environment where demand for titanium sponge for aircraft applications, which is presently experiencing a downturn, will recover by the fiscal year ending March 31, 2028. With respect to the period of the Business Plan, a five-year planning period has been adopted in consideration of factors such as the expectation that the operating rate of the plant or major product manufacturing lines will reach approximately 100% in the final fiscal year of the planning period.

The Business Plan was approved by the Special Committee after ensuring its appropriateness by conducting a question-and-answer session with Toho Titanium regarding matters such as details of the Business Plan, its key assumptions, as well as the background and process of its preparation.

The financial forecasts based on the Business Plan that Mizuho Securities assumed when performing calculations using the DCF analysis are as follows. Such financial forecasts include fiscal years in which substantial year-on-year fluctuations in profit and free cash flow are expected, as specified below:

(a)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,974 million yen, and a year-on-year decrease in free cash flow by 9,646 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

(b)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,357 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,526 million yen compared with the previous fiscal year.

(c)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 5,685 million yen compared with the previous fiscal year.

(d)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,394 million yen compared with the previous fiscal year.

(e)

For the fiscal year ending March 31, 2030, primarily due to an increase in working capital associated with higher revenues, free cash flow is expected to decrease by 2,388 million yen compared with the previous fiscal year.

(f)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,635 million yen compared with the previous fiscal year.

In addition, the synergies expected to be realized through implementation of the Share Exchange have neither been considered in the financial forecasts of the Business Plan nor included in the calculation by Mizuho Securities as the basis for calculation (Note 1). This is because it is difficult to specifically estimate the impact on earnings at this time, except for the reduction in listing maintenance costs due to the delisting of Toho Titanium.

In the “Vision for 2030” and “2023-2025 Medium-term Management Plan” announced by Toho Titanium on May 8, 2023, consolidated sales of 170 billion yen were set as the consolidated sales target for the fiscal year ending March 31, 2031. However, that figure is only assumed based on the business environment at the time of announcement (without considering the decline in aircraft production due to the Boeing quality issues and strikes, and the long-term downturn in the Chinese economy that has occurred after the announcement), and it is different from the figure in the financial forecasts based on the Business Plan.

(Unit: Millions of yen)

	Fiscal year ending March 31, 2026 (three months)	Fiscal year ending March 31, 2027	Fiscal year ending March 31, 2028	Fiscal year ending March 31, 2029	Fiscal year ending March 31, 2030	Fiscal year ending March 31, 2031
Sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating profit	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,686	14,011	16,683	20,787	24,494	26,696
Free cash flow	-3,065	-1,303	4,382	7,776	5,388	11,022

(Note 1)

In calculating the share exchange ratio, Mizuho Securities analyzed and examined the following materials and information. The following materials include those relating to the subsidiary companies and affiliated companies (as defined in Article 8 of the Regulation on Terminology, Forms, and Preparation Methods of Financial Statements (Ministry of Finance Order No. 59 of 1963); collectively referred to as “Associated Companies”) of the Companies:

(a)	Financial information disclosed by securities reports, quarterly reports, and other documents of the Companies;

(b)	Materials related to business and financial conditions prepared and produced by the Companies and disclosed to Mizuho Securities;

(c)	Medium-term Management Plan and other materials relating to financial outlook prepared and produced by Toho Titanium and disclosed to Mizuho Securities (including the Business Plan of Toho Titanium);

(d)	Results of interviews with the Companies regarding their business and financial conditions, and responses to Q&A lists received from relevant departments regarding them;

(e)	Investigation report on legal, financial, and tax matters related to JX Advanced Metals commissioned by Toho Titanium to an external expert and prepared by the external expert;

(f)	Share prices and trading status of common shares of the Companies; and

(g)	Various other materials received by Mizuho Securities from the Companies or obtained through general investigations by Mizuho Securities that Mizuho Securities deems necessary and appropriate.

Also, in calculating the share exchange ratio, Mizuho Securities assumed the following matters:

(a)

Mizuho Securities relied on and assumed that all disclosed information and financial and other information provided by the Companies to Mizuho Securities or discussed by Mizuho Securities and external experts with the Companies that served as a substantial basis for the analysis of the share exchange ratio (the “Information”) is accurate and complete. Mizuho Securities did not independently verify the accuracy and completeness of the Information, and assumes no responsibility or obligation to independently verify the Information. Therefore, if there are any matters that would render such information material incorrect or if there are facts or circumstances that were not disclosed as of the valuation reference date or facts or circumstances that occur after the valuation reference date (including facts that potentially existed as of the valuation reference date and subsequently became apparent), the evaluation results may differ. Furthermore, Mizuho Securities assumes that Toho Titanium’s management is not aware of any facts that would render the financial and other information provided by the Companies to Mizuho Securities or discussed by Mizuho Securities with Toho Titanium incomplete or misleading.

(b)

Mizuho Securities assumes that financial forecasts and other forward-looking information provided to Mizuho Securities (including forecasts of future revenues and expenses, expected cost reductions, and the Business Plan of Toho Titanium) were reasonably prepared and created by Toho Titanium’s management based on the best forecasts and judgments currently available regarding the future business performance and financial condition of the Toho Titanium and their Associated Companies, and further, without independently verifying the feasibility of such financial forecasts and business plans, Mizuho Securities relied on those financial forecasts and the Business Plan and expresses no opinion regarding the analyses of forecasts stated in the share exchange ratio calculation report submitted by Mizuho Securities to Toho Titanium or the assumptions underlying them. Regarding the synergy effects for the Companies resulting from the Share Exchange other than the reduction in listing maintenance costs due to delisting of Toho Titanium, Mizuho Securities is not aware of any matters that can be quantitatively evaluated as potentially having a material impact on the calculation of the share exchange ratio as of the calculation base date, and the calculation of the share exchange ratio does not incorporate any synergy effects other than the reduction in listing maintenance costs due to delisting of Toho Titanium.

(c)

Among the Information that Mizuho Securities requested to calculate the share exchange ratio, for information that was not provided or disclosed by the Companies, information that was provided or disclosed but whose impact on the Companies’ corporate value is uncertain at this time, or information that Mizuho Securities could not use as the basis for its evaluation through other methods, Mizuho Securities used assumptions that it deems reasonable and appropriate with Toho Titanium’s consent. If such assumptions by Mizuho Securities differ from the facts in material respects, the evaluation results may differ.

(d)

Mizuho Securities assumes that the Share Exchange will not be taxable to the Companies under Japanese corporate tax law and that other tax matters relating to the Share Exchange will not affect the share exchange ratio. Also, without conducting independent verification, Mizuho Securities assumes that the Share Exchange will be completed in a timely manner and that all material governmental, regulatory, and other consents and approvals (whether pursuant to laws and regulations or contracts) necessary for implementation of the Share Exchange can be obtained without any adverse impact on the Companies or on the benefits expected from the Share Exchange, and that the details of such consents and approvals will not affect the share exchange ratio. Further, Mizuho Securities assumes that where orders, measures, or any other dispositions have been issued or imposed on the Companies by regulatory authorities or otherwise, except for those disclosed by the Companies, there is currently no impact on the Companies’ future performance or no such impact will occur in the future. Mizuho Securities is not a legal, regulatory, or tax expert, and has relied on the assessments conducted by the Toho Titanium’s external experts with respect to such matters.

(e)

Mizuho Securities has not conducted an independent evaluation or assessment of the assets and liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) or provisions of the Companies or their Associated Companies, has not analyzed the appropriateness of their accounting or tax valuations or the appropriateness of their accounting or tax treatment, and has not independently received or requested from third parties any evaluation, assessment, or analysis. Mizuho Securities does not assume any obligation to inspect the assets or facilities of the Companies or their Associated Companies and has not conducted any evaluation of the shareholders equity or solvency of the Companies or their Associated Companies under laws relating to insolvency, bankruptcy, etc.

(f)

Mizuho Securities assumes that neither the Companies nor any of their Associated Companies have previously concluded any contracts, agreements, or other written documents that would have a material impact on the share exchange ratio or made any such decisions, and will not conclude such agreements or make such decisions in the future, and that the implementation of the Share Exchange will not at any future point result in a breach of any material agreements to which the Companies or their Associated Companies are bound as parties and will not give rise to any right to terminate such material agreements or any right to declare a default or exercise remedial measures under such agreements.

(g)

Mizuho Securities assumes that, other than the matters disclosed in the Information, there are no lawsuits or disputes involving the Companies or their Associated Companies, no other related contingent liabilities, and no off-book liabilities relating to environmental, tax, intellectual property, or other such matters, and that the Companies’ current insurance coverage amounts relating to its business are adequate for its business operations.

(C)	Calculation by Plutus Consulting

Plutus Consulting calculated the share value of the Companies using the market price analysis, since the shares of the Companies are listed on the TSE Prime Market and their shares are quoted. Also, with respect to Toho Titanium, since there are comparable listed companies and it is possible to infer its share value through a comparison with such comparable listed companies, the comparable company analysis was adopted. In addition, the DCF method was also used in order to reflect the status of future business activities in the share value calculation.

The valuation range of Toho Titanium using each of the above valuation methods, assuming that the value per share of JX Advanced Metals is one, is as follows.

Methods adopted		Calculation results of share exchange ratio
JX Advanced Metals	Toho Titanium
Market price analysis	Market price analysis	0.51~0.77
	Comparable company analysis	0.49~1.02
	DCF analysis	0.23~1.55

Under the market price analysis, Plutus Consulting adopted, with February 24, 2026 as the calculation base date, the simple average of the closing prices for the past one month, the past three months, and the past six months retroactive from the calculation base date, as quoted on the TSE Prime Market.

Under the comparable company analysis, after selecting OSAKA Titanium technologies Co., Ltd. as a comparable listed company that conducts business relatively similar to that of Toho Titanium, the share value was calculated using an EBITDA multiple applied to business value; and the range of the value per share was calculated to be 1,815 yen to 2,071 yen.

Under the DCF analysis, corporate value was evaluated by discounting future cash flow, which is based on the Business Plan prepared by Toho Titanium, to the present value using a certain discount rate. The terminal value was calculated at 94,622 million yen to 256,567 million yen based on the perpetual growth rate method and the multiple method. Specifically, the discount rate applied in the calculation was 6.9% to 9.6%. In the perpetual growth rate method, the growth rate was calculated as 0% based on the theoretical long-term economic environment and other factors. In the multiple method, with respect to the EBITDA multiple, the multiple for EBITDA applied to business value was set at 8.8 times to 13.6 times, taking into account the levels observed among companies in the industry.

The financial forecasts for Toho Titanium based on the Business Plan used by Plutus Consulting in the DCF analysis include fiscal years in which substantial year-on-year fluctuations in profits or losses and free cash flow are expected. Details are as follows:

(A)

For the fiscal year ending March 31, 2026, the Titanium Business anticipates a year-on-year decrease in operating profit by 1,973 million yen, and a year-on-year decrease in free cash flow by 9,088 million yen, primarily due to a year-on-year decrease in sales of titanium sponge for aerospace applications resulting from the continued impact of inventory adjustments across the supply chain arising from various issues at Boeing, a major U.S. aircraft manufacturer, and capacity expansion investments planned in the Titanium Business and the Chemicals Business.

(B)

For the fiscal year ending March 31, 2027, as demand in the Chemicals Business itself is recovering, sales volumes of nickel powder are expected to increase, leading to the increased operating rate of production lines. In addition, capital expenditures are expected to decrease year on year. Primarily due to these reasons, operating profit is expected to increase by 1,356 million yen compared with the previous fiscal year, and free cash flow is expected to increase by 2,883 million yen compared with the previous fiscal year.

(C)	For the fiscal year ending March 31, 2028, primarily due to the optimization of inventory levels, free cash flow is expected to increase by 4,572 million yen compared with the previous fiscal year.

(D)

For the fiscal year ending March 31, 2029, primarily due to the effects of investments to expand production capacity in the catalyst business and the chemicals business, the expansion of sales of porous titanium materials in the Advanced Materials Business, and a year-on-year decrease in capital expenditures, operating profit is expected to increase by 4,070 million yen compared with the previous fiscal year; and free cash flow is expected to increase by 3,099 million yen compared with the previous fiscal year.

(E)	For the fiscal year ending March 31, 2031, primarily due to a decrease in capital expenditures, free cash flow is expected to increase by 5,578 million yen compared with the previous fiscal year.

In addition, since it is difficult to specifically estimate the synergy effects expected to be realized as a result of the Share Exchange at this time, such effects have not been reflected in the above valuation.

The figures of the financial forecasts based on the Business Plan that Plutus Consulting used as a premise for calculation under the DCF analysis are as follows.

(Unit: Millions of yen)

	Fiscal year ending March 31, 2026 (3 months)	Fiscal year ending March 31, 2027	Fiscal year ending March 31, 2028	Fiscal year ending March 31, 2029	Fiscal year ending March 31, 2030	Fiscal year ending March 31, 2031
Sales	19,994	86,907	95,103	102,299	112,620	124,927
Operating profit	979	5,264	6,839	10,909	13,658	15,735
EBITDA	2,707	13,997	16,660	20,751	24,458	26,660
Free cash flow	-2,812	-927	3,645	6,744	5,390	10,968

Plutus Consulting has confirmed the details of the Business Plan, which was used as the basis of the calculation, through question-and-answer sessions with Toho Titanium. In addition, as stated in “(c) Obtaining an advisory report from the special committee, which has no interest in Toho Titanium” in “(4) Matters considered to protect the interests of Toho Titanium’s shareholders” below, the Special Committee has verified the reasonableness of the details, material assumptions, the process of preparation, etc., and confirmed that the Business Plan is not unreasonable.

In addition, the Special Committee obtained the Fairness Opinion from Plutus Consulting on February 24, 2026. The Fairness Opinion expresses the opinion that the share exchange ratio agreed by and between the Companies is fair to general shareholders of Toho Titanium from a financial perspective, in light of the results, etc. of the calculation of the share exchange ratio based on the Business Plan and the market share prices of both of the Companies. In addition to the results of the calculation of the share exchange ratio, which was conducted after Plutus Consulting received disclosure from Toho Titanium regarding the current status of Toho Titanium’s business, future business plans, etc., and explanations regarding these matters, the Fairness Opinion was issued through question-and-answer sessions with each of the Companies regarding the outline, background and purpose of the Share Exchange, a review of the business environment and economic, market and financial conditions of both of the Companies, to the extent deemed necessary by Plutus Consulting, and a review process by a review board of Plutus Consulting independent of the engagement team at Plutus Consulting.

(Note)

In preparing and submitting the Fairness Opinion and calculating the share exchange ratios above, which is the basis of the Fairness Opinion, Plutus Consulting relied on the basic materials provided to it by Toho Titanium, publicly available information, and the information received at question-and-answer sessions with both of the Companies, on the assumption that such materials and information are accurate and complete, and that there is no information not disclosed to Plutus Consulting that would have a significant impact on the calculation of the share exchange ratio. Plutus Consulting has not conducted any investigation or study other than the procedures described above, and is not obligated to do so. In addition, Plutus Consulting has not made any independent evaluation or appraisal in connection with any assets or liabilities (including off-balance-sheet assets and liabilities, and other contingent liabilities) of the Companies and their Associated Companies, including analysis and evaluation of individual assets and liabilities, and has not received any valuation or appraisal report from either of the Companies or their Associated Companies. Plutus Consulting also has not evaluated the creditworthiness of any of the Companies or their Associated Companies under applicable laws and regulations relating to bankruptcy, insolvency or similar matters.

Plutus Consulting assumes that Toho Titanium’s business plan and other materials used by Plutus Consulting as the basis for the Fairness Opinion have been reasonably prepared by Toho Titanium’s management based on their best forecasts and judgment at the time of preparation of such materials, and Plutus Consulting makes no warranties as to their feasibility and expresses no view as to the analyses, forecasts or assumptions on which these business plan and other materials were based.

Plutus Consulting assumes that the Share Exchange Agreement has been lawfully and validly prepared and executed, that it will be approved at the general meeting of shareholders of Toho Titanium, that the Share Exchange will be lawfully and validly implemented in accordance with the conditions stated in the Share Exchange Agreement, and that the Share Exchange will be completed in accordance with the conditions of the Share Exchange Agreement without any waiver, modification, or alteration of the important conditions or agreed matters stated in the Share Exchange Agreement. Plutus Consulting also assumes that the Share Exchange will be lawfully and validly implemented and that all governmental, regulatory or other consents or approvals necessary to implement the Share Exchange will be obtained without prejudice to any benefits expected from the Share Exchange, and Plutus Consulting is under no obligation to independently investigate such matters.

Plutus Consulting has not been asked by Toho Titanium to review Toho Titanium’s decision to implement the Share Exchange or to compare and evaluate the Share Exchange relative to other strategic alternatives, and has not done so. Plutus Consulting is not an accounting, tax or legal expert and has not independently analyzed or reviewed the legality and validity of any matter relating to the Share Exchange or the appropriateness of any accounting or tax treatment thereof, and is not obligated to do so.

The Fairness Opinion expresses the view, as of its issuance date, on whether the Share Exchange Ratio agreed by the Companies is fair to the general shareholders of Toho Titanium from a financial perspective, based on the financial, capital markets and economic conditions and other circumstances as of the issuance date, as well as the information provided to or obtained by Plutus Consulting up to that date. Plutus Consulting is under no obligation to update, modify or supplement the contents of the Fairness Opinion due to any changes in circumstances that may occur thereafter. The Fairness Opinion does not infer or imply any opinion regarding matters other than those expressly stated therein or matters subsequent to the date of submission of the Fairness Opinion. The Fairness Opinion only expresses an opinion on the fairness of the Share Exchange Ratio for Toho Titanium’s general shareholders from a financial perspective and does not express any opinions to the holders of securities issued by Toho Titanium, creditors or other stakeholders of Toho Titanium, and does not recommend any actions to Toho Titanium’s shareholders regarding the Share Exchange. The Fairness Opinion was provided by Plutus Consulting for the purpose of being used as a basis for the decisions of the Board of Directors of Toho Titanium and the Special Committee regarding the Share Exchange Ratio, and any third party may not rely upon the Fairness Opinion.

(2)	Matters concerning the reasonableness of the amounts of JX Advanced Metals’ stated capital and reserves

The amount of the stated capital and reserves of JX Advanced Metals to be increased as a result of the Share Exchange will be separately determined by JX Advanced Metals in accordance with the provisions of Article 39 of the Regulations for Corporate Accounting. Such amount will be determined within the scope permitted under applicable laws and regulations after comprehensive consideration and review of JX Advanced Metals’ financial condition, capital policy and other circumstances, and Toho Titanium considers this approach to be reasonable.

(3)	Reasons for selecting JX Advanced Metals Shares as share exchange consideration

Toho Titanium and JX Advanced Metal have selected shares of JX Advanced Metal, the wholly-owning parent company resulting from a share exchange, as consideration for the Share Exchange.

Toho Titanium considers this selection reasonable in light of the following factors: (i) JX Advanced Metal Shares are listed on the Prime Market of the TSE, and will continue to provide trading opportunities in such market even after the Share Exchange becomes effective; and (ii) Toho Titanium’s shareholders can also expect to benefit from the synergies described in item “1. Reasons for the Share Exchange” above by receiving the JX Advanced Metal Shares as the share exchange consideration.

As a result of the Share Exchange, Toho Titanium will become a wholly-owned subsidiary company of JX Advanced Metals on the effective date of the Share Exchange (scheduled for June 1, 2026); and the Toho Titanium Shares will be delisted on May 28, 2026 (the final trading date being May 27, 2026), in accordance with TSE’s Delisting Criteria. If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

Following the delisting, it will no longer be possible to trade Toho Titanium Shares on the TSE; however, the JX Advanced Metals Shares that will be allotted to shareholders of Toho Titanium as a result of the Share Exchange will remain listed on the TSE. While some shareholders may be allotted shares less than one unit only, it will be possible to trade one unit or more of the JX Advanced Metals Shares on a financial instruments exchange market on and after the effective date of the Share Exchange. Accordingly, JX Advanced Metals believes that it can continue to provide liquidity of shares to shareholders of Toho Titanium.

On the other hand, the shareholders of Toho Titanium who will hold less than one unit (100 shares) of the JX Advanced Metals Shares as a result of the Share Exchange cannot sell such shares less than one unit on any financial instruments exchange. However, upon request, they can use a top-up purchase program or a buy-back program for shares less than one unit provided by JX Advanced Metals. For details, please refer to “(Note 3) Handling of shares less than one unit” in “(a) Allotments in connection with the Share Exchange” in “(1) Matters related to the reasonableness of the total consideration for the Share Exchange” For details on the handling of fractions of less than a single share resulting from the Share Exchange, please refer to “(Note 4) Handling of fractions of less than a single share” in “(a) Allotments in connection with the Share Exchange” in “(1) Matters related to the reasonableness of the total consideration for the Share Exchange” above.

Please note that shareholders of Toho Titanium Shares may trade their Toho Titanium Shares on the TSE as usual until the final trading date, May 27, 2026 (scheduled), and they may exercise any legal rights under the Companies Act and other applicable laws and regulations.

(4)	Matters considered to protect the interests of Toho Titanium’s shareholders

With respect to the Share Exchange, JX Advanced Metals already holds 35,859,400 Toho Titanium Shares (corresponding to 50.37% in terms of the number of shares obtained by deducting the number of treasury shares (84,813 shares) from the total number of issued shares (71,270,910 shares) as of December 31, 2025; and Toho Titanium falls under a consolidated subsidiary of JX Advanced Metals. Therefore, the Companies have determined that it is necessary to avoid conflicts of interest and ensure the fairness of the Share Exchange and have taken the following measures to ensure fairness (including measures to avoid conflicts of interest):

(a)	The Companies’ obtaining a valuation report from an independent third-party valuation agent and Toho Titanium’s obtaining a fairness opinion

JX Advanced Metals appointed Daiwa Securities, and Toho Titanium appointed Mizuho Securities, both of which are independent of the Companies, as their respective third-party valuation agents and obtained a share exchange ratio valuation report from Daiwa Securities and Mizuho Securities, respectively, on February 24, 2026. For the outlines of those valuation reports, please refer to “(ii) Outline of calculation” in “(1) Matters related to the total consideration for the Share Exchange” in “(1) Matters related to the reasonableness of the total consideration for the Share Exchange” above. Neither JX Advanced Metals nor Toho Titanium has obtained from either of those third-party valuation agents a written opinion (fairness opinion) stating that the Share Exchange Ratio is appropriate or fair from a financial perspective.

On the other hand, the Special Committee appointed Plutus Consulting, which is independent of the Companies, as its third-party valuation agent and obtained a share exchange ratio valuation report on February 24, 2026. The Special Committee obtained a fairness opinion. For the outlines of the valuation report and the Fairness Opinion, please refer to “(ii) Outline of calculation” in “(1) Matters related to the total consideration for the Share Exchange” in “(1) Matters related to the reasonableness of the total consideration for the Share Exchange” above.

(b)	Advice from independent law firms

JX Advanced Metals appointed N&A as its legal advisor and Toho Titanium appointed Nagashima Ohno & Tsunematsu as its legal advisor and obtained legal advice therefrom concerning various procedures for the Share Exchange and the method and processes of decision-making. Both N&A and Nagashima Ohno & Tsunematsu are not related parties of, are independent of and have no material interest in JX Advanced Metals and Toho Titanium regarding the Share Exchange. In addition, the Special Committee approved the appointment of Nagashima Ohno & Tsunematsu as Toho Titanium’s legal advisor after having confirmed that there are no special problems with the independence of Nagashima Ohno & Tsunematsu, at the first Special Committee meeting held on November 11, 2025.

(c)	Obtaining an advisory report from the special committee, which has no interest in Toho Titanium

(i)	Process of establishment of special committee and related matters

In response to an initial indication by JX Advanced Metals on October 9, 2025, expressing its desire to begin deliberations and discussions regarding the Share Exchange, Toho Titanium established, pursuant to a resolution of the Board of Directors dated October 31, 2025, the Special Committee composed of four (4) members, who are independent from the Companies and from the outcome of the Share Exchange, namely Mr. Yasuhiko Ikubo (Outside Director and Independent Officer of Toho Titanium and an attorney at law), Mr. Kimiharu Okura (Outside Director and Independent Officer of Toho Titanium), Mr. Naomi Harada (Outside Director, Audit & Supervisory Committee Member, and Independent Officer of Toho Titanium) and Mr. Akio Kobayashi (Outside Director, Audit & Supervisory Committee Member, and Independent Officer of Toho Titanium and a certified public accountant). The purpose of the Special Committee is to (x) proceed cautiously with the decision-making process of the Board of Directors regarding the Share Exchange, (y) ensure the fairness, transparency, and objectivity of decision-making by the Board of Directors by eliminating any potential arbitrariness in the decision-making process, and (z) obtain an opinion on whether the decision by the Board of Directors to implement the Share Exchange can be considered fair to the general shareholders of Toho Titanium. The aforementioned four individuals were selected from the outset by Toho Titanium as members of the Special Committee, and there has been no change in the membership of the Special Committee. The remuneration for the members of the Special Committee consists solely of a fixed amount payable regardless of the outcome of the Share Exchange and irrespective of the content of the report. It does not include any contingency fees payable on the condition of completion of the Share Exchange or on other conditions.

Toho Titanium consulted the Special Committee regarding: (a) whether the purpose of the Share Exchange is reasonable and legitimate as a measure to enhance Toho Titanium’s corporate value; (b) whether the transactional terms and conditions of the Share Exchange are appropriate, including the appropriateness of the structure of the Share Exchange and the type of consideration; (c) whether the procedures for the Share Exchange are fair, including what measures to ensure fairness should be implemented and to what extent; and (d) whether Toho Titanium’s decision to proceed with the Share Exchange is fair to its general shareholders ((a) through (d) are referred to as the “Consultation Matters”). Toho Titanium commissioned the Special Committee to submit to Toho Titanium’s Board of Directors a written opinion addressing these points. Furthermore, Toho Titanium positioned the Special Committee as a body independent of the Board of Directors, and Toho Titanium’s Board of Directors resolved that when making any important decision regarding the Share Exchange, the Board of Directors shall accord the utmost respect to the Special Committee’s opinion on the Consultation Matters, and that if the Special Committee determines that the implementation of the Share Exchange would not be fair to the general shareholders of Toho Titanium, the Board of Directors shall not decide in favor of implementing the Share Exchange.

Concurrently, Toho Titanium granted the Special Committee the authority (x) to collect information necessary to make judgments and conduct deliberations on the Consultation Matters, and to perform other duties deemed necessary by the Special Committee, and (y) to appoint its own financial advisors, third-party valuation agents, and legal advisors, to the extent necessary for it to fulfill its role, with the expenses to be borne by Toho Titanium.

(ii)	Process of deliberation

The Special Committee carefully deliberated the Consultation Matters by holding meetings fifteen (15) times in total during the period from November 11, 2025, to February 24, 2026, in addition to obtaining information, holding discussions from time to time, and taking other actions as necessary. Specifically, the Special Committee confirmed that there were no issues regarding the independence and expertise of Mizuho Securities, which Toho Titanium appointed as its financial advisor and third-party valuation agent, and Nagashima Ohno & Tsunematsu, which Toho Titanium appointed as its legal advisor, and the Special Committee approved those appointments. Furthermore, at its third meeting held on December 4, 2025, the Special Committee confirmed that there were no issues regarding Plutus Consulting’s independence and expertise. The Special Committee subsequently decided to appoint Plutus Consulting as its own financial advisor and third-party valuation agent.

Subsequently, after sending to the Companies a questionnaire regarding the purpose of the Share Exchange and related matters, the Special Committee received explanations from, and held question-and-answer sessions with, the respective Companies, regarding certain matters such as the purposes of the Share Exchange, the background and course of events that led to the Share Exchange, the details of synergies resulting from the Share Exchange, and the management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee also received explanations from, and held question-and-answer sessions with, Toho Titanium regarding certain matters such as its business description, and the preparation policies and procedures in respect of its business plan, which serve as the basis for calculating the share exchange ratio. Moreover, the Special Committee received advice from Nagashima Ohno & Tsunematsu, which is the legal advisor of Toho Titanium, on measures to ensure the fairness of the procedural aspects related to the Share Exchange, including the method of decision-making by the Board of Directors of Toho Titanium with respect to the Share Exchange and the operation of the Special Committee, and measures to avoid conflicts of interest. In addition, the Special Committee received explanations from, and held question-and-answer sessions with, (a) Mizuho Securities, which is the financial advisor and third-party valuation agent of Toho Titanium and (b) Plutus Consulting, which is the independently appointed third-party valuation agent of the Special Committee, regarding the method and results of the calculation of the share exchange ratio. Based on the foregoing, the Special Committee verified that the calculation was rational.

The Special Committee was substantially involved in the negotiation process with JX Advanced Metals, by receiving timely reports on the process and details of the discussions and negotiations regarding the Share Exchange between the Companies, holding multiple discussions on the negotiation policies and other related matters, and providing its opinions to Toho Titanium.

After carefully discussing and deliberating the Consultation Matters through such procedures, the Special Committee, with the unanimous consent of all its members, submitted a report to the Board of Directors of Toho Titanium on February 24, 2026, stating that it considered the decision to implement the Share Exchange to be fair to the general shareholders of Toho Titanium. For the content of the Advisory Report, please refer to the “Advisory Report” dated February 24, 2026, which is attached to “Notice Regarding Execution of Share Exchange Agreement (Simplified Share Exchange) and Business Integration Agreement for JX Advanced Metals Corporation to Make Toho Titanium Co., Ltd. its Wholly-Owned Subsidiary Company” released by JX Advanced Metals and Toho Titanium on February 25, 2026.

(d)

Approval by all directors (including Audit & Supervisory Committee members) who have no interest in Toho Titanium and opinion of all company auditors who have no interest therein that they have no objection

Based on the legal advice obtained from Nagashima Ohno & Tsunematsu, the financial advice obtained from Mizuho Securities, the content of the share exchange valuation report obtained from Mizuho Securities, the advisory report obtained from the Special Committee, and other relevant materials, Toho

Titanium carefully deliberated and examined whether the Share Exchange proposed by JX Advanced Metals would contribute to the enhancement of the corporate value of Toho Titanium and whether the transactional terms and conditions of the Share Exchange including the Share Exchange Ratio were appropriate. As a result of such deliberations and examinations, at the meeting of its Board of Directors held February 25, 2026, Toho Titanium resolved to enter into the Share Exchange Agreement and the Business Integration Agreement.

At the aforementioned meeting of the Board of Directors of Toho Titanium, the aforementioned resolution was deliberated and unanimously adopted by eight (8) directors (which excluded Mr. Kazuhiko Iida, who is employed by JX Advanced Metals) out of the nine (9) directors, in light of the fact that Toho Titanium is a subsidiary of JX Advanced Metals and the Share Exchange constitutes a transaction that typically involves issues of structural conflicts of interest and information asymmetry, and from the standpoint of eliminating any potential influence of these issues on the deliberations and resolutions by the Board of Directors.

Furthermore, among the directors of Toho Titanium, in order to avoid potential conflicts of interest, Mr. Kazuhiko Iida did not participate in the deliberations and resolutions of the Board of Directors regarding the Share Exchange, including the aforementioned meeting of the Board of Directors, nor did he participate in the discussions and negotiations regarding the Share Exchange from the standpoint of Toho Titanium. Please note that, among the Toho Titanium’s directors, Mr. Yasuji Yamao had been employed by JX Advanced Metals until around 2021, and Mr. Akira Inokawa had been employed by JX Advanced Metals until around 2018. However, as a considerable period has elapsed since both directors were transferred to Toho Titanium, the Special Committee determined that JX Advanced Metals’ influence did not extend to them. Accordingly, both directors participated in the Board of Directors’ deliberations and resolutions regarding the Share Exchange.

(e)	Establishment of an independent review system at Toho Titanium

Toho Titanium established an internal system to deliberate, negotiate, and make decisions regarding the Share Exchange from a standpoint that is independent of JX Advanced Metals. Specifically, after receiving the Proposal from JX Advanced Metals on October 9, 2025, Toho Titanium implemented a framework for deliberating the Share Exchange, including the preparation of the business plan that serves as the basis for calculating the value of the Toho Titanium Shares, and for conducting discussions and negotiations with JX Advanced Metals.

At its first meeting held on November 11, 2025, for the purpose of conducting internal examinations, negotiations, and determinations in relation to the Share Exchange, the Special Committee, based on advice from Nagashima Ohno & Tsunematsu, confirmed that Mr. Kazuhiko Iida, a director of Toho Titanium employed by JX Advanced Metals, was considered to have interests in the Share Exchange, and therefore, he would not participate in any deliberations, or discussions and negotiations with JX Advanced Metals in relation to the Share Exchange. Furthermore, the Special Committee confirmed that none of the employees seconded from JX Advanced Metals to Toho Titanium were designated to be involved in negotiations with JX Advanced Metals, and that among the employees seconded from JX Advanced Metals to Toho Titanium, none of those involved in preparing the Business Plan received any information regarding the Share Exchange and were involved in the Share Exchange.

In addition to these measures, the Special Committee acknowledged that the Toho Titanium’s deliberation system does not present any issues from the viewpoint of independence and fairness, based on the advice of Nagashima Ohno & Tsunematsu.

(f)	Securing opportunities for acquisition proposals from other acquirers (market check)

JX Advanced Metals and Toho Titanium have entered into the Business Integration Agreement, containing a deal protection clause (the “Deal Protection Clause”) that prohibits contact with any other acquisition bidder (the “Competing Acquisition Bidder”), regarding (i) transactions that could conflict with or impede the Share Exchange, including mergers, share exchanges, share transfers, share delivery, corporate splits, transfers of all or part of businesses, business integrations, capital alliances, share issuances, disposals of treasury shares, and other similar transactions, or (ii) transactions that could obstruct the Share Exchange (“Competing Transactions”). However, if Toho Titanium receives a legally binding, bona fide proposal from a third party concerning any Competing Transactions where (a) a share exchange ratio or tender offer price, and the principle terms of the transaction are explicitly stated; (b) post-transaction management policies to be applied after the completion of such Competing Transaction are explicitly stated, (c) the necessary permits and approvals related to such Competing Transaction are specified in detail based on reasonable grounds, including their type, region, and estimated timeframe, and the likelihood of completing all such requirements within a reasonable period is reasonably demonstrated; (d) there is no upper limit on the number of shares intended to be purchased if such Competing Transaction is a tender offer; and (e) there is a firm commitment to secure the funds necessary for such tender offer by means of a funds certificate, financing commitment letter, or other reasonable documentary evidence if such Competing Transaction is a tender offer, it is permissible for Toho Titanium to contact the Competing Acquisition Bidder.

The Share Exchange involves JX Advanced Metals, the controlling shareholder, making Toho Titanium its wholly-owned subsidiary, which makes it unlikely that a third-party will make a bona fide competing proposal. Moreover, any exceptional circumstances where a third-party might make a bona fide competing proposal are excluded from the scope of the Deal Protection Clause. Furthermore, Toho Titanium’s extraordinary shareholders’ meeting to approve the Share Exchange Agreement is scheduled to be held on April 24, 2026, approximately two (2) months after the announcement of the execution of the Share Exchange Agreement. Even compared with other corporate acquisition deals, sufficient opportunity has been provided for the Competing Acquisition Bidders. Considering these factors, Toho Titanium believes that an indirect market check has been implemented for the Share Exchange, and therefore, the procedures related to the Share Exchange are not deemed to lack fairness.

4.	Reference matters regarding share exchange consideration

(1)	Provisions of Articles of Incorporation of JX Advanced Metals

In accordance with laws and regulations and Article 15 of Toho Titanium’s Articles of Incorporation, the Articles of Incorporation of JX Advanced Metals are omitted from the documents (the documents containing matters subject to the electronic provision measures) delivered in hard copy to shareholders who have requested such delivery. Please access the websites on which the matters subject to the electronic provision measures are posted for your review.

(2)	Matters concerning the method of realizing the share exchange consideration

(a)	Market for trading the share exchange consideration

JX Advanced Metals Shares are traded on the Prime Market of the TSE.

(b)	Persons acting as intermediaries, brokers, or agents for trading the share exchange consideration

JX Advanced Metals Shares are traded nationwide through brokerage, agency or similar services provided by financial instruments business operators (such as securities companies).

(c)	If there are restrictions on the transfer or other disposition of the share exchange consideration, the details thereof

Not applicable.

(3)	Matters concerning the market price of the share exchange consideration

The average closing prices of JX Advanced Metals Shares on the Prime Market of the TSE for the one-month, three-month, and six-month periods, respectively, calculated using February 24, 2026 — the business day immediately preceding the date of the public announcement of the execution of the Share Exchange Agreement (February 25, 2026) — as the base date were 2,890 yen, 2,287 yen, and 2,037 yen, respectively.

The market price and other information regarding JX Advanced Metals Shares are available on the TSE’s website (https://www.jpx.co.jp/) and elsewhere.

(4)	Contents of JX Advanced Metals’ balance sheets for each fiscal year ended in the past five years

Since JX Advanced Metals has made public notices in each fiscal year in accordance with applicable laws and regulations, the description is omitted.

5.	Matters concerning the reasonableness of provisions regarding stock acquisition rights related to the Share Exchange

Not applicable.

6.	Matters concerning financial statements and related documents

(1)	Content of financial statements and related documents for JX Advanced Metals’ most recent fiscal year

In accordance with laws and regulations and Article 15 of Toho Titanium’s Articles of Incorporation, the contents of the financial statements and related documents for the most recent fiscal year of JX Advanced Metals (the fiscal year ended March 31, 2025) are omitted from the documents (the documents containing matters subject to the electronic provision measures) delivered in hard copy to shareholders who have requested such delivery. Please access the websites on which the matters subject to the electronic provision measures are posted for your review.

(2)

Matters concerning dispositions of significant assets, incurrence of significant liabilities, or other events occurring after the end of the most recent fiscal year of Toho Titanium and JX Advanced Metals that have a material impact on the status of their assets

(a)	Toho Titanium

(i)

At a meeting of its Board of Directors held on February 25, 2026, Toho Titanium resolved to implement a business integration with JX Advanced Metals and to conduct the Share Exchange, whereby JX Advanced Metals will become the wholly-owning parent company in the share exchange and Toho Titanium will become the wholly-owned subsidiary in the share exchange. On the same date, the Companies entered into the Business Integration Agreement and the Share Exchange Agreement. The contents of the Share Exchange Agreement are as described in “2. Summary of the Contents of the Share Exchange Agreement” above.

(ii)

Toho Titanium intends, pursuant to a resolution of its Board of Directors to be adopted by no later than the day immediately preceding the effective date of the Share Exchange, to cancel, as of immediately prior to the reference time, all treasury shares held by Toho Titanium immediately prior to the reference time (including treasury shares to be acquired by Toho Titanium pursuant to the dissenting shareholders’ appraisal rights under Article 785, Paragraph 1 of the Companies Act exercised in connection with the Share Exchange).

(b)	JX Advanced Metals

At a meeting of its Board of Directors held on February 25, 2026, JX Advanced Metals resolved to implement a business integration with Toho Titanium and to conduct the Share Exchange, whereby JX Advanced Metals will become the wholly-owning parent company in the share exchange and Toho Titanium will become the wholly-owned subsidiary in the share exchange. On the same date, the Companies entered into the Business Integration Agreement and the Share Exchange Agreement. The contents of the Share Exchange Agreement are as described in “2. Summary of the Contents of the Share Exchange Agreement” above.

Proposal No. 2: Partial Amendments to Articles of Incorporation

1.	Reason for Proposal

If Proposal No. 1, “Approval of the Share Exchange Agreement between the Company and JX Advanced Metals Corporation,” is approved as originally proposed and the Share Exchange becomes effective, JX Advanced Metals will become the Company’s sole shareholder. Consequently, the provision concerning the record date for ordinary general meetings of shareholders will no longer be necessary. Therefore, the Company proposes that, subject to the Share Exchange becoming effective, Article 11 (Record Date for Ordinary Meetings of Shareholders) of the current Articles of Incorporation be deleted in its entirety and that the remaining articles be renumbered accordingly.

2.	Details of Amendments to the Articles of Incorporation

The details of the amendments are as follows. The partial amendments to the Articles of Incorporation under this proposal are to take effect on June 1, 2026, which is the effective date of the Share Exchange, subject to the following conditions: Proposal No. 1 relating to the Share Exchange is approved as originally proposed at the Extraordinary General Meeting of Shareholders and the Share Exchange becomes effective.

(Amendments are underlined)

Current Articles of Incorporation	Proposed Amendments
(Record Date for Ordinary General Meetings of Shareholders) Article 11. The record date for voting rights at the Company’s ordinary general meetings of shareholders shall be March 31 of each year.	(Deleted)
Articles 12 through 37 (Omitted)	Articles 11 through 36 (unchanged)

End

Extraordinary General Meeting of Shareholders

Other Matters Subject to Electronic Provision

(Matters Omitted from Delivered Documents)

The	following matters of JX Advanced Metals Corporation:

1.	Articles of Incorporation

2.	Financial Statements and Related Documents for the Most Recent Fiscal Year (from April 1, 2024 to March 31, 2025)

1.	Articles of Incorporation of JX Advanced Metals Corporation

Please refer to the subsequent pages.

ARTICLES OF INCORPORATION

OF

JX ADVANCED METALS CORPORATION

CHAPTER 1 GENERAL PROVISIONS

Article 1 (Trade Name)

The trade name of the Company shall be JX Kinzoku Kabushiki Kaisha (and JX Advanced Metals Corporation in English).

Article 2 (Purposes)

The purposes of the Company shall be to engage in the following businesses:

(1)	Manufacturing, processing, and selling the following items:

(a)	Semiconductor materials

(b)	Information and communication materials

(c)	Non-ferrous metal materials

(d)	By-products, applied products, processed products, and related products of the items in (a) to (c) above

(2)	Mining;

(3)	Performing of industrial and general waste disposal, and selling of recycled resources;

(4)	Supplying of heat and electricity;

(5)	Conducting of general engineering and constructions, pavement works, and equipment works such as electric works, conduit works, water well drilling, and machinery and appliances installation;

(6)

Providing of general and special motor truck transportation services, inland water transportation services, marine and air transportation services, harbor transportation services, freight forwarding services, and warehousing services;

(7)

Dispatching of workers, performing of environmental measurement certification business, purchases, sales, lease, intermediation and management of real properties, performing of information processing and information provision services, and providing of software services; and

(8)	Any business incidental to each of the above items.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Minato-ku, Tokyo.

Article 4 (Organs)

The Company shall have the following organs in addition to the Shareholders Meeting and Directors:

(1)	Board of Directors;

(2)	Audit and Supervisory Committee; and

(3)	Accounting Auditors.

Article 5 (Method of Public Notices)

The Company shall give public notice by method of electronic public notice; provided, however, that if the Company may not give public notice by method of electronic public notice due to any accident or other unavoidable reasons, the Company shall give public notice in the Nikkei Keizai Shinbun (Japanese newspaper).

CHAPTER 2 SHARES

Article 6 (Total Number of Authorized Shares to be Issued)

The total number of authorized shares to be issued by the Company shall be three thousand seven hundred million (3,700,000,000).

Article 7 (Share Unit)

The share unit of the Company shall be one hundred (100) shares.

Article 8 (Rights of Shares Less than One Unit)

Shareholders of the Company may not exercise rights pertaining to their shares less than one (1) unit, except for the following rights:

(1)	Rights listed in the items of Article 189, paragraph (2) of the Companies Act;

(2)	The right to make a request pursuant to the provisions of Article 166, paragraph (1) of the Companies Act;

(3)	The right to receive an allotment of shares for subscription and share options for subscription in proportion to the number of shares held by shareholders; and
(4)	The right to make a request under the following article.

Article 9 (Purchase of Additional Shares to Form a Unit)

Shareholders of the Company may request to purchase additional shares which, combined with their shares less than one (1) unit, will form a share unit pursuant to the provisions of the Share Handling Regulations.

Article 10 (Acquisition of Own Shares)

The Company may acquire its own shares by a resolution of the Board of Directors, pursuant to the provisions of Article 165, paragraph (2) of the Companies Act.

Article 11 (Shareholder Registry Administrator)

1.	The Company shall appoint a shareholder registry administrator.

2.	The shareholder registry administrator and its business handling location shall be established by a resolution of the Board of Directors.

3.

The preparation, keeping, and other administrative matters related to the shareholder registry and the share option registry shall be entrusted to the shareholder registry administrator, and the Company shall not handle such matters.

Article 12 (Share Handling Regulations)

The handling of shares of the Company and related fees shall be in accordance with laws and regulations or these Articles of Incorporation and the Share Handling Regulations established by a resolution of the Board of Directors.

CHAPTER 3 SHAREHOLDERS MEETING

Article 13 (Calling of Shareholders Meeting)

An annual Shareholders Meeting of the Company shall be called within three (3) months after the end of each business year, and an extraordinary Shareholders Meeting may be called whenever necessary.

Article 14 (Record Date for Annual Shareholders Meeting)

The record date for the Company’s annual Shareholders Meeting shall be March 31 of each year.

Article 15 (Convenor and Chairperson)

1.	A Director designated in advance by the Board of Directors shall convene the Shareholders Meeting and serve as its chairperson.

2.

If the designated Director is prevented from so doing due to an accident, another Director shall convene the meeting and serve as chairperson, in accordance with the order predetermined by the Board of Directors.

Article 16 (Electronic Provision Measures, etc.)

1.	When convening a Shareholders Meeting, the Company shall take electronic provision measures for information contained in the reference documents and other documents of the meeting.

2.

Among the matters for which electronic provision measures are taken, the Company may choose not to include in the documents delivered to shareholders who have requested a written copy by the record date for voting rights, all or some items provided for by an order of the Ministry of Justice.

Article 17 (Method of Resolution)

1.

A resolution of a Shareholders Meeting shall be adopted by a majority of the voting rights of shareholders present who are entitled to exercise voting rights, except as otherwise provided by laws and regulations or these Articles of Incorporation.

2.

A resolution of a Shareholders Meeting prescribed in Article 309, paragraph (2) of the Companies Act shall be adopted when shareholders holding at least one-third of the voting rights of shareholders who are entitled to exercise voting rights are present and at least two-thirds of the voting rights of those present approve the resolution.

Article 18 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise their voting rights through one (1) other shareholder of the Company as their proxy.

2.	The shareholder or proxy must submit a document proving the proxy’s authority to the Company for each Shareholders Meeting.

CHAPTER 4 DIRECTORS AND BOARD OF DIRECTORS

Article 19 (Number and Election of Directors)

1.	The number of Directors of the Company (excluding those who are Audit and Supervisory Committee Members) shall be no more than thirteen (13).

2.	The number of Directors of the Company who are Audit and Supervisory Committee Members shall be no more than seven (7).

3.

A resolution of a Shareholders Meeting for election of Directors is passed by a majority of the votes of the shareholders present at the Shareholders Meeting where the shareholders holding one third or more of the votes of the shareholders who are entitled to vote are present.

4.	The election of Directors under the provision of the preceding paragraph shall be made separately for Directors who are Audit and Supervisory Committee Members and other Directors.

5.	The resolution on election of Directors shall not be made by cumulative vote.

Article 20 (Term of Office of Directors)

1.

The term of office of Directors (excluding those who are Audit and Supervisory Committee Members) shall continue until the close of the annual Shareholders Meeting for the last business year ending within one (1) year after their respective elections.

2.

The term of office of Directors who are Audit and Supervisory Committee Members shall continue until the close of the annual Shareholders Meeting for the last business year ending within two (2) years after their respective elections.

Article 21 (Remuneration, etc. of Directors)

Remuneration, bonuses, and other financial benefits of Directors received from the Company in consideration for the execution of the duties of Directors (hereinafter referred to as “Remuneration, etc.”) shall be determined by a resolution of a Shareholders Meeting separately for Directors who are Audit and Supervisory Committee Members and other Directors.

Article 22 (Execution of Agreements with Directors to Limit Their Liability)

The Company, pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, may enter into the agreements with the directors (excluding those are Executive Directors, etc.) to the effect that the liability under Article 423, paragraph (1) of the Companies Act is limited to the Minimum Liability Amount under Article 425, paragraph (1) of the Companies Act.

Article 23 (Notices of Calling Board of Directors Meeting)

Notice of meeting for the Board of Directors shall be given to each of the Directors no later than three (3) days before the day of such meeting; provided, however, that in case of the need for emergency, such notice period may be shortened.

Article 24 (Convenor and Chairperson of Board of Directors Meeting)

1.	A Director designated in advance by the Board of Directors shall convene the meeting of the Board of Directors and serve as its chairperson.

2.

If the designated Director is prevented from so doing due to an accident, another Director shall convene the meeting and serve as chairperson, in accordance with the order predetermined by the Board of Directors.

Article 25 (Representative Directors and Directors with Special Titles)

1.	Representative Directors of the Company shall be appointed by a resolution of the Board of Directors from among its Directors (excluding those who are Audit and Supervisory Committee Members).

2.

The Company shall, by a resolution of the Board of Directors, appoint one (1) President (shachou), and may appoint one (1) Chairman (kaichou) from among its Directors (excluding those who are Audit and Supervisory Committee Members).

Article 26 (Omission of Resolution of the Board of Directors Meeting)

If the requirements in Article 370 of the Companies Act are met, the Company shall deem that a resolution of the Board of Directors has been adopted.

Article 27 (Regulations of the Board of Directors)

In addition to the provisions in laws and regulations or these Articles of Incorporation, the matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by a resolution of the Board of Directors.

Article 28 (Delegation of Decisions on Execution of Important Operations)

Pursuant to the provision of Article 399-13, paragraph (6) of the Companies Act, the Company may delegate all or part of decisions of execution of important operations (excluding matters listed in the items of paragraph (5) of the said Article) to Directors by a resolution of the Board of Directors.

CHAPTER 5 AUDIT AND SUPERVISORY COMMITTEE

Article 29 (Notices of Calling Audit and Supervisory Committee Meeting)

1.

Notice of calling of a meeting for the Audit and Supervisory Committee shall be given to each of the Audit and Supervisory Committee Members no later than three (3) days before the day of such meeting; provided, however, that in case of the need for emergency, such notice period may be shortened.

2.	A meeting for the Audit and Supervisory Committee may be held without the procedures of calling if the consent of all Audit and Supervisory Committee Members is obtained.

Article 30 (Full-Time Audit and Supervisory Committee Members)

The Audit and Supervisory Committee may appoint Full-Time Audit and Supervisory Committee Member(s) from among Audit and Supervisory Committee Members by a resolution of the Audit and Supervisory Committee.

Article 31 (Regulations of Audit and Supervisory Committee)

In addition to the provisions in laws and regulations or these Articles of Incorporation, the matters relating to the Audit and Supervisory Committee shall be governed by the Regulations of the Audit and Supervisory Committee established by a resolution of the Audit and Supervisory Committee.

CHAPTER 6 ACCOUTING AUDITORS

Article 32 (Election of Accounting Auditors)

The Accounting Auditor(s) of the Company shall be elected by a resolution of a Shareholders Meeting.

Article 33 (Term of Office of Accounting Auditors)

1.	The term of office of Accounting Auditor(s) shall continue until the close of the annual Shareholders Meeting for the last business year ending within one (1) year after their respective elections.

2.	If no resolution to the contrary is adopted at the annual Shareholders Meeting in the preceding paragraph, the Accounting Auditor shall be deemed to have been reappointed at that meeting.

CHAPTER 7 ACCOUNTING

Article 34 (Business Year)

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 35 (Decision-Making Body for Distribution of Surplus, etc.)

The Company may establish matters related to the distribution of surplus and other matters prescribed in Article 459, paragraph (1) of the Companies Act by a resolution of the Board of Directors, except as otherwise provided by laws and regulations.

Article 36 (Record Date for Distribution of Surplus)

1.	The record date for the Company’s year-end dividend shall be March 31 of each year.

2.	The record date for the Company’s interim dividend shall be September 30 of each year.

3.	The Company may distribute surplus by determining record dates in addition to those in the preceding two paragraphs.

Article 37 (Period of Exclusion)

The Company shall be discharged from the obligation to make cash payments of surplus when three (3) years have passed from the day of commencement of payment thereof.

2.	Financial Statements and Related Documents for the Most Recent Fiscal Year of JX Advanced Metals Corporation

Please refer to the subsequent pages.

Securities code: 5016

Fiscal year ended March 31, 2025

BUSINESS REPORT

Contents

Business Report	2
Consolidated Financial Statements	26
Non-consolidated Financial Statements	29
Audit Reports	31

The following materials to be provided electronically are not included in this Report (documents delivered to shareholders) in accordance with laws and regulations and Article 16 Paragraph (2) of the Articles of Incorporation.

a)	Matters Concerning the Independent Auditor and Outline of the System to Ensure Proper Operations and the Operational Effectiveness Thereof in Business Reports

b)	Consolidated Statements of Changes in Equity and Notes to Consolidated Financial Statements in Consolidated Financial Statements

c)	Non-consolidated Statements of Changes in Equity and Notes to Non-consolidated Financial Statements in Non-consolidated Financial Statements

The Audit and Supervisory Committee has audited the documents listed in a) through c) above, in addition to the Business Report, Consolidated Financial Statements, and Non-consolidated Financial Statements presented in this Report. In addition, the Independent Auditor has audited the documents listed in b) through c) in addition to the Consolidated Financial Statements and Non-consolidated Financial Statements presented in this Report.

Business Report (April 1, 2024 to March 31, 2025)

1.	Matters Concerning Present Condition of the Corporate Group

(1)	Business Progress and Results

a.	Listing on the Prime Market of the Tokyo Stock Exchange

In May 2023, JX Advanced Metals (the Company) began preparations for listing on the Tokyo Stock Exchange. Since then, it has worked to establish an appropriate governance structure, including the system to ensure independence, while implementing portfolio reforms aimed at improving profitability in its Focus Businesses (Semiconductor Materials Segment and ICT Materials Segment) and reducing volatility in its Base Businesses (Metals & Recycling Segment). Following these efforts, the Company filed an application for an initial public listing on the Tokyo Stock Exchange (TSE) on October 8, 2024, and after review, the Company was approved on February 14, 2025 for an initial public listing on the Prime Market, which requires the strictest standards, on the grounds that our governance structure, including the system to ensure independence, has been properly established. Subsequently, the Company has been praised by institutional investors and other investors for its Focus Businesses, the core of its growth strategy, which have a large number of products that hold a dominant position in the global promising markets, as well as for its management system that promoted business portfolio reform based on non-conventional approach, and on March 19, 2025, the Company achieved the initial listing on TSE.

b.	Circumstances Surrounding the Group

When looking at the global economy in the period under review, economic conditions differed by region, and overall economic expansion was moderate. While in the US, consumer spending remained strong and drove economic expansion, the lingering real estate recession continued to be a drag on growth in China, and in Europe, the economy slumped due mainly to a slowdown in the German economy.

In the Japanese economy, despite rising prices, consumer spending picked up helped by wage increases, capital investment increased, and inbound demand remained strong. With all these factors, the Japanese economy rebounded moderately.

The yen against the dollar declined on the back of widening interest rate gap between Japan and the US through the previous fiscal year, reaching a level of 161 yen in June 2024 for the first time in nearly 38 years, but the yen began to appreciate due mainly to deteriorating US economic indicators and the interest rate hike by Bank of Japan. However, the yen weakened again following the widening interest rate gap between Japan and the US, with the average across the period falling 8 yen year on year to 153 yen.

In the semiconductor market, inventory adjustments up to the previous fiscal year have faded, and AI-related activities drove a recovery. Semiconductor shipment value grew strongly backed by strong demand for high-price applications for AI servers used in generative AI learning and inference, while shipments picked up slowly. In the electronics market, smartphones, personal computers, and tablets saw a recovery after inventory adjustments were completed, but the integration of AI functions in devices has not been widespread enough to drive demand for replacement. The electronics market for automobiles and industrial machinery was weak and showed mixed trends across sectors.

The price of copper began at 405 cents per pound, and with supply concerns caused by the suspension of some copper mines that continued from the last fiscal year, it reached an all-time high of 492 cents in May 2024. Although the market calmed subsequently, after the beginning of 2025, the concerns about the imposition of tariffs on copper by the US pushed the price higher towards the end of the period. At the end of the period, the price of copper stood at 439 cents per pound, and the average across the period rose 46 cents year on year to 425 cents.

c.	Summary of Consolidated Business Results and Progress and Results of Each Segment

Amid such a business environment, the Company promoted various measures aimed at realizing the JX Advanced Metals Group Long-Term Vision 2040 (Long-Term Vision), including initiatives to further accelerate the growth of our Focus Businesses, which are the core of our growth strategy, and to strengthen the business with an awareness of capital efficiency in our Base Businesses. In addition, in order to establish pillars of next-generation earnings, we have been working to increase the capacity for full-scale production of CVD and ALD materials for next-generation semiconductors and to commercialize advanced packaging materials as quickly as possible.

The JX Advanced Metals Group’s consolidated business results were net sales of 714.9 billion yen (52.7% decrease year on year), mainly due to the exclusion of net sales from Pan Pacific Copper Co., Ltd. (PPC) from the scope of consolidation following the partial transfer of shares in PPC, which was carried out as part of a business restructuring to realize our Long-Term Vision and changed PPC from a consolidated subsidiary to an equity method affiliate. Operating profit, on the other hand, increased 30.5% year on year to 112.5 billion yen, driven by the trend of yen depreciation, the high price of metals, and increased sales of our mainstay products, such as sputtering targets for semiconductors, treated rolled copper foil.

	Net sales (Billions of yen)		Operating profit (Billions of yen)

	FYE March 2024	FYE March 2025	FYE March 2024	FYE March 2025

Semiconductor Materials Segment	123.2	148.0	26.4	26.7

ICT Materials Segment	188.1	265.1	0.9	25.1

Metals & Recycling Segment	1,227.0	306.5	77.2	74.5

Other (Inter-segment adjustments / common business expenses, etc.)	(25.9)	(4.7)	(18.4)	(13.9)

Consolidated total	1,512.3	714.9	86.2	112.5

Operating profit in the Semiconductor Materials Segment increased 0.3 billion yen year on year to 26.7 billion yen in the fiscal year under review, mainly due to increased sales of semiconductor sputtering targets and other products driven by the expansion of AI-related demand as well as a weaker yen, despite an impairment loss of goodwill recorded at TANIOBIS GmbH.

●	Completion of new plant in Arizona, USA

With the aim of strengthening our semiconductor sputtering targets business and developing new businesses in the U.S., we proceeded with the construction of a new plant in Mesa, Arizona, which was completed in November 2024. The plant has reinforced production capacity and significantly improved productivity by automating manufacturing processes with the state-of-the-art equipment installed. By operating the plant, which is close to the manufacturing base of our main customers, we aim to achieve flexible production and customer service in accordance with customer needs, as well as to develop the plant as a production base for a variety of semiconductor materials and a new business base, thereby making it the center of the advanced materials business field in North America.

Our new plant in Arizona, USA

Operating profit in the ICT Materials Segment rose 24.2 billion yen year on year to 25.1 billion yen in the fiscal year under review, due to increased sales of our mainstay products, such as treated rolled copper foil and titanium copper following the completion of inventory adjustments throughout the supply chain, the effect of structural reforms, and the generation of negative goodwill associated with the acquisition of shares in TATSUTA Electric Wire and Cable Co., Ltd.

●	TATSUTA Electric Wire and Cable Co., Ltd. became our wholly owned subsidiary

We made TATSUTA Electric Wire and Cable Co., Ltd., which was our equity method affiliate, a wholly owned subsidiary, with the aim of further strengthening our business competitiveness in advanced materials, among others.

TATSUTA Electric Wire and Cable is strengthening its electronic materials business, such as functional film and functional paste, and is striving to become a supplier of niche tops that supply original advanced components and materials, while maintaining its founder’s wire and cable business.

TATSUTA Electric Wire and Cable and the Company are pursuing initiatives to achieve further growth, such as making efficient use of management resources, further collaboration in key technologies, and strengthening the management foundation through promoting the enhancement of business competitiveness.

Functional film manufactured by TATSUTA Electric Wire and Cable Co., Ltd.

Operating profit in the Metals & Recycling Segment fell 2.7 billion yen year on year to 74.5 billion yen in the fiscal year under review, mainly due to the reversal of foreign exchange gain generated from the partial transfer of shares in SCM Minera Lumina Copper Chile (MLCC) in July 2023, and the absence of profit of PPC resulting from the partial transfer of its shares in March 2024, despite positive factors such as the weaker yen and rising copper prices.

●	JX Metals Circular Solutions Co., Ltd. has commenced its operation

In July 2024, JX Metals Circular Solutions Co., Ltd. (JXCS), a joint venture between the Company and Mitsubishi Corporation, began business related to resource recycling, including discarded appliances and electronic devices, waste automotive lithium-ion batteries, etc. Through JXCS, we will utilize Mitsubishi Corporation’s cross-industry global network and knowledge to enhance the collection of recycled raw materials and promote recycling process reform and digitalization in collaboration with domestic and overseas recyclers. We will also provide solutions to the challenges faced by automobile OEMs, general electronics manufacturers, and others, with the aim of contributing to the realization of a circular economy.

Sample of recycled raw materials

d.	Structural Reform Initiatives

We have been promoting the selection and concentration of businesses and products. In particular, since the formulation of Long-Term Vision in June 2019, we have restructured the business portfolio, mainly in the Base Businesses, and have also reviewed the product portfolio in the Focus Businesses with the aim of improving profitability. In addition, since the announcement of our preparations for the listing on the exchange in May 2023, we have been strongly promoting structural reforms through measures such as improvement of working capital, optimization of capital investments, sales expansion and review of sales prices, and optimization of costs, including indirect costs, in all of the Group companies.

●	Business Portfolio Reforms in the Metals & Recycling Segment

In the Metals & Recycling Segment, in order to control volatility and strengthen its long-term revenue base, we are working to build an optimal system that is not bound by business scale. In the Mineral Resources Business, in July 2023 and June 2024, we transferred part of shares in MLCC, the operator of the Caserones Copper Mine in Chile. In the Metals & Recycling Business, we transferred a portion of shares in PPC, which oversees the procurement of raw materials and sales in the copper smelting business, to Marubeni Corporation (Marubeni) in March 2024. Under the new collaboration with Marubeni, we generate new synergies in customer expansion and raw material procurement to further strengthen our competitiveness. We have also been collaborating with Sojitz Corporation since April 2023 on eCycle Solutions Inc., a Canadian recycler. In July 2024, JXCS, which was established in collaboration with Mitsubishi Corporation, began business related to resource recycling. Going forward, we will continue to expand the collection of recycled raw materials and enhance collaboration across the entire supply chain, with the goal of increasing the recycling of non-ferrous metal resources such as copper and minor metals.

●	Profit Structure Reforms in the ICT Materials Segment

The Functional Materials Business, which comprises the ICT Materials Segment, saw a significant decline in business performance in the fiscal year ended March 31, 2024. In light of this, we have been promoting structural reform with the aim of creating a profit structure that can secure stable earnings even in the event of a slump or downturn in demand. We have started with a review of our product portfolio, outlining a policy to proactively increase sales of high-value-added products such as treated rolled copper foil and titanium copper, while also improving profitability and productivity by optimizing product prices and passing on higher production costs. Utilizing our finishing process plant for treated rolled copper foil, which was newly built at the Hitachi Works and started operation in the fiscal year ended March 31, 2024, and the capacity of existing plant created by reviewing the product portfolio, we will also respond to the production of high-value-added products that are expected to continue to grow in the future. We will continue to achieve both curbing investments and growing businesses, and switch to a system that enables us to flexibly respond to changes in market conditions.

e.	Sustainability Initiatives

●	Promotion of sustainability management

The JX Advanced Metals Group has identified six materialities for priority action as follows in order to realize our Long-Term Vision.

	Materialities	Initiatives	Related SDGs
Environment	Contributing to Environmental Conservation	Contribute to global environmental conservation by creating a carbon-free and recycling-oriented society
Social	Provide Advanced Materials That Support Lives and Lifestyles	Advance the development of new technologies and contribute to an IoT/AI society
	Create Attractive Workplaces	Create a healthy, safe, and peaceful working environment for all employees Create an environment in which diverse employees feel fulfilled and fully express their talents
	Respect Human Rights	Conduct business activities that respect the human rights of all, throughout the supply chain, including local community residents, customers, employees, and business partners
	Coexistence and Co-Prosperity With Local Communities	Foster relationships of trust with local communities through community-based social contribution activities and communications in every business location in Japan and abroad
Governance	Strengthen Governance	Ensure sound, transparent business management via thorough compliance and risk management activities	-

●	Sustainability promotion structure

In the JX Advanced Metals Group, the ESG Committee serves as an advisory body to the president. The Committee takes responsibility for formulating the basic policies and activity plans related to sustainability initiatives as well as monitoring these initiatives. The ESG Committee is chaired by the president of the Company, with members from the Executive Meeting and participation by outside directors as observers. The Committee meets twice a year in principle.

(Note) The ESG Committee was renamed the Sustainability Promotion Committee on April 1, 2025. Due to the organizational change made on the same date, the Secretariat of the Meeting became the Sustainability Promotion Office of the Corporate Communication Department.

●	Sustainability Information

Our Sustainability Report 2024 on the Company’s website provides comprehensive and detailed information on the sustainability initiatives of the JX Advanced Metals Group.

URL https://www.jx-nmm.com/english/sustainability/

(2)	Financing

The long-term funds necessary for the business of each Group company are procured mainly by the Company.

In the fiscal year under review, we procured 96.0 billion yen through long-term borrowings from financial institutions, primarily for the JX Advanced Metals Group’s capital investment.

(3)	Capital Investment

Business	Capital investment amount (Billions of yen)	Main description
Semiconductor Materials Segment	23.1	Increasing the production capacity of sputtering targets for semiconductors
ICT Materials Segment	25.6	Investment to meet market needs, maintenance investments, etc.
Metals & Recycling Segment	5.1	Maintenance investments
Other	10.1	Improving infrastructure at the new Hitachinaka Works, etc.
Total	63.8	–

(4)	Matters the Company Should Address

a.	Basic Management Policy—Long-Term Vision

Based on the Long-Term Vision, our basic policy is to transform from a process industry-type firm to a technology-based firm to achieve a highly profitable business structure even amid increasingly fierce global business competition, and in turn contribute to the realization of a sustainable society as a global leader in semiconductor and ICT materials.

We have positioned the Focus Businesses at the core of our growth strategy, and are aiming for profit growth that exceeds market growth through technological differentiation in advanced materials and the creation of markets. Our Base Businesses make use of an optimally sized business structure to support the Focus Businesses through the stable supply of copper and minor metals, and contribute to the realization of a sustainable society.

Shift to a “technology-based firm” from a “process industry-type firm”

Generate high and sustainable profits in fierce global business competition

Contribute to the realization of a sustainable society as a global leader in semiconductor/ICT materials

«Target Portfolio»

Position the Focus Businesses as the core of our growth strategy

•

Build appropriate structure for Base Businesses, regardless of business scale, to support growth of Focus Businesses

•

Position copper and minor metals indispensable to semiconductor/ICT materials, as core domains

[Growth] Focus Businesses	[Business foundation] Base Businesses
Semiconductor Materials Segment and ICT Materials Segment	Metals & Recycling Segment

● Aim to achieve profit growth exceeding market growth through technological differentiation to establish a global competitive advantage	● Secure stable supply of raw materials (copper and minor metals) for the Focus Businesses

● Drastically expand scale of revenue and make it a source of profits with diverse line-up of technologies and small-lot, highly profitable products	● Sustainably supply basic materials required for advanced materials and contribute to resolution of ESG agenda

b.	Creation of a Global Production System to Capture the Growth of the Semiconductor Market

Against the backdrop of progress in multilayering and miniaturization of semiconductors and the increasing speed and capacity of data transmission in line with the spread of generative AI, the market for semiconductor logic and memory components is expected to continue growing. To capture this market growth, we are proactively promoting investment to expand production equipment for semiconductor sputtering targets, aiming to increase production capacity by approximately 1.6 times in the fiscal year ending March 31, 2028 compared to the fiscal year ended March 31, 2024.

For the upstream production processes (Note 1), in addition to the existing Isohara Works, we are moving forward with the construction of a new plant in Hitachinaka City, Ibaraki Prefecture. For downstream production processes (Note 2), we have production sites in Taiwan, Korea, and the US in addition to Japan, and manufacture in close proximity to semiconductor manufacturers, which are our main customers. Particularly in the US, where several advanced semiconductor manufacturers are constructing and expanding facilities, we proceeded with the construction of a new plant in Mesa, Arizona, which was completed in November 2024. The plant reinforces production capacity and is expected to improve productivity by automating processes with installed state-of-the-art equipment.

In order to respond to a diverse global customer base, the JX Advanced Metals Group will continue with the establishment of a robust global production system that can capture market growth.

Note 1: Upstream processes refer to processes from melting to heat treating in the manufacturing of sputtering targets for semiconductors.

Note 2: Downstream processes refer to processing and bonding in the manufacturing of sputtering targets for semiconductors.

c.	Development of Next-Generation Products that Hold a Dominant Position in the Global Market

Toward the full-scale supply of CVD/ALD materials that are expected to be materials for next-generation semiconductors, we have decided to invest in production equipment and development equipment on the site of the Chigasaki Plant of Toho Titanium Co., Ltd. and at our Hitachi Works. In addition, TANIOBIS GmbH is working to restructure its production bases to take advantage of recent changes in the market environment. As part of this restructuring, equipment capable of developing and producing CVD/ALD materials has been installed at the German site and has started operation.

We are also making efforts to establish pillars of next-generation earnings by leveraging our purification, surface control, composition, and analytical evaluation technologies we have accumulated through the years. Specifically, we aim to expand our business scale of crystalline materials, including InP (indium phosphide), which is likely to grow backed by the increase in data centers and mobile communications, and CdZnTe (cadmium zinc telluride), which is expected to grow in fields such as defense and medical. Going forward, we will continue our efforts to create next-generation products that gain a dominant position in the global markets.

CVD/ALD materials	InP wafer	CdZnTe substrate

d.	Initiatives to Achieve a Circular Economy

As society moves toward decarbonization, the introduction of renewable energy and electrification in various industries and domains is progressing. The demand for copper, minor metals, and other metal resources is expected to grow further in the future. Under these circumstances, particularly in the automobile and appliances and electronic devices industries, there is growing interest in closed-loop recycling, in which end-of-life products are collected, recycled, and reused as the same material. However, such a process is not always easy, and in order to achieve this, it is essential to develop a system to improve resource efficiency by linking together the entire supply chain involved in the product lifecycle.

With our collection and sales bases in Taiwan, the US, Canada, Germany, and Singapore, we have established a worldwide system for collecting recycled raw materials. Through JXCS, a joint venture with Mitsubishi Corporation that commenced operations in July 2024, we will utilize Mitsubishi Corporation’s cross-industry global network and knowledge to enhance our activities of collecting recycled raw materials and to promote the transformation and digitization of recycling processes in collaboration with domestic and overseas recyclers, with a goal to realize a circular economy.

(5)	Trends in Financial Position and Operating Results

a.	Trends in Financial Position and Operating Results of the Group

Category		FYE 3/2022	FYE 3/2023	FYE 3/2024	FYE 3/2025

Net sales	(Billions of yen)	–	1,638.5	1,512.3	714.9

Operating profit	(Billions of yen)	–	72.9	86.2	112.5

Profit attributable to owners of parent	(Billions of yen)	–	36.9	102.6	68.3

Basic profit per share		–	39.78 yen	110.53 yen	73.53 yen

Total assets	(Billions of yen)	–	1,831.6	1,325.9	1,283.0

Total equity	(Billions of yen)	–	602.5	720.8	711.8

(Note)

The Company began preparing consolidated financial statements in the fiscal year ended March 31, 2025. Financial statements for the fiscal years ended March 31, 2023 and 2024 present the figures that are presented in the consolidated financial statements prepared in accordance with the Regulation on Terminology, Forms and Preparation Methods of Consolidated Financial Statements (Ministry of Finance Order No. 28 of 1976). For the fiscal year ended March 31, 2022, the Company has not prepared consolidated financial statements with the Company as the top of the consolidation, and therefore the figures are left blank.

b.	Trends in Financial Position and Operating Results of the Company

Category		FYE 3/2022	FYE 3/2023	FYE 3/2024	FYE 3/2025

Net sales	(Billions of yen)	302.5	319.9	291.4	379.4

Ordinary profit	(Billions of yen)	72.2	72.2	115.4	55.8

Profit (loss)	(Billions of yen)	56.9	(7.3)	141.6	37.2

Profit (loss) per share		61.31 yen	(7.82) yen	152.51 yen	40.12 yen

Total assets	(Billions of yen)	787.6	798.4	784.3	758.3

(6) Status of Material Subsidiaries, etc. (as of March 31, 2025) a. Status of Material Subsidiaries and Affiliated Companies	● Semiconductor Materials Segment ● ICT Materials Segment ● Metals & Recycling Segment

Company name		Paid-in capital	Voting rights ratio (%)	Major business activities
● ● ●	JX Metals Trading Co., Ltd.	JPY 390 million	100.0	Sale of nonferrous metal products, etc.
● ● ●	Nikko Metals Taiwan Co., Ltd.	TWD 63.5 million	100.0 (16.3)	Sale and contracted processing of thin film materials, collection of nonferrous metal recycled raw materials, etc.
●	JX Advanced Metals USA, Inc.	USD 5.0 million	100.0	Contracted processing and sale of thin film material products
●	JX Advanced Metals Korea Co., Ltd.	KRW 2,400 million	100.0	Manufacture and sale of thin film material products
●	JX Advanced Metals Singapore Pte. Ltd.	USD 0.7 million	100.0	Sale of thin film material products
●	TANIOBIS GmbH	EUR 26.0 thousand	100.0	Manufacture and sale of high-functional tantalum and niobium materials
●	Tokyo Denkai Co., Ltd.	JPY 100 million	100.0	Manufacture and sale of high-functional tantalum and niobium materials
●	JX METALS PHILIPPINES, Inc.	USD 4.0 million	100.0	Manufacture and sale of treated rolled copper foil and electrodeposited copper foil
●	Nippon Mining & Metals (Suzhou) Co., Ltd.	CNY 592.8 million	100.0	Manufacture and sale of rolled stainless steel products and copper alloy products
●	Toho Titanium Co., Ltd.	JPY 11,960 million	50.4	Manufacture and sale of titanium metals
●	TATSUTA Electric Wire and Cable Co., Ltd.	JPY 6,680 million	100.0	Manufacture and sale of wires, cables, and electronic materials
●	JX Metals Precision Technology Co., Ltd. (*)	JPY 90 million	15.0	Sale of precision processed products raw materials
●	JX Metals Smelting Co., Ltd.	JPY 100 million	100.0	Commissioned smelting of nonferrous metals
●	JX Metals Circular Solutions Co., Ltd.	JPY 100 million	80.0	Collection of recycled raw materials and lithium-ion batteries
●	eCycle Solutions Inc.	CAD 87.0 million	66.0 (66.0)	Collection, dismantling, sorting, and sale of discarded household appliances
●	Pan Pacific Copper Co., Ltd. (*)	JPY 5,000 million	47.8	Raw materials procurement for and manufacturing outsourcing and sale of nonferrous metal products
●	Nippon LP Resources UK Limited	USD 94.5 million	100.0 (50.1)	Information gathering in the nonferrous industry, etc.
●	SCM Minera Lumina Copper Chile (*)	USD 6,820.3 million	30.0	Operation of Caserones Copper Mine, etc.
●	Minera Los Pelambres (*)	USD 373.8 million	25.0 (25.0)	Operation of Los Pelambres Copper Mine, etc.
●	Jeco Corp. (*)	JPY 10 million	20.0	Investment in Escondida Copper Mine

(Notes) 1.	Companies with an asterisk are equity method affiliates of the Company.

2.	Numbers in parentheses in the voting rights ratio indicate indirect ownership percentages included in the total.

3.	The total number of consolidated subsidiaries is 78, including the 15 above. The total number of equity method affiliates is 18, including the 5 above.

4.	JX Advanced Metals USA, Inc. changed its name from JX Metals USA, Inc. in May 2024.

5.	JX Advanced Metals Korea Co., Ltd. changed its name from JX Metals Korea Co., Ltd. in January 2025.

6.	JX Advanced Metals Singapore Pte. Ltd. changed its name from JX Metals Singapore Pte. Ltd. in January 2025.

7.	TATSUTA Electric Wire and Cable Co., Ltd. became a wholly owned subsidiary of the Company in November 2024.

8.	The paid-in capital of eCycle Solutions Inc. decreased from 90.0 million Canadian dollars to 87.0 million Canadian dollars in October 2024.

9.	The Company’s voting rights ratio in SCM Minera Lumina Copper Chile decreased from 49% to 30% in July 2024.

b.	Status of Parent Company

ENEOS Holdings Inc. was the parent company of the Company, which owned all of the Company’s shares. However, following the offering of its holding shares and offering by way of over-allotment of shares associated with the initial listing of the Company’s shares on the Tokyo Stock Exchange Prime Market on March 19, 2025, its holding ratio of the Company’s shares fell to 42.38%, resulting in less than the majority of the voting rights of the Company. As a result, as of the same date, ENEOS Holdings Inc. ceased to be the parent company of the Company.

(7)	Major Business Activities

Business	Principal products

Semiconductor Materials Segment

Semiconductor sputtering targets, sputtering targets for magnetic materials, compound semiconductors/crystalline materials, high-purity metals, surface treatment agents, tantalum and niobium metal powders, tantalum and niobium oxide powders, chlorides and compounds

ICT Materials Segment

Treated rolled copper foil, titanium copper, corson alloys, ultra-fine nickel powder, high-purity titanium oxide, catalyst products, titanium sponge, titanium ingots,

electromagnetic shielding film, electrically conductive paste, bonding wire, wires for infrastructure and industrial equipment

Metals & Recycling Segment	Copper concentrate, molybdenum concentrate, auriferous silica ore, tantalum concentrate, electrolytic copper, copper cakes and billets, precious metals, sulfuric acid, minor metals

(8)	Main Locations (as of March 31, 2025)

Domestic locations ( )
The Company	Head Office	Minato-ku, Tokyo
	Hitachi Works	Hitachi-shi, Ibaraki
	Isohara Works	Kitaibaraki-shi, Ibaraki
	Kurami Works	Samukawa-machi, Kouza-gun, Kanagawa
	Saganoseki Smelter and Refinery	Oita-shi, Oita
	Technology Development Center	Hitachi-shi, Ibaraki
Subsidiaries, etc.	JX Metals Trading Co., Ltd.	Shinjuku-ku, Tokyo
	Tokyo Denkai Co., Ltd.	Koto-ku, Tokyo
	Toho Titanium Co., Ltd.	Yokohama-shi, Kanagawa
	TATSUTA Electric Wire and Cable Co., Ltd.	Higashiosaka-shi, Osaka
	JX Metals Precision Technology Co., Ltd.	Taito-ku, Tokyo
	JX Metals Smelting Co., Ltd.	Minato-ku, Tokyo
	JX Metals Circular Solutions Co., Ltd.	Minato-ku, Tokyo
	Pan Pacific Copper Co., Ltd.	Minato-ku, Tokyo
	Jeco Corp.	Chiyoda-ku, Tokyo

Overseas locations
The Company	Chile Office	Chile
	Frankfurt Office	Germany
	Johannesburg Office	South Africa
Subsidiaries, etc.	eCycle Solutions Inc.	Canada
	JX Advanced Metals USA, Inc.	USA
	SCM Minera Lumina Copper Chile	Chile
	Minera Los Pelambres	Chile
	JX Advanced Metals Korea Co., Ltd.	Korea
	Nippon Mining & Metals (Suzhou) Co., Ltd.	China
	Nikko Metals Taiwan Co., Ltd.	Taiwan
	JX METALS PHILIPPINES, Inc.	Philippines
	JX Advanced Metals Singapore Pte. Ltd.	Singapore
	Nippon LP Resources UK Ltd.	UK
	TANIOBIS GmbH	Germany

(Note)

The Company established a new Ibaraki Office on April 1, 2025, as an operating site in Japan. Our Hitachi Works had functions related to administrative and indirect operations and manufacturing of treated rolled copper foil, etc., but the former functions were integrated into the Ibaraki Office, and the Hitachi Copper Foil Works was newly established as an organization responsible for the latter functions.

(9)	Employees (as of March 31, 2025)

a.	Employees of the Group

Segment	Number of employees		YoY change
Semiconductor Materials Segment	2,442	(5)	-28	(-3)
ICT Materials Segment	4,275	(140)	+1,172	(+98)
Metals & Recycling Segment	1,869	(24)	+134	(-3)
Administrative Division and Technology Division, etc.	1,827	(41)	-147	(+4)
Total	10,413	(210)	+1,131	(+96)

(Notes) 1.

The number of employees denotes the number of full-time employees (excluding employees seconded from the Group to outside the Group and including employees seconded from outside the Group to the Group).

2.

The number of employees in parentheses denotes the number of temporary employees (excluded from the number of employees). Temporary employees are mainly part-time employees and do not include dispatched employees.

b.	Employees of the Company

Number of employees	YoY change	Average age	Average years of service
3,267	+71	41.0	12.3

(Notes) 1.

The number of employees denotes the number of full-time employees (excluding employees seconded from the Company to outside the Company and including employees seconded from outside the Company to the Company).

2.

For employees seconded from outside the Company, the number of years of service is calculated from the date of receipt of these employees at the Company and does not include the number of years of service at the companies from which they were seconded.

(10)	Main Lenders and Loans Payable (as of March 31, 2025)

Lender	Amount borrowed (Billions of yen)
Mizuho Bank, Ltd.	65.9
Sumitomo Mitsui Banking Corporation	48.4
Development Bank of Japan Inc.	25.0
The Joyo Bank, Ltd.	23.8
Japan Bank for International Cooperation	23.2

(11)	Policy on Determining Dividends of Surplus, etc.

Positioning the Focus Businesses as the core of its growth strategy in the Long-Term Vision, the Company strives to achieve profit growth above market growth by differentiating technologies in the advanced materials field and creating markets. In order for the Company to continue to grow in the highly competitive environment in the advanced materials field, it is of paramount importance to steadily implement the necessary growth investments, and we have set forth the policy to prioritize growth investments in the advanced materials field. Particularly in the Focus Businesses, it is critical to have a stable financial base that enables quick and timely investments even in a cyclical business environment. We believe that appropriate investments at the appropriate time to maintain the Company’s high growth potential will lead to an increase in profits, which is a source of returns for the shareholders, and consequently contribute to the enhancement of shareholder returns.

In view of the above, under its capital allocation policy, the Company prioritizes growth investments, particularly in the Focus Businesses, and then appropriately returns profits to shareholders while balancing this with improvements in its financial position. Consequently, the basic dividend policy after listing has set the dividend payout ratio on a consolidated basis at around 20%, and the Company will return to shareholders a portion of excess profits generated from the increase in resource prices (copper price) compared to its assumption. Further increase in shareholder returns will be considered at a stage when the Company has a stronger financial position and more freedom in the method of returns, but the specific timing and details have not been determined at this time.

In addition, the Company basically distributes dividends of surplus twice a year: an interim dividend with a record date of September 30, and a year-end dividend with a record date of March 31. The Articles of Incorporation of the Company stipulate that dividends of surplus and other matters specified in each item of Article 459, Paragraph (1) of the Companies Act of Japan may be decided by resolution of the Board of Directors. Based on this, decisions on dividends of surplus are made at the General Meeting of Shareholders for the year-end dividend and at the Board of Directors meeting for the interim dividend.

(12)	Acquisition or Disposition of Other Companies’ Shares

a.	Tender Offer for Shares of TATSUTA Electric Wire and Cable Co., Ltd. to Make It a Wholly Owned Subsidiary

From June 2024 to August 2024, the Company acquired all of the shares in TATSUTA Electric Wire and Cable Co., Ltd. (excluding the shares already owned by the Company and TATSUTA Electric Wire and Cable Co., Ltd.), in which the Company had held 37% of the shares, and made it a wholly owned subsidiary in November 2024.

b.	Transfer of Shares in SCM Minera Lumina Copper Chile

In July 2024, the Company transferred 19% of its shares in SCM Minera Lumina Copper Chile, in which the Company held 49% of the total shares, to Lundin Mining Corporation.

c.	Transfer of Shares in JX Metals Circular Solutions Co., Ltd.

In July 2024, the Company transferred 20% of its shares in JX Metals Circular Solutions Co., Ltd., in which the Company held all of the shares, to Mitsubishi Corporation.

2	Matters Concerning the Company’s Shares (as of March 31, 2025)

a. Total number of authorized shares issuable by the Company	3,700,000,000
b. Total number of issued shares	928,463,102
c. Number of shareholders	241,378
d. Large shareholders (top ten (10))

Shareholders’ names	Number of shares held	Shareholding ratio

ENEOS Holdings, Inc.	393,529 thousand shares	42.38%

STATE STREET BANK AND TRUST COMPANY 505325	30,000 thousand shares	3.23%

MSIP CLIENT SECURITIES	25,408 thousand shares	2.73%

BNYM SA/NV FOR BNYM FOR BNYM GCM CLIENT ACCTS M ILM FE	14,003 thousand shares	1.50%

GIC PRIVATE LIMITED-C	13,924 thousand shares	1.49%

The Master Trust Bank of Japan, Ltd. (trust account)	12,769 thousand shares	1.37%

NOMURA INTERNATIONAL PLC A/C JAPAN FLOW	6,313 thousand shares	0.67%

Rakuten Securities, Inc.	6,033 thousand shares	0.64%

JP JPMSE LUX RE UBS AG LONDON BRANCH EQ CO	5,514 thousand shares	0.59%

BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC)	5,348 thousand shares	0.57%

(Notes) 1.	The number of shares held is rounded down to the nearest thousand shares. Shareholding ratios are rounded down to two decimal places.

2.

The Company does not hold treasury shares. The 1,219,500 shares of the Company held by the Trust Account of the Employee Stock Ownership Plan for employees in managerial positions are not included in treasury shares.

e.	Status of shares issued as remuneration for the performance of duties of corporate officers during the fiscal year under review

Not applicable.

f.	Other important matters concerning shares

The Company’s shares were newly listed on the Tokyo Stock Exchange Prime Market on March 19, 2025.

3	Matters Concerning the Company’s Executives

(1)	Names, etc. of Directors (as of March 31, 2025)

Name	Position and assignment at the Company		Important concurrent office
Murayama Seiichi	Representative Director & Chairman
Hayashi Yoichi	President & Representative Director Chief Executive Officer
Sugawara Shizuo	Director and Deputy Chief Executive Officer Assistant to the President (Technology) General Manager, Technology Group General Manager, Project Management Office
Ohuchi Yoshiaki	Director and Deputy Chief Executive Officer Assistant to the President (Specially Assigned Matters)		Director of Maruwn Corporation
Tokoro Chiharu	Outside Director	Outside Independent

Dean, School/Graduate School of Creative Science and Engineering and Professor, Department of Resources and Environmental Engineering, Faculty of Science and Engineering of Waseda University

Professor, Graduate School of Engineering of the University of Tokyo

Independent Director of Tekscend Photomask Corp.

Ito Motoshige	Outside Director	Outside Independent	Outside Director of Sumitomo Chemical Company, Limited Outside Director of Hagoromo Foods Corporation Outside Director and Audit & Supervisory Committee Member of Shizuoka Financial Group, Inc.
Kuroiwa Motohiro	Director (Full-Time Audit and Supervisory Committee Member)
Sakuma Soichiro	Outside Director (Audit and Supervisory Committee Member)	Outside Independent	Executive Advisor of NS Solutions Corporation Outside Director of KONICA MINOLTA, INC. Representative Director and Chairman of Global Industrial and Social Progress Research Institute
Futamiya Masaya	Outside Director (Audit and Supervisory Committee Member)	Outside Independent	Special Advisor of Sompo Holdings, Inc. Chair (Representative) of Japan Network for Public Interest Activities
Kawaguchi Rika	Outside Director (Audit and Supervisory Committee Member)	Outside Independent	Attorney of Okukawa Law Office
Shiota Tomoo	Outside Director (Audit and Supervisory Committee Member)	Independent	Director, Audit and Supervisory Committee Member of ENEOS Holdings, Inc.

(Notes) 1.	Director Murayama Seiichi had been a Director of ENEOS Holdings Inc., but retired from the position on June 26, 2024.

2.	Director Ohuchi Yoshiaki assumed the office of a Director of Maruwn Corporation on June 26, 2024.

3.	Outside Director Ito Motoshige was the Outside Director of East Japan Railway Company but retired from the position on June 20, 2024.

4.

Mr. Miura Takahiko and Mr. Asazuma Katsuya retired from the position of Director who is an Audit and Supervisory Committee Member at the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2024 held on June 27, 2024.

5.

At the Audit and Supervisory Committee held on June 27, 2024, Mr. Kuroiwa Motohiro, who was elected as a Director who is an Audit and Supervisory Committee Member at the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2024, held on the same day, was appointed as Full-Time Audit and Supervisory Committee Member because it is necessary to collect information and collaborate with the Internal Auditing Department and other divisions on a daily basis for the Audit and Supervisory Committee Members to fully demonstrate its audit and supervisory function. For the same reason, Mr. Miura Takahiko and Mr. Asazuma Katsuya were appointed as Full-Time Audit and Supervisory Committee Members until the conclusion of the said Ordinary General Meeting of Shareholders.

6.

Mr. Kuroiwa Motohiro, who is Director and Full-Time Audit and Supervisory Committee Member, has experience in the accounting department of the Company and other companies, and Mr. Shiota Tomoo, who is Outside Director and Audit and Supervisory Committee Member, has experience in the accounting department of ENEOS Holdings, Inc., and both of them have considerable knowledge of finance and accounting.

7.	Outside Director and Audit and Supervisory Committee Member Futamiya Masaya had been an Outside Director of RICOH LEASING COMPANY, LTD., but retired from the position on June 24, 2024.

8.

Mr. Shiota Tomoo, who is Outside Director and Audit and Supervisory Committee Member, is serving as a Director of ENEOS Holdings Inc., which was the parent company of the Company. He was not Outside Director of the Company when he was elected as a Director who is an Audit and Supervisory Committee Member of the Company at the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2024 held on June 27, 2024. However, ENEOS Holdings Inc. ceased to be the parent company of the Company following the Company’s initial listing on the Tokyo Stock Exchange Prime Market on March 19, 2025, and since then, he has been Outside Director.

9.	No special interest required to be disclosed exists between any of the entities where candidates for Outside Director concurrently hold an important position, and the Company.

10.

Outside Directors Tokoro Chiharu and Ito Motoshige, and Outside Director and Audit and Supervisory Committee Members Sakuma Soichiro, Futamiya Masaya, and Kawaguchi Rika satisfy the Criteria for Independence of Independent Outside Directors of the Company, and are all independent directors pursuant to the provisions stipulated by the stock exchange on which the Company is listed.

11.	Positions and assignments at the Company of Directors were partially changed on April 1, 2025 as follows:

Name	Before change	After change
Ohuchi Yoshiaki	Director and Deputy Chief Executive Officer Assistant to the President (Specially Assigned Matters)	Director and Deputy Chief Executive Officer Assistant to the President (Specially Assigned Matters) In charge of Logistics Dept.

(2)	Outline of the Limited Liability Contract

The Company has entered into an agreement with all Outside Directors and Directors who are Audit and Supervisory Committee Members to limit their liabilities under Article 423, Paragraph 1 of the Companies Act to the minimum liability amount stipulated in Article 425, Paragraph 1 of the same Act, provided that gross negligence has not been committed and they performed their duties with good intent.

(3)	Outline of the Indemnification Agreement

The Company has entered into an agreement with all Directors listed in “(1) Names, etc. of Directors” based on Article 430-2, Paragraph 1 of the Companies Act, under which the Company shall indemnify them from costs set forth in Item 1 and losses in Item 2 of the same Paragraph to the extent specified by laws and regulations. However, indemnity shall not apply to the Director who has knowledge of the violation of the provisions of laws and regulations or the facts underlying the claim for liability.

(4)	Outline of the Directors and Officers Liability Insurance Contract

The Company has entered into a directors and officers liability insurance contract with a non-life insurance company, which includes Directors, Audit and Supervisory Committee Members, and Executive Officers of the Company and subsidiaries, etc. as insured persons. Compensation (compensation for damages and litigation costs) is provided for damages suffered by the insured, due to a claim for damages resulting from the business activities. However, the exemption amount and reasons for exemption such as criminal acts are stipulated. The Company and each Group company covered by the insurance shall bear the full amount of the insurance premiums.

(5)	Remuneration for Directors Pertaining to the Fiscal Year

a.	Matters related to the policy for determining individual Director remuneration, etc.

The Board of Directors has established the policy for determining remuneration for each individual Director who is not an Audit and Supervisory Committee Member, after deliberation and reports by the Company’s Nomination and Compensation Advisory Committee, which is an advisory body to the Board of Directors, made up of a majority of independent Outside Directors, and chaired by an independent Outside Director. The content is summarized as follows.

Item	Summary
Composition of remuneration

Remuneration, etc. for Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors) shall consist of fixed remuneration and short-term performance-linked remuneration in order to enhance their incentives for achieving the management plan, as well as to establish a remuneration system that enables the Company to achieve sustainable growth and medium- to long-term improvement of the corporate value of the JX Advanced Metals Group and to fulfill its responsibilities to shareholders and other stakeholders.

Remuneration, etc. for Outside Directors shall consist solely of fixed remuneration so that they can fulfill their duties of supervising the status of business execution.

Policy for determining the amount of fixed remuneration (including policy for determining the timing or conditions to grant remuneration, etc.)	Fixed remuneration shall be determined taking into consideration whether full-time or part-time, and the positions and responsibilities of Directors and Executive Officers.

Policy for determining the content and the calculation method for the amount of short-term performance-linked remuneration

(including policy for determining the timing or conditions to grant remuneration, etc.)

Short-term performance-linked remuneration shall be linked to performance for a single fiscal year and be paid after the end of the relevant fiscal year.
Policy for determining the percentage of remuneration by type

With regard to Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors), the percentage of remuneration by type shall be determined taking into consideration the positions and responsibilities of Directors and Executive Officers, the composition ratio of remuneration for officers in other companies, and other factors, under the basic policy of making the remuneration competitive from the viewpoint of securing excellent management personnel, while increasing incentives for achieving the management plan and making the Company more appealing to shareholders.

Matters related to the method for determining the contents of remuneration

Specific contents of remuneration shall be determined based on the resolution of the Board of Directors after taking into consideration the reports by the Nomination and Compensation Advisory Committee.

Remuneration, etc. for Directors who are Audit and Supervisory Committee Members shall consist solely of fixed remuneration so that they can fully fulfill their responsibilities of supervising and auditing the status of business execution. Their remuneration shall be determined through discussion among Directors who are Audit and Supervisory Committee Members, taking into comprehensive consideration whether full-time or part-time and their responsibilities.

Following deliberations and reports by the Nomination and Compensation Advisory Committee, at the Board of Directors meeting on May 9, 2025, the Company has revised its policy for determining remuneration for each individual Director who is not an Audit and Supervisory Committee Member, subject to the approval of Proposal No. 4 at this Ordinary General Meeting of Shareholders. The content is summarized as follows.

Item	Summary
Composition of remuneration

Remuneration, etc. for each individual Director who is not an Audit and Supervisory Committee Member (excluding Outside Directors) shall consist of fixed remuneration, short-term performance-linked remuneration, and long-term performance-linked remuneration (share-based) in order to enhance their incentives for achieving the management plan and further strengthen value sharing with shareholders, as well as to establish a remuneration system that enables the Company to achieve sustainable growth and medium- to long-term improvement of the corporate value of the JX Advanced Metals Group and to fulfill its responsibilities to shareholders and other stakeholders.

Remuneration, etc. for each individual Outside Director shall consist solely of fixed remuneration so that they can fulfill their duties of supervising the status of business execution.

Policy for determining the amount of fixed remuneration (including policy for determining the timing or conditions to grant remuneration, etc.)

Fixed remuneration shall be paid monthly on a pro-rata basis, with the annual amount for each position being determined taking into consideration whether full-time or part-time, and the positions and responsibilities of Directors and Executive Officers.

Policy for determining the content and the calculation method for the amount of short-term performance-linked remuneration

(including policy for determining the timing or conditions to grant remuneration, etc.)

Short-term performance-linked remuneration shall be linked to performance indicators related to performance (company-wide) and other factors for a single fiscal year and to achievement against performance targets set by each individual (individual evaluation), and shall be paid after the end of the relevant fiscal year. As company-wide performance indicators, consolidated operating profit and Net Debt/EBITDA ratio are adopted. In view of the position of Representative Directors as having ultimate responsibility for the Company’s overall performance, the portion linked to individual evaluation does not constitute a part of their remuneration.

Policy for determining the content and the calculation method for the amount of long-term performance-linked remuneration (share-based) (including policy for determining the timing or conditions to grant remuneration, etc.)

Long-term performance-linked remuneration (share-based) shall consist of a fixed portion and a portion linked to the achievement of business targets, etc. over a certain period of time (performance-linked portion). The fixed portion shall be paid after the end of the fiscal year and the performance-linked portion shall be paid after the end of the relevant period. As indicators for the performance-linked portion, consolidated operating profit, ROE, and Total Shareholder Return (TSR) as well as non-financial targets (workplace safety, employee engagement, and comprehensive assessment of sustainability by an external organization) are adopted. The shares subject to be provided shall be restricted shares which are restricted from transfer for a certain period of time after provision.

Policy for determining the percentage of remuneration by type

With regard to Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors), the percentage of remuneration by type shall be determined taking into consideration the positions and responsibilities of Directors and Executive Officers, the composition ratio of remuneration for officers in other companies, and other factors, under the basic policy of making the remuneration competitive from the viewpoint of securing excellent management personnel, while increasing incentives for achieving the management plan and further strengthening value sharing with shareholders.

Matters related to the delegation of decisions on the content of remuneration, etc.

The decision on the portion of short-term performance-linked remuneration for Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors) that is linked to achievement against performance targets set by each individual (individual evaluation) shall be delegated to the President and Representative Director, as it is appropriate to be decided by the President and Representative Director, who is familiar with the overall business conditions of the JX Advanced Metals Group and the business execution status of each Director. As a measure to ensure that the exercise of such authority is appropriate, the President and Representative Director shall report the content of the decision to the Nomination and Compensation Advisory Committee and respect any opinions thereon.

Matters related to the method of determining the content of remuneration, etc.

Taking into consideration the report by the Nomination and Compensation Advisory Committee and based on the resolution of the Board of Directors, the specific contents of remuneration according to the position shall be decided (excluding the portion linked to “individual evaluation,” on which the decision is delegated to the President and Representative Director).

(Note)

The composition of remuneration for Directors who are not Audit and Supervisory Committee Members (excluding Outside Directors) is designed such that, when performance targets are achieved, fixed remuneration is 40%, short-term performance-linked remuneration is 24%, and long-term performance-linked remuneration (share-based) is 36% (of which the fixed portion is 18% and the performance-linked portion is 18%).

b.	Matters related to the resolution by the General Meeting of Shareholders on Director remuneration, etc.

The upper limit of Director remuneration, etc. has been set as follows.

Officer category	Type	Upper limit of remuneration	Resolution at the General Meeting of Shareholders	No. of officers related to the resolution by the General Meeting of Shareholders
Directors who are not Audit and Supervisory Committee Members	Fixed remuneration/ Performance-linked remuneration	No more than 1,000 million yen per fiscal year (of which, 100 million yen is for Outside Directors who are not Audit and Supervisory Committee Members)	FYE 3/2023 Ordinary General Meeting of Shareholders	7
Directors who are Audit and Supervisory Committee Members	Fixed remuneration	No more than 400 million yen per fiscal year	FYE 3/2023 Ordinary General Meeting of Shareholders	5

c.	Total amount of remuneration for Directors, etc.

Officer category	Total amount of remuneration (Millions of yen)	Total amount by type of remuneration, etc. (Millions of yen)			Number of eligible officers
		Fixed remuneration	Short-term performance-linked remuneration	Long-term performance-linked remuneration (share-based)
Directors who are not Audit and Supervisory Committee Members (of whom, Outside Directors)	379 (20)	243 (20)	136 (–)	– (–)	6 (2)
Directors who are Audit and Supervisory Committee Members (of whom, Outside Directors)	75 (35)	75 (35)	– (–)	– (–)	6 (3)
Total (of whom, Outside Directors)	453 (55)	318 (55)	136 (–)	– (–)	12 (5)

(Notes) 1.

The above content includes one Director who is not an Audit and Supervisory Committee Member resigned on March 31, 2024, and two Directors who are Audit and Supervisory Committee Members resigned at the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2024 held on June 27, 2024.

2.	Short-term performance-linked remuneration falls under performance-linked remuneration, etc. Long-term performance-linked remuneration (share-based) falls under non-monetary remuneration.

3.

The Board of Directors determines the content of remuneration, etc. for each individual Director who is not an Audit and Supervisory Committee Member for the fiscal year under review based on the content of deliberations and reports by the Nomination and Compensation Advisory Committee. Consequently, the Company judged that the content aligns with “(5) a. Matters related to the policy for determining individual Director remuneration, etc.”

d.	Matters related to short-term performance-linked remuneration, etc.

Short-term performance-linked remuneration is remuneration linked to performance for a single fiscal year. It is designed to vary at a rate from 0% to 200% depending on performance achievement, and the rate will be 100% if performance targets are achieved. The final amount of remuneration is determined by multiplying the standard amount for each position by the percentage of performance targets achieved.

As an indicator for calculating the percentage of achievement of performance targets, the Company adopts operating profit, which directly demonstrates the profitability of its business, with an aim to increase incentives for achieving the management plan.

The percentage of achievement of performance targets for the fiscal year ended March 31, 2025 is as follows.

Performance indicator	Performance target for FYE 3/2025	Result for FYE 3/2025	Percentage of achievement of performance target
Operating profit	95.4 billion yen	112.5 billion yen	117%

(Note)	Percentage of achievement of performance target is rounded down to a whole number.

The short-term performance remuneration following the conclusion of this Ordinary General Meeting of Shareholders (provided that the Proposal No. 4 is approved) shall be remuneration linked to performance indicators related to performance (company-wide) and other factors for a single fiscal year and to achievement against business targets set by each individual (individual evaluation). It is designed to vary at a rate from 0% to 200% depending on performance achievement, and the rate will be 100% if performance targets are achieved. The final amount of remuneration is determined by multiplying the standard amount for each position by the percentage of targets achieved.

Performance indicator, evaluation weight and reason for selection are as follows.

Performance indicator	Evaluation weight	Reason for selection
Consolidated operating profit	50% (40%)	To enhance incentives to increase profitability
Net Debt/EBITDA ratio	50% (40%)	To enhance incentives to improve financial health
Individual evaluation	-% (20%)	To evaluate the level of achievement in view of the importance of the mission to each individual responsibility

(Notes) 1.

Percentages in parentheses indicate the evaluation weight applied to Directors other than the Representative Directors, who are not subject to individual evaluation. In view of the position of Representative Directors as having ultimate responsibility for the Company’s overall performance, the portion linked to individual evaluation does not constitute a part of their remuneration.

2.	If consolidated operating profit results in negative, the payment rate of all short-term performance-linked remuneration shall be 0%.

e.	Matters related to the details of long-term performance-linked remuneration (share-based)

There	are no items to be stated in the fiscal year under review.

With the approval of Proposal No. 4 at this Ordinary General Meeting of Shareholders, the Company will introduce a share-based remuneration plan as long-term performance-linked remuneration. This share-based remuneration plan is a scheme whereby a trust established by the Company by contributing cash (hereinafter referred to as the “Trust”) acquires the Company’s common shares (hereinafter referred to as the “Company Shares”), and the Company Shares equivalent to the number of points that the Company grants to each Director are delivered to Directors through the Trust. However, the Company Shares subject to provision shall be restricted shares which are restricted from transfer until the Director’s retirement date.

This share-based remuneration consists of a fixed portion in which a prescribed number of Company Shares are provided in accordance with positions, and a performance-linked portion in which a number of Company Shares are provided in conjunction with the achievement of business targets, etc. for a specified period of time. The fixed portion is distributed after the end of fiscal year, and the performance-linked portion is distributed after the end of the relevant period through the Trust. The ratio of the fixed portion to the performance-linked portion is 1:1. The performance-linked portion is designed to vary at a rate from 0% to 190% depending on performance achievement, and the rate will be 100% if performance targets are achieved. The final number of shares to be distributed is determined by multiplying the number of reference points determined for each position by the target achievement rate.

Performance indicator, evaluation weight and reason for selection are as follows.

	Performance indicator	Evaluation weight	Reason for selection
Financial	Consolidated operating profit	30%	To enhance incentives to increase profitability and growth potential
	ROE	30%	To enhance incentives to improve efficiency
	TSR	30%	To enhance incentives to increase medium- to long-term equity value with an aim to further strengthen value sharing with shareholders
Non-financial	Workplace safety	3%	To enhance incentives to achieve a safe, secure and healthy working environment from the human capital management perspective
	Employee engagement	3%	To enhance incentives to improve employee engagement from the human capital management perspective
	Comprehensive assessment of sustainability by an external organization	4%	To enhance incentives to maintain and strengthen the Company’s sustainability promotion system and to steadily implement various initiatives

(Notes) 1.	TSR is calculated based on the Company’s TSR / TOPIX growth rate (including dividend yield) during the evaluation period.

2.	For non-financial indicators, the rate is 100% when the target is achieved, and 0% when the target is not achieved.

(6)	Matters Concerning Outside Officers

Position	Name	Major activities
Attendance at Board of Directors’ meetings
Outside Director	Tokoro Chiharu

As a university professor and researcher involved in the study of resource recycling technology in the field of non-ferrous metals, she possesses insight, a wealth of experience and a strong track record in technology, sustainability, and human resource development. Utilizing these insights and experience, among other strengths, she has provided useful comments and advice regarding the Company’s management and conducted supervision of management from an independent and objective perspective.

Board of Directors: 26/26
Ito Motoshige

As a university professor active in fields such as economics, he possesses a high level of insight and a wealth of experience, as well as a strong track record in areas such as economics, society, and human resource development. Utilizing these insights and experience, among other strengths, he has provided useful comments and advice regarding the Company’s management and conducted supervision of management from an independent and objective perspective. In addition, as the chair of the Nomination and Compensation Advisory Committee, he has led discussions to enhance the objectivity and transparency of Director nomination and remuneration processes, thereby contributing to the improvement of corporate governance.

Board of Directors: 25/26 Nomination and Compensation Advisory Committee: 8/8
Outside Director, Audit and Supervisory Committee Member	Sakuma Soichiro

Having been involved in the management of a major steel company, overseeing legal affairs, internal controls, and audit departments, he possesses a high level of insight and a wealth of experience, as well as a strong track record in corporate management, legal affairs, and risk management. Utilizing these insights and experience, among other strengths, he has provided useful comments and advice regarding the Company’s management, and audited and supervised the execution of the duties of Directors from an objective, independent and fair viewpoint as an Audit and Supervisory Committee Member. In addition, as a member of the Nomination and Compensation Advisory Committee, he has led discussions conducive to enhancing the objectivity and transparency of Director nomination and remuneration processes as well as improving corporate governance.

Board of Directors: 26/26 Audit and Supervisory Committee: 18/18 Nomination and Compensation Advisory Committee: 8/8
Futamiya Masaya

Having been involved in the management of a major non-life insurance company, he possesses a high level of insight and a wealth of experience, as well as a strong track record in corporate management overall. Utilizing these insights and experience, among other strengths, he has provided useful comments and advice regarding the Company’s management, and audited and supervised the execution of the duties of Directors from an objective, independent and fair viewpoint as an Audit and Supervisory Committee Member. In addition, as a member of the Nomination and Compensation Advisory Committee, he has led discussions conducive to enhancing the objectivity and transparency of Director nomination and remuneration processes as well as improving corporate governance.

Board of Directors: 25/26 Audit and Supervisory Committee: 18/18 Nomination and Compensation Advisory Committee: 8/8
Kawaguchi Rika

Having been active in legal practice as a lawyer for many years and held key positions at organizations such as the Dai-Ichi Tokyo Bar Association and the Japan Federation of Bar Associations, she possesses a high level of insight and a wealth of experience, as well as a strong track record in legal and risk management, sustainability, and human resource strategy. Utilizing these insights and experience, among other strengths, she has provided useful comments and advice regarding the Company’s management, and audited and supervised the execution of the duties of Directors from an objective, independent and fair viewpoint as an Audit and Supervisory Committee Member.

Board of Directors: 25/26 Audit and Supervisory Committee: 17/18
Shiota Tomoo

Having been involved in the management of a major oil and energy company, in charge of accounting and corporate planning, and assumed the office of Director who is an Audit and Supervisory Committee Member, he possesses a high level of insight and a wealth of experience, as well as a strong track record in areas such as business management, finance, accounting, and sustainability. Utilizing these insights and experience, among other strengths, he has provided useful comments and advice regarding the Company’s management, and audited and supervised the execution of the duties by Directors from an objective, independent and fair viewpoint as an Audit and Supervisory Committee Member.

Board of Directors: 21/21 Audit and Supervisory Committee: 13/13

(Note)

Mr. Shiota Tomoo, Outside Director and Audit and Supervisory Committee Member, was elected at the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2024, held on June 27, 2024, and therefore his attendance indicates the number of Board of Directors meetings and Audit and Supervisory Committee meetings he participated in after that date.

(	The figures in this business report are presented as follows: Amounts, percentages, etc.: rounded down to the nearest unit	)

Consolidated Financial Statements

Consolidated Statements of Financial Position (as of March 31, 2025)	(Millions of yen)

Account	Amount

Assets

Current assets

Cash and cash equivalents	58,316

Trade and other receivables	138,259

Inventories	273,187

Other financial assets	6,334

Other current assets	18,139

Total current assets	494,235

Non-current assets

Property, plant and equipment	371,782

Goodwill	8,198

Intangible assets	19,521

Investments accounted for using equity method	319,950

Other financial assets	41,435

Deferred tax assets	26,730

Other non-current assets	1,151

Total non-current assets	788,767

Total assets	1,283,002

Account	Amount
Liabilities
Liabilities
Current liabilities
Trade and other payables	92,826
Borrowings	120,717
Lease liabilities	3,279
Income taxes payable	12,434
Other financial liabilities	4,322
Provisions	2,515
Other current liabilities	41,832
Total current liabilities	277,925
Non-current liabilities
Borrowings	180,542
Lease liabilities	16,715
Other financial liabilities	14,362
Retirement benefit liability	27,261
Provisions	28,277
Deferred tax liabilities	23,210
Other non-current liabilities	2,956
Total non-current labilities	293,323
Total liabilities	571,248
Equity
Equity
Share capital	75,000
Capital surplus	48,093
Retained earnings	432,121
Treasury shares	(1,000)
Other components of equity	61,083
Total equity attributable to owners
of parent	615,297
Non-controlling interests	96,457
Total equity	711,754

Total liabilities and equity	1,283,002

Amounts are rounded to the nearest million yen.

Consolidated Statements of Profit or Loss (from April 1, 2024 to March 31, 2025)	(Millions of yen)

Account	Amount

Net sales	714,940

Cost of sales	557,978

Gross profit	156,962

Selling, general and administrative expenses	100,155

Share of profit of investments accounted for using equity method	60,959

Other income	17,084

Other expenses	22,366

Operating profit	112,484

Finance income	2,407

Finance costs	7,415

Profit before tax	107,476

Income tax expense	26,089

Profit	81,387

Profit attributable to:

Owners of parent	68,271

Non-controlling interests	13,116

Profit	81,387

Amounts are rounded to the nearest million yen.

Reference

Consolidated Statements of Cash Flows (Summary) (from April 1, 2024 to March 31, 2025)

(Millions of yen)

Account	Amount

Cash flows from operating activities	215,431

Cash flows from investing activities	(22,118)

Cash flows from financing activities	(172,249)

Net increase (decrease) in cash and cash equivalents	21,064

Cash and cash equivalents at beginning of period	36,779

Effect of exchange rate changes on cash and cash equivalents	473

Cash and cash equivalents at end of period	58,316

Amounts are rounded to the nearest million yen.

Non-consolidated Financial Statements

Non-consolidated Balance Sheet (as of March 31, 2025)

(Millions of yen)

Assets

Account	Amount
Assets	(758,325)
Current assets	275,866
Cash and deposits	19,608
Notes receivable - trade	527
Accounts receivable - trade	68,240
Merchandise and finished goods	15,818
Raw materials and supplies	88,217
Work in process	46,224
Advance payments to suppliers	7,005
Prepaid expenses	2,318
Short-term loans receivable	12,463
Accounts receivable - other	15,005
Derivatives	442
Non-current assets	482,459
Property, plant and equipment	147,267
Buildings	44,642
Structures	6,570
Machinery and equipment	43,796
Vehicles	187
Tools, furniture and fixtures	3,308
Land	26,105
Leased assets	2,124
Construction in progress	20,535
Intangible assets	3,650
Patent right	1
Leasehold interests in land	152
Software	3,474
Other intangible assets	23
Investments and other assets	331,542
Investment securities	8,090
Shares of subsidiaries and associates	241,275
Investments in capital	1,214
Investments in capital of subsidiaries and associates	3,419
Long-term loans receivable	32,230
Long-term prepaid expenses	57
Deferred tax assets	24,910
Other investments	20,346

Total	758,325

Liabilities and net assets

Account	Amount
Liabilities	(318,808)
Current liabilities	177,487
Accounts payable - trade	43,069
Short-term borrowings	83,115
Lease liabilities	192
Accounts payable - other	7,724
Accrued expenses	10,806
Income taxes payable	2,403
Deposits received	16,548
Electronically recorded obligations - facilities	3,743
Provision for bonuses	5,181
Provision for share-based payments	331
Provision for environmental measures	266
Derivative liabilities	3,467
Provision for loss on withdrawal from business	346
Other current liabilities	296
Non-current liabilities	141,321
Long-term borrowings	97,000
Lease liabilities	1,943
Provision for retirement benefits	21,222
Provision for share transfer compensation	14,672
Provision for environmental measures	2,550
Provision for loss on business of subsidiaries and associates	3,120
Asset retirement obligations	813
Net assets	(439,517)
Shareholders’ equity	(443,459
Share capital	75,000
Capital surplus	114,206
Legal capital surplus	60,000
Other capital surplus	54,206
Retained earnings	255,253
Other retained earnings	255,253
Reserve for tax purpose reduction entry of non-current assets	150
Retained earnings brought forward	255,103
Treasury shares	(1,000)
Valuation and translation adjustments	(3,941)
Valuation difference on available- for-sale securities	3,494
Deferred gains or losses on hedges	(2,313)
Revaluation reserve for land	(5,123)

Total	758,325

Amounts are rounded to the nearest million yen.

Non-consolidated Statements of Income (from April 1, 2024 to March 31, 2025)	(Millions of yen)

Account	Amount
Net sales	379,384
Cost of sales	295,243

Gross profit	84,141

Selling, general and administrative expenses	54,485

Operating profit	29,656

Non-operating income	40,362

Interest income	1,752
Dividend income	35,151
Lease revenue	1,758
Other	1,701

Non-operating expenses	14,263

Interest expenses	2,243
Foreign exchange losses	1,782
Rental expenses	1,669
Provision for loss on business of subsidiaries and associates	1,612
Provision for share transfer compensation	3,749
Environmental management expenses	2,818
Other	391

Ordinary profit	55,754

Extraordinary income	9,993

Gain on sale of non-current assets	998
Gain on sale of shares of subsidiaries and associates	8,995
Extraordinary losses	20,586

Loss on retirement of non-current assets	1,084
Impairment losses	176
Loss on valuation of investment securities	219
Loss on disaster	706
Loss on valuation of shares of subsidiaries and associates	10,715
Loss on valuation of investments in capital of subsidiaries and associates	6,917
Other	768

Profit before income taxes	45,162

Income taxes - current	6,427

Income taxes - deferred	1,487

Profit	37,249

Amounts are rounded to the nearest million yen.

Audit Reports

Independent Auditor’s Report on Consolidated Financial Statements

Independent Auditor’s Report

May 16, 2025

To: The Board of Directors of

   JX Advanced Metals Corporation

Ernst & Young ShinNihon LLC. Tokyo Office

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yamagishi Satoshi

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Inayoshi Takashi

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Wakino Mamoru

Opinion

Pursuant to the provisions of Article 444, Paragraph 4 of the Companies Act, we have audited the accompanying consolidated financial statements of JX Advanced Metals Corporation (the “Company”) and its consolidated subsidiaries (the “Group”), which are comprised of the consolidated statements of financial position as at March 31, 2025 and the consolidated statements of profit or loss and changes in equity for the fiscal year then ended, and the notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position and operating results of the Group for the period covered by the consolidated financial statements, in accordance with the accounting standards that omit some of the matters required to be disclosed by the international accounting standards, as prescribed pursuant to the provisions of the second sentence of Article 120, Paragraph (1) of the Regulation on Corporate Accounting.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinions.

Other Information

Other information comprises the business report and its supplementary schedules. Management is responsible for preparing and disclosing the other information. Meanwhile, the Audit and Supervisory Committee is responsible for overseeing the performance of duties by Directors in the design, implementation and maintenance of the reporting process of the other information.

Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance conclusion thereon.

Our responsibilities in auditing the consolidated financial statements are to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report the fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the accounting standards that omit some of the matters required to be disclosed by the international accounting standards, as prescribed pursuant to the provisions of the second sentence of Article 120, Paragraph (1) of the Regulation on Corporate Accounting, and for such internal control management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, and disclosing matters related to going concern as required by the accounting standards that omit some of the matters required to be disclosed by the international accounting standards, as prescribed pursuant to the provisions of the second sentence of Article 120, Paragraph (1) of the Regulation on Corporate Accounting.

The Audit and Supervisory Committee is responsible for overseeing the performance of duties by Directors in the design, implementation and maintenance of the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the consolidated financial statements based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. The procedures selected to be applied depend on the auditor’s judgment. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

When performing risk assessment procedures, obtain an understanding of internal control relevant to the audit to design audit procedures that are appropriate in the circumstances, but not for the purpose of auditing the consolidated financial statements to express an opinion on the effectiveness of the Group’s internal control.

•

Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the consolidated financial statements, and, based on the audit evidence obtained, determine whether a material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern exists. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related notes to the consolidated financial statements or, if such notes are inadequate, to express a qualified opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate whether the overall presentation of the consolidated financial statements and the notes thereto are in accordance with the accounting standards that omit some of the matters required to be disclosed by the international accounting standards, as prescribed pursuant to the provisions of the second sentence of Article 120, Paragraph (1) of the Regulation on Corporate Accounting, as well as the overall presentation, structure and content of the consolidated financial statements, including the notes thereto, and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.

•

Plan and conduct audits of the consolidated financial statements in order to obtain sufficient and appropriate audit evidence regarding the financial information of the Group to provide a basis for our opinion on the consolidated financial statements. We are responsible for the direction, supervision, and inspection of the audit of the consolidated financial statements.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit and other matters required by auditing standards. We also provide the Audit and Supervisory Committee with a statement that we have complied with relevant ethical requirements in Japan regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, as well as where applicable, related countermeasures to eliminate factors that may hinder our independence, and related safeguards to mitigate such factors to an acceptable level.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

We and our engagement partners do not have any interest in the Company and its consolidated subsidiaries which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Independent Auditor’s Report on Non-consolidated Financial Statements

Independent Auditor’s Report

May 16, 2025

To: The Board of Directors of

   JX Advanced Metals Corporation

Ernst & Young ShinNihon LLC. Tokyo Office

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Yamagishi Satoshi

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Inayoshi Takashi

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Wakino Mamoru

Opinion

Pursuant to the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act, we have audited the accompanying non-consolidated financial statements of JX Advanced Metals Corporation (the “Company”), which are comprised of the non-consolidated balance sheet as at March 31, 2025, and the non-consolidated statements of income and changes in equity for the 23rd fiscal year, and the notes to the non-consolidated financial statements and the annexed detailed schedules thereof (hereinafter collectively referred to as the “non-consolidated financial statements, etc.”).

In our opinion, the non-consolidated financial statements, etc. referred to above present fairly, in all material aspects, the financial position and operating results of the Company for the period covered by the non-consolidated financial statements, etc., in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements, etc.” section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the non-consolidated financial statements, etc. in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinions.

Other Information

Other information comprises the business report and its supplementary schedules. Management is responsible for preparing and disclosing the other information. Meanwhile, the Audit and Supervisory Committee is responsible for overseeing the performance of duties by Directors in the design, implementation and maintenance of the reporting process of the other information.

Our opinion on the non-consolidated financial statements, etc. does not cover the other information, and we do not express an opinion or any form of assurance conclusion thereon.

Our responsibilities in auditing the non-consolidated financial statements, etc. are to read the other information and, in doing so, consider whether the other information is materially inconsistent with the non-consolidated financial statements, etc. or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report the fact.

We have nothing to report in this regard.

Responsibilities of Management and Audit and Supervisory Committee for the Non-consolidated Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements, etc. in accordance with accounting principles generally accepted in Japan, and for such internal control management determines is necessary to enable the preparation of non-consolidated financial statements, etc. that are free from material misstatements, whether due to fraud or error.

In preparing the non-consolidated financial statements, etc., management is responsible for assessing the Company’s ability to continue as a going concern, and disclosing, as required by accounting principles generally accepted in Japan, matters related to going concern.

The Audit and Supervisory Committee is responsible for overseeing the performance of duties by Directors in the design, implementation and maintenance of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-consolidated Financial Statements, etc.

Our responsibilities are to obtain reasonable assurance about whether the non-consolidated financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the non-consolidated financial statements, etc. based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these non-consolidated financial statements. etc.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the non-consolidated financial statements, etc., whether due to fraud or error, and design and perform audit procedures responsive to those risks. The procedures selected to be applied depend on the auditor’s judgment. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

When performing risk assessment procedures, obtain understanding of internal control relevant to the audit to design audit procedures that are appropriate in the circumstances, but not for the purpose of auditing the non-consolidated financial statements, etc. to express an opinion on the effectiveness of the Company’s internal control.

•

Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates made by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the non-consolidated financial statements, etc., and, based on the audit evidence obtained, determine whether a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern exists. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related notes to the non-consolidated financial statements, etc. or, if such notes are inadequate, to express a qualified opinion with exceptions on the non-consolidated financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate whether the overall presentation of the non-consolidated financial statements, etc. and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure and content of the non-consolidated financial statements, etc. including the notes thereto, and whether the non-consolidated financial statements, etc. represent the underlying transactions and accounting events in a manner that achieves fair presentation.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit and other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with relevant ethical requirements in Japan regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, as well as where applicable, related countermeasures to eliminate factors that may hinder our independence, and related safeguards to mitigate such factors to an acceptable level.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

We and our engagement partners do not have any interest in the Company which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Audit Report of the Audit and Supervisory Committee

Audit and Supervisory Committee’s Report

The Audit and Supervisory Committee has audited the Directors’ performance of their duties for the fiscal year ended March 31, 2025 and reports as follows in regard to the method and results of those audits.

1.	Method and contents of audits

In regard to the content of resolutions of the Board of Directors regarding the matters stated in Article 399-13, Paragraph (1), Items (i) (b) and (i) (c) of the Companies Act, as well as the systems developed pursuant to those resolutions (i.e., internal control systems), the Audit and Supervisory Committee periodically received reports from Directors and employees, etc. regarding the status of the establishment and operation of those systems and as necessary requested explanations and expressed opinions in regard thereto, in addition to which the Audit and Supervisory Committee conducted audits using the following methods.

(1)

In accordance with the audit policies and division of duties, etc. determined by the Audit and Supervisory Committee, and in cooperation with the internal auditing department of the company, the Audit and Supervisory Committee attended important meetings, received reports from Directors and employees, etc. regarding matters related to the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, in regard to subsidiaries, the Audit and Supervisory Committee communicated and exchanged information with the Directors and Audit and Supervisory Committee Members, etc. of subsidiaries and received reports on business from subsidiaries as necessary.

(2)

The Audit and Supervisory Committee oversaw and verified whether the Independent Auditor maintained an independent position and conducted an appropriate audit, received reports from the Independent Auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the Audit and Supervisory Committee received notification from the Independent Auditor that, it had developed systems in order to ensure that its duties are appropriately executed (i.e., notification of the matters stated in the items of Article 131 of the Regulation on Corporate Accounting) in accordance with the Quality Control Standards for Audit (Business Accounting Council) and requested explanations as necessary.

Using the methods above, the Audit and Supervisory Committee examined the business report, the supplementary schedules thereto, the non-consolidated financial statements (i.e., the non-consolidated balance sheet, non-consolidated statements of income and changes in equity, and the notes to the non-consolidated financial statements) the annexed detailed schedules thereof, and the consolidated financial statements (i.e., consolidated statements of financial position, consolidated statements of profit or loss and changes in equity, and the notes to the consolidated financial statements) for the fiscal year.

2.	Results of audit of business report, etc.

(1)	Results of audit of business report, etc.

(i)	We find that the business report and the supplementary schedules thereto accurately present the status of the company in accordance with laws, regulations, and the articles of incorporation.

(ii)	We do not find any misconduct or any material fact constituting a violation of any law, regulation, or the articles of incorporation in relation to the Directors’ performance of their duties.

(iii)

We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the business report or the Directors’ performance of their duties relating to the internal control systems.

(2)	Results of audit of non-consolidated financial statements and annexed detailed schedules thereof

We find the methods and results of the audit by the Independent Auditor, Ernst & Young ShinNihon LLC., to be reasonable.

(3)	Results of audit of consolidated financial statements

We find the methods and results of the audit by the Independent Auditor, Ernst & Young ShinNihon LLC., to be reasonable.

May 16, 2025

Audit and Supervisory Committee, JX Advanced Metals Corporation

Full-Time Audit and Supervisory Committee Member Kuroiwa Motohiro [Seal] Audit and Supervisory Committee Member Sakuma Soichiro [Seal] Audit and Supervisory Committee Member Futamiya Masaya [Seal]	Audit and Supervisory Committee Member Kawaguchi Rika [Seal] Audit and Supervisory Committee Member Shiota Tomoo [Seal]

Note:

Audit and Supervisory Committee Members Sakuma Soichiro, Futamiya Masaya, Kawaguchi Rika, and Shiota Tomoo are Outside Directors provided for in Article 2, Item (xv) and Article 331, Paragraph 6 of the Companies Act.

THE FOLLOWING IS AN ENGLISH TRANSLATION PREPARED FOR THE CONVENIENCE OF THE SHAREHOLDERS AND INVESTORS. THE OFFICIAL TEXT IN JAPANESE OF THE DISCLOSURE THROUGH THE INTERNET RELATING TO THE CONVOCATION NOTICE OF THE ORDINARY GENERAL MEETING OF SHAREHOLDERS HAS BEEN PREPARED IN ACCORDANCE WITH STATUTORY PROVISIONS. SHOULD THERE BE ANY INCONSISTENCY BETWEEN THE TRANSLATION AND THE OFFICIAL TEXT IN TERMS OF THE CONTENTS OF THE NOTICE, THE OFFICIAL TEXT SHALL PREVAIL. THE COMPANY ACCEPTS NO LIABILITY FOR ANY MISUNDERSTANDING CAUSED BY THE TRANSLATION FOR ANY REASON WHATSOEVER.

Dear Our Shareholders,

Matters Subject to Measures for Electronic Provision That Are Not

Provided in the Documents Delivered to Shareholders (Matters Omitted

from the Delivery Document) Relating to the Convocation Notice of the

Ordinary General Meeting of Shareholders for the Fiscal Year Ended

March 31, 2025

Fiscal Year Ended March 31, 2025

(From April 1, 2024 to March 31, 2025)

Business Report

1.	Matters Concerning the Independent Auditor

2.	System to Ensure Proper Operations and the Outline of the Operational Effectiveness Thereof

Consolidated Financial Statements

Consolidated Statements of Changes in Equity

Notes to Consolidated Financial Statements

Non-consolidated Financial Statements

Non-consolidated Statements of Changes in Equity

Notes to Non-consolidated Financial Statements

In accordance with the provisions of laws and regulations, and Article 16, Paragraph (2) of the Articles of Incorporation of the Company, matters omitted from the delivery document are excluded from the paper-based documents delivered to shareholders who have made a request for delivery of such documents.

Business Report (April 1, 2024 to March 31, 2025)

1	Matters Concerning the Independent Auditor

(1)	Name

Ernst & Young ShinNihon LLC

(2)	Amount of Remuneration

Category	Amount
Amount of compensation, etc. of the independent auditor for the fiscal year under review	551 million yen
Total amount of cash and other property benefits to be paid by the Company and its subsidiaries	733 million yen

(Notes)

1.  The audit contract between the Company and the independent auditor does not clearly distinguish between the audit compensation, etc. for audits based on the Companies Act and that for audits based on the Financial Instruments and Exchange Act. As they cannot be separated in practice, the total of these amounts is stated as the amount of compensation, etc. of the independent auditor for the fiscal year under review. In addition, the above amount includes compensation for audits of the non-consolidated financial statements and the IFRS-based consolidated financial statements for the past two years that were conducted in association with the Company’s listing.

2.  The Audit and Supervisory Committee received reports from the independent auditor regarding audit items, audit hours, staffing plans, and other matters in the audit plan prepared by the independent auditor. As a result of considering the unit price of auditing fees as explained by the Accounting Departments, the Audit and Supervisory Committee determined that the fees to be paid to the independent auditor are appropriate and agreed to the fees in accordance with Article 399, Paragraph (1) and Paragraph (3) of the Companies Act.

3.  The Company paid compensation to the independent auditor for services other than those described in Article 2, Paragraph (1) of the Certified Public Accountants Act of Japan (non-audit services), primarily for the preparation of comfort letters related to initial public offerings.

(3)	Policies on Determining Dismissal or Refusal of Reappointment of the Independent Auditor

The Audit and Supervisory Committee determines the content of the proposal on the appointment of an independent auditor to be submitted to the General Meeting of Shareholders by comprehensively assessing the independent auditor’s quality control system, the existence of any grounds for disqualification under the Companies Act, independence and expertise, and the appropriateness of the audit.

In addition, if the independent auditor is found to fall under the matters stipulated in each item of Article 340, Paragraph (1) of the Companies Act, the Audit and Supervisory Committee will dismiss the independent auditor based on the consent of all members of the Audit and Supervisory Committee.

If it is determined that obstacles have occurred to the proper execution of duties due to the incidence of an event that impairs the eligibility or independence of the independent auditor, the Audit and Supervisory Committee shall determine the content of a proposal for the dismissal or non-reappointment of the independent auditor to be submitted to the General Meeting of Shareholders in accordance with Article 399-2, Paragraph (3), Item (ii) of the Companies Act.

2	System to Ensure Proper Operations and the Outline of the Operational Effectiveness Thereof (as of March 31, 2025)

(1)	System to Ensure Proper Operations

The contents of the resolution regarding the establishment of a system to ensure proper operations at the Company (the Basic Policy for Establishment and Operation of the Internal Control Systems) are as follows:

The Company shall, based on the following basic policy, establish and operate a system (internal control system) to ensure proper operations of the Company, and strive for continuous improvement of the system.

1.	System to Ensure That the Execution of Duties by Directors and Employees Complies with Laws and Regulations, and the Articles of Incorporation

(1)

The Company shall institute and operate the JX Advanced Metals Group Compliance Regulations and other rules and programs related to compliance, and establish a Compliance Committee to receive reports on the status of compliance and formulate measures, etc. The Company shall also conduct regular inspections on compliance with laws, regulations, and the Articles of Incorporation, provide compliance education, and implement audits of compliance with laws, regulations, and the Articles of Incorporation by the Internal Auditing Department, which serves as the internal audit organization.

(2)

The Company shall establish and operate the whistleblower program to detect and correct violations of laws and regulations at an early stage, and clearly state that any person who reports any incident to the Company by using the whistleblower program, or by any other appropriate method, should not be treated unfavorably on the grounds of making such a report.

(3)

In accordance with laws, regulations, the Articles of Incorporation, the Rules of the Board of Directors, and other rules, the Board of Directors shall deliberate with the Audit and Supervisory Committee Members and Outside Directors to ensure the legality and validity of their decisions and the effectiveness of supervision, make a decisions on important business execution that is prescribed as a matter to be resolved at the Board of Directors, and supervise the execution of duties by the Directors.

(4)	The Company shall establish and operate an internal control system to ensure the reliability of financial reporting, and shall evaluate its effectiveness annually and make necessary corrections.

(5)

The Company shall institute the JX Advanced Metals Group Basic Regulations on Handling of Antisocial Forces, and develop and operate a system based on the regulations in order to cut off any relationship with anti social forces.

2.	System for the Storage and Management of Information Related to the Execution of Duties by Directors

(1)

The Company shall create, store, and manage approval documents related to the execution of duties by Directors, minutes, and other information in accordance with laws, regulations, and other rules, verify their implementation status, and review such rules as needed.

(2)	The Company shall institute the JX Advanced Metals Group Basic Policy Concerning Information Security, and implement measures to strengthen information security under the policy.

3.	Rules and Other Systems for the Management of Risk of Loss

(1)

In discussing important matters such as large investments at the Board of Directors and the Executive Meeting, the risks assumed shall be identified and the policy for dealing with such risks and the criteria for considering withdrawal shall be clarified, and after the implementation of investments, continuous monitoring and follow-up shall be conducted. In addition, external advisors, such as legal, accounting, and tax advisors, shall be appointed as necessary to obtain their opinions.

(2)

With regard to various risks that may harm the corporate value of the JX Advanced Metals Group, the Company shall identify risks, formulate and implement risk response plans, develop and operate relevant rules, and develop and operate emergency systems. Among those risks, the Company’s Executive Meeting shall select material risks that should be addressed on a company-wide basis, approve response plans, and monitor them.

(3)	The Company shall establish and operate the necessary systems and rules to promote internal controls to cope with risks that impede the achievement of organizational objectives in each department.

4.	System to Ensure Efficient Execution of Duties by Directors

(1)

In order to improve the agility of business execution, the matters to be resolved by the Board of Directors shall be clarified in the Rules of the Board of Directors, some part of important business execution decisions shall be delegated to the President by resolution of the Board of Directors, and the decision-making matters and authority for each organization and position shall be specified in the Schedule of Authorities and other internal rules concerning organization and authority.

(2)	The Executive Officer System shall be adopted, and the Executive Meeting, composed of Executive Officers, shall be established to serve as an advisory body to the President.

(3)

In order to ensure the efficiency of management, the Board of Directors and the Executive Meeting shall gain an accurate understanding of the actual management situation through the management of the progress in the management plan based on its long-term vision, medium-term management plan, and budgets, and implement necessary measures.

5.	System to Ensure Proper Operations within the Corporate Group

(1)

In order to enhance corporate value through efficient management and optimal allocation of management resources for the entire JX Advanced Metals Group, while paying respect to the autonomy of each of the business operation divisions and the Group companies, the Company shall strive to unify awareness of and thoroughly implement the management policies and plans of the JX Advanced Metals Group, including the long-term vision and medium-term management plan, through the Group Executive Meeting and other bodies, shall approve the budgets and business plans of the Group companies, and shall monitor their implementation status.

(2)

The Company shall set forth, in its Rules of the Board of Directors and the Schedule of Authorities, matters to be resolved and approved by, or reported to the Company’s Board of Directors and the Executive Meeting among the matters regarding the business execution of each Group company, and ensure operation of those rules.

(3)

In order to enhance and strengthen the compliance system of the entire JX Advanced Metals Group, the Company shall institute the JX Advanced Metals Group Compliance Regulations and other rules and programs pertaining to compliance applicable to the entire Group, and shall require each Group company to comply with them, while the Compliance Committee shall receive reports on the compliance status of the Group companies and formulate various measures, etc. The Company shall also establish and operate a whistleblower program that is available to officers and employees of the Group companies, shall require the Group companies to conduct periodic inspections of compliance with laws, regulations, and the articles of incorporation, and shall receive reports of the results and conduct monitoring.

(4)

The Company’s Internal Auditing Department shall, while sufficiently exchanging information with the internal auditing bodies of the Group companies, conduct audits to ensure proper operations at the Group companies, report the results to the President, and provide feedback on matters directed by the President.

6.	Systems to Ensure the Effective Execution of Audits by the Audit and Supervisory Committee

(1)

An Audit and Supervisory Committee Office shall be established as an organization to support the duties of the Audit and Supervisory Committee, and sufficient employees shall be assigned in consultation with the Audit and Supervisory Committee.

(2)

In order to ensure the independence of employees of the Audit and Supervisory Committee Office and to ensure the effectiveness of the instructions to these employees, no directives from Directors other than Audit and Supervisory Committee Members shall apply to their duties. The assignment and personnel treatment of these employees shall be decided after prior consultation with the Audit and Supervisory Committee.

(3)	The Company shall respect the audit standards and plans set forth by the Audit and Supervisory Committee and cooperate in the smooth execution of audits and the improvement of the audit environment.

(4)

The Company shall prepare a system so that the Full-Time Audit and Supervisory Committee Members can attend the Executive Meeting and other important meetings to understand the management situation of the JX Advanced Metals Group, while Directors and employees of the Company and its Group companies shall appropriately report on matters requested by the Audit and Supervisory Committee, and shall accept site visits requested by the Audit and Supervisory Committee.

(5)

Directors and employees of the Company and its Group companies promptly report to the Audit and Supervisory Committee when there is or likely to be violations of laws, regulations, or the Articles of Incorporation in accordance with predefined standards.

(6)	The Company shall ensure that a person who reports to the Audit and Supervisory Committee does not receive unfavorable treatment on the grounds of making such a report.

(7)

The Company’s President and other members of management shall hold regular meetings with the Audit and Supervisory Committee Members to discuss management issues of the Company and its Group companies.

(8)	The Internal Auditing Department of the Company shall strive to maintain close cooperation with the Audit and Supervisory Committee.

(9)

The Company shall appropriately bear expenses or debt associated with the execution of duties by Audit and Supervisory Committee Members, pursuant to provisions of Article 399-2, Paragraph (4) of the Companies Act, based on requests of the Audit and Supervisory Committee Members.

(2)	Outline of the Operational Effectiveness of the System to Ensure Proper Operations

The status of the Company’s operation of the system described above to ensure proper operations is as follows:

1.	Overview of Internal Control

•

In order to gain an understanding of the status of the Company’s internal control system and address any issues, the Executive Meeting monitored the implementation and operation of the internal control system, and reported the results to the Board of Directors.

•	The Company formulated a plan for education and training related to internal control, and conducted training based on this plan.

2.	System to Ensure That the Execution of Duties by Directors and Employees Complies with Laws and Regulations, and the Articles of Incorporation

•	The Compliance Committee held meetings to discuss the compliance priority targets within the JX Advanced Metals Group and report on the status of compliance and performance regarding these targets.

•

The Company operated programs for compliance with laws and regulations related to the prevention of bribery overseas, competition laws, and dealing with anti-social forces, etc., and conducted audits on their operational status.

•	The Company has established and operated a security export control system, conducted audits on its operational status and held training sessions.

•

The Company conducted regular inspections of compliance with laws, regulations, and the Articles of Incorporation. As part of such inspections, compliance interviews, audits, and legal inspections related to the environment and safety were conducted.

•	The Company formulated an audit plan and conducted internal audits in accordance with the plan.

•

The Company made widely known and implemented the JX Advanced Metals Group Hotline, a whistleblowing program. In addition, the JX Advanced Metals Group Whistleblowing Operation Regulations ensure that whistleblowers who make whistleblowing reports are not subject to disadvantageous treatment, and the confidentiality of the whistleblower is strictly maintained.

•

The Company holds meetings of the Board of Directors in accordance with the Rules of the Board of Directors to make decisions on important business executions and to receive reports on the status of the execution of duties by Directors.

•	The Company conducted assessments of effectiveness concerning internal control over financial reporting pursuant to the Financial Instruments and Exchange Act.

3.	System for the Storage and Management of Information Related to the Execution of Duties by Directors

•

The Company prepared and managed documents such as approval documents and meeting minutes in accordance with the established procedure. The Company also continued the operation of the electronic approval systems.

•	The Company promoted the introduction of JX Advanced Metals Group’s common IT infrastructure to group companies.

•	With regard to the Individual Number system, the Company continued office administration based on the rules and conducted regular checks.

•	In order to strengthen the information security system, the Company conducted risk assessments and monitoring of information management.

4.	Rules and Other Systems for the Management of Risk of Loss

•

The Company appropriately operated risk assessments and responses during the discussion of capital investments and loan and investment projects based on the JX Advanced Metals Group Regulation on Budget Operation for Investment Finance.

•

After reviewing the significant risks that should be addressed company-wide, the Company implemented measures based on the plans determined by the Executive Meeting, and the Meeting conducted monitoring.

•	In preparation for emergencies such as earthquakes, the Company developed a business continuity plan (BCP) and conducted joint BCP drills in coordination between the Head Office and various locations.

•	The Company started inspection and monitoring activities for operational risks of JX Advanced Metals Corporation.

•

The status of derivative transactions and related activities was compiled on a semi-annual basis and reported to the Executive Meeting and the Board of Directors. The status of derivative transactions, etc. was summarized every half-year and reported to the Executive Meeting and the Board of Directors.

•	The Company conducted regular monitoring of cash and deposit balances to ensure appropriate asset management within Group companies.

5.	System to Ensure Efficient Execution of Duties by Directors

•

The Company appropriately and efficiently makes decisions at meetings of the Board of Directors and the Executive Meeting in accordance with the Rules of the Board of Directors and the Rules of the Executive Meeting.

•

Duties are executed based on the organizational structure, management positions, and business responsibilities defined in the Organizational Regulations, as well as the decision-making matters and authority specified for each position in the Schedule of Authorities.

•

In order to ensure proper and efficient execution of duties, necessary organizational restructuring was carried out, including the establishment of the Internal Control Department, the Crystalline Material Business Promotion Department, and the Digital Manufacturing Transformation Department.

•

The annual and quarterly financial results, both on a consolidated group basis and for the Company on a standalone basis, were appropriately approved by the Board of Directors and the Executive Meeting.

6.	System to Ensure Proper Operations within the Corporate Group

•	The Company has established the Group Common Application Regulations applicable to the JX Advanced Metals Group and formed the Group’s regulatory framework.

•	The Company holds the JX Advanced Metals Group Executive Meeting to unify awareness of management policies and plans.

•

The validity of the budget and business plans of each group company is verified through interviews and discussions, and the appropriateness of each Group company’s plans is also verified at the company-wide budget review meeting.

•	The Company has a system in place to receive regular and emergency reports on performance management and other matters from JX Advanced Metals Group companies.

•	The Company has defined and appropriately managed business operation matters of JX Advanced Metals Group companies to be discussed with the Company’s Board of Directors.

•

The Company has made the code of conduct and the whistleblower program widely disseminated, and inspected the status of compliance with laws and regulations, as well as the Articles of Incorporation within each company of the JX Advanced Metals Group.

•	The Company’s Internal Auditing Department conducts audits based on the audit plan that includes Group companies, and audit results are reported to the Executive Meeting, etc.

•

The Company began applying business performance management and risk management of a Group company to TATSUTA Electric Wire and Cable Co., Ltd., which newly joined the JX Advanced Metals Group following the successful tender offer in August 2024.

7.	Systems to Ensure the Effective Execution of Audits by the Audit and Supervisory Committee

•	Multiple full-time personnel have been appointed to the Audit and Supervisory Committee Office, with their personnel treatment determined with the consent of the Audit and Supervisory Committee.

•

In order to ensure the proper performance of the duties of the Audit and Supervisory Committee, the Company secures the opportunity so that the Audit and Supervisory Committee Members can attend important meetings such as the Executive Meeting, exchange opinions with the President and other members of the management, hold regular consultations with the Internal Auditing Department, audit the JX Advanced Metals Group’s domestic and overseas bases, and view important documents.

•

The Company has set forth and appropriately operates standards for Directors and employees to report violations of laws, regulations, and the Articles of Incorporation to the Audit and Supervisory Committee.

•

The Company bears expenses or debt necessary for the execution of the duties of the Audit and Supervisory Committee in accordance with the stipulated procedures, based on requests from the Audit and Supervisory Committee.

(	The figures in this business report are presented as follows: Amounts, percentages, etc.: rounded down to the nearest unit	)

Consolidated Financial Statements

Consolidated Statements of Changes in Equity (from April 1, 2024 to March 31, 2025)

(Millions of yen)

	Share capital	Capital surplus	Retained earnings	Treasury shares	Other components of equity
					Financial assets measured at fair value through other comprehensive income	Changes in fair value of cash flow hedges
Balance as of April 1, 2024	75,000	46,750	446,945	–	2,835	(3,130)
Profit	–	–	68,271	–	–	–
Other comprehensive income (loss)	–	–	–	–	2,250	(2,121)
Total comprehensive income (loss)	–	–	68,271	–	2,250	(2,121)
Purchase of treasury shares	–	–	–	(1,000)	–	–
Dividends of surplus	–	–	(85,000)	–	–	–
Share–based payment transactions	–	285	–	–	–	–
Equity transactions with non-controlling interests, etc.	–	(1,560)	–	–	240	261
Transfer from other components of equity to retained earnings	–	–	1,905	–	(574)	–
Transfer from other components of equity to non–financial assets, etc.	–	–	–	–	–	4,290
Changes due to business combination	–	–	–	–	–	–
Other	–	2,618	–	–	–	–
Total transactions with owners	–	1,343	(83,095)	(1,000)	(334)	4,551
Balance as of March 31, 2025	75,000	48,093	432,121	(1,000)	4,751	(700)

	Other components of equity			Total equity attributable to owners of the parent	Non-controlling interests	Total equity
	Exchange differences on translation of foreign operations	Remeasurement (losses) gains on defined benefit plans	Total
Balance as of April 1, 2024	58,988	–	58,693	627,388	93,414	720,802
Profit	–	–	–	68,271	13,116	81,387
Other comprehensive income (loss)	(2,018)	1,331	(558)	(558)	(327)	(885)
Total comprehensive income (loss)	(2,018)	1,331	(558)	67,713	12,789	80,502
Purchase of treasury shares	–	–	–	(1,000)	–	(1,000)
Dividends of surplus	–	–	–	(85,000)	(12,777)	(97,777)
Share–based payment transactions	–	–	–	285	–	285
Equity transactions with non-controlling interests, etc.	62	–	563	(997)	(6,527)	(7,524)
Transfer from other components of equity to retained earnings	–	(1,331)	(1,905)	–	–	–
Transfer from other components of equity to non–financial assets, etc.	–	–	4,290	4,290	–	4,290
Changes due to business combination	–	–	–	–	6,841	6,841
Other	–	–	–	2,618	2,717	5,335
Total transactions with owners	62	(1,331)	2,948	(79,804)	(9,746)	(89,550)
Balance as of March 31, 2025	57,032	–	61,083	615,297	96,457	711,754

Notes to Consolidated Financial Statements (from April 1, 2024 to March 31, 2025)

1. Notes to Important Matters Fundamental for Preparation of Consolidated Financial Statements

(1)	Basis for preparation of consolidated financial statements

The consolidated financial statements of the Company are prepared in accordance with the International Financial Reporting Standards (“IFRS”) pursuant to the provisions of Article 120, Paragraph 1 of the Regulations for Corporate Accounting. In accordance with the second sentence of the same paragraph, certain disclosure items required under IFRS are omitted with respect to the consolidated financial statements.

(2)	Scope of consolidation and matters concerning application of equity method

There are 78 subsidiaries and 18 equity method affiliates, etc. (affiliates and jointly controlled entities). Major subsidiaries

JX Advanced Metals USA, Inc., JX Advanced Metals Singapore Pte. Ltd., JX Advanced Metals Korea Co., Ltd., TANIOBIS GmbH, Tokyo Denkai Co., Ltd., JX METALS PHILIPPINES, Inc., Nippon Mining & Metals (Suzhou) Co., Ltd., Toho Titanium Co., Ltd., TATSUTA Electric Wire and Cable Co., Ltd., JX Metals Smelting Co., Ltd., JX Metals Circular Solutions Co., Ltd., eCycle Solutions Inc., Nippon LP Resources UK Limited, JX Metals Trading Co., Ltd., Nikko Metals Taiwan Co., Ltd.

Major equity method affiliates, etc.

JX Metals Precision Technology Co., Ltd., Pan Pacific Copper Co., Ltd., SCM Minera Lumina Copper Chile, Minera Los Pelambres, Jeco Corp.

(3)	Matters concerning accounting policies

(i) Valuation standards and methods for assets

a. Valuation standards and methods for financial assets

Financial assets measured at amortized cost

Financial assets are classified as financial assets measured at amortized cost if both of the following conditions are met:

•	The financial asset is held based on a business model in which an asset is held for the purpose of collecting contractual cash flows.
•	The contractual terms of the financial asset give rise to cash flows that solely consist of payments of principal and interest on the principal balance at specific dates.

After initial recognition, they are measured at amortized cost using the effective interest method and are also evaluated for impairment.

Financial assets measured at fair value through other comprehensive income

Financial assets other than financial assets measured at amortized cost are measured at fair value. Of those, for equity instruments held for purposes other than trading, the Company determines on an individual instrument basis whether or not to designate an instrument as a financial asset measured at fair value through other comprehensive income upon initial recognition.

Financial assets designated as financial assets measured at fair value through other comprehensive income are measured at fair value after initial recognition, with any subsequent changes recognized in other comprehensive income.

Amounts recognized in other comprehensive income may be transferred within equity, although they cannot be subsequently transferred to profit or loss. When a related financial asset is derecognized or its fair value declines significantly, the relevant amount recognized in other comprehensive income is transferred to retained earnings. For a transaction involving changes in the parent’s equity interest in a subsidiary that does not result in loss of control, the cumulative amount of financial assets measured at fair value through other comprehensive income of the subsidiary is reallocated through equity between equity attributable to owners of parent and non-controlling interests.

Financial assets measured at fair value through profit or loss

Financial assets other than financial assets measured at amortized cost that are not designated as financial assets measured at fair value through other comprehensive income are classified as financial assets measured at fair value through profit or loss.

They are measured at fair value after initial recognition, with any subsequent changes recognized in profit or loss.

b.	Valuation standards and methods for inventories

Inventories are recorded at the lower of acquisition cost or net realizable value. Net realizable value is the expected selling price in the ordinary course of business less estimated costs to complete and estimated selling costs. Acquisition cost is determined primarily using the first-in, first-out method.

c.	Valuation standards and methods as well as depreciation methods for property, plant and equipment

The cost model is used for the post-recognition measurement of property, plant and equipment, which is stated at acquisition cost less accumulated depreciation and impairment.

Acquisition costs include costs directly related to the acquisition of an asset, demolition, removal and restoration costs, as well as borrowing costs for long-term projects that qualify for capitalization.

Expenditures for major maintenance and repairs include costs of reacquired assets and the replacement of portions of assets, survey costs and overhaul (detailed inspections) costs. Such expenditures that meet the criteria for recognition of property, plant and equipment are capitalized and depreciated over the period up to the next survey.

Depreciation of property, plant and equipment other than land is determined principally on the straight-line method over the estimated useful lives of the individual components of property, plant and equipment at their depreciable values, which are determined by deducting their residual values from their acquisition costs.

The estimated useful lives of major types of property, plant and equipment are as follows:

•	Buildings and structures 2 to 50 years
•	Machinery and vehicles 2 to 20 years

Depreciation methods, estimated useful lives and residual values of property, plant and equipment are reviewed at the end of each fiscal year.

d.	Valuation standards and methods for goodwill and intangible assets

Goodwill

Goodwill is not amortized, and is stated at acquisition cost less accumulated impairment losses. Goodwill is allocated to individual cash-generating units or groups of cash-generating units that are expected to benefit from the synergies of a business combination and is tested for impairment each period or whenever there is an indication of impairment. Impairment losses on goodwill are recognized in profit or loss on the consolidated statements of profit or loss and are not subsequently reversed.

Intangible assets

The cost model is used for the post-recognition measurement of intangible assets, which are stated at acquisition cost less accumulated amortization and impairment.

An intangible asset is amortized principally on a straight-line basis over the estimated useful life of the asset for the amount of its acquisition cost less any residual value. The estimated useful lives of major types of intangible assets are as follows:

•	Software 5 years
•	Customer-related intangible assets 10 to 25 years

e.	Valuation standards and methods for right-of-use assets

Lease liabilities are initially recognized at the present value of the remaining lease payments as of the lease commencement date, discounted using the interest rate implicit in the lease. If the interest rate implicit in the lease cannot be practically readily determined at the time of recognition, the Group’s incremental borrowing interest rate is used.

A right-of-use asset is recognized at the measured amount of the lease liabilities, adjusted for initial direct costs and prepaid lease payments, plus the cost of any restoration obligations required under the lease contract, and is depreciated systematically over the lease term. Right-of-use assets are included in “Property, plant and equipment” in the consolidated statements of financial position.

f.	Impairment of non-financial assets

At each reporting period, the Group determines whether there is any indication of impairment for each asset and estimates the recoverable amount of the asset if there is an indication of impairment or where an annual impairment test is required, such as for intangible assets with indefinite useful lives. If it is not possible to estimate the recoverable amount of an individual asset, the recoverable amount is estimated for each cash-generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs of disposal and value in use of an asset or cash-generating unit. Appropriate valuation models supported by available fair value indicators and transactions are used to determine fair value less costs of disposal. Further, estimated future cash flows in the value-in-use valuation are discounted to present value using a pre-tax discount rate that reflects current market assessment of time value of money and the risks inherent in the asset.

If the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, an impairment loss is recognized for that asset and written down to its recoverable amount.

For an asset other than goodwill, an assessment is made as to whether there are indications that impairment losses recognized in prior reporting periods may have been reduced or eliminated. If such indications exist, the recoverable amount of the relevant asset or cash-generating unit is estimated, and if the recoverable amount exceeds the carrying amount of the asset or cash-generating unit, an impairment loss is reversed up to an amount not exceeding the carrying amount that would have been the carrying amount had no impairment loss been recognized, less any required depreciation or amortization.

(ii) Recognition criteria for allowances and provisions

A provision is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources with economic benefits will be required to settle the obligation, and its amount can be estimated reliably.

A provision is measured at the present value of the expenditures expected to be required to settle the obligation, using a pre-tax discount rate that reflects the current market valuation of the time value of money and the risks inherent in the obligation. Increases in provisions over time are recognized as interest expenses.

(iii) Other matters important for preparation of consolidated financial statements

a.	Business combination

The Group applies the acquisition method of accounting for business combinations. Identifiable assets acquired as well as identifiable liabilities and contingent liabilities assumed in a business combination are measured at fair value at the initial acquisition date. Costs incurred in connection with the acquisition are recognized as expenses as incurred. The Company determines on a transaction-by-transaction basis whether to measure non-controlling interests at fair value or based on non-controlling interests’ proportional interest in the acquiree’s identifiable net assets.

Goodwill is measured as an excess of the sum of the consideration transferred for the business combination, the amount of any non-controlling interests in the acquiree, and the fair value of any equity interest in the acquiree previously held by the acquirer over the net value of the identifiable assets and liabilities at the acquisition date. If such total amount is less than the net value of the identifiable assets and liabilities acquired through bargain purchase, the difference is recognized immediately in profit or loss on the consolidated statements of profit or loss.

b.	Foreign currency translation

The Company’s consolidated financial statements are presented in Japanese yen, which is its functional currency. A transaction denominated in a foreign currency is translated into the functional currency of each Group company at the exchange rate prevailing on the transaction date. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated into the functional currency at the exchange rate prevailing at the balance sheet date, and non-monetary assets and liabilities denominated in foreign currencies measured at fair value are translated into the functional currency at the exchange rate prevailing at the relevant date of fair value determination. Any resulting foreign currency translation differences are generally recognized in profit or loss. However, foreign currency translation differences arising from equity instruments designated as financial assets measured through other comprehensive income and from cash flow hedges are recognized in other comprehensive income. A non-monetary asset and liability denominated in a foreign currency measured at cost is translated at the exchange rate prevailing on the transaction date.

Assets and liabilities of foreign operations are translated into Japanese yen using the exchange rate prevailing at the balance sheet date, and revenue and expenses are translated into Japanese yen using the average exchange rate for the period, unless the exchange rate has changed significantly during the reporting period.

Any foreign currency translation differences arising from the translation of financial statements of foreign operations are recognized in other comprehensive income as “exchange differences on translation of foreign operations.” Upon disposal of foreign operations, etc., such cumulative translation differences are transferred to profit or loss as part of gains or losses on disposal.

For a transaction involving changes in the parent’s equity interest in a subsidiary that does not result in loss of control, foreign currency translation differences of the subsidiary are reallocated through equity between equity attributable to owners of parent and non-controlling interests.

c.	Post-employment benefits

The Group has both defined benefit and defined contribution plans. The liability recognized in the consolidated statements of financial position in relation to the defined benefit plan is the present value of defined benefit obligations less fair value of the plan assets as of the end of the reporting period. Defined benefit obligations are calculated annually using the projected unit credit method. The discount rate is determined for a discount period based on a period up to the expected date of benefit payments in each future year and based on the market yield of high-quality corporate bonds corresponding to the discount period at the balance sheet date.

Among retirement benefit expenses, net service costs and net interest on net defined benefit liabilities (assets) are recognized in profit or loss, and remeasurements, including differences between estimates and actual results and actuarial gains and losses arising from changes in actuarial assumptions, are recognized in other comprehensive income in the period in which they arise. Such amounts are immediately transferred from other components of equity to retained earnings, since they are permitted to be transferred within equity, although they cannot be transferred to profit or loss. Prior service costs are recognized in profit or loss in the period in which they are incurred.

Retirement benefit expenses related to the defined contribution plan are recognized as an expense in the period an employee renders service, with the amount of the accrued contribution recognized as a liability.

d.	Revenue recognition

The Group recognizes revenue by applying the following five steps, except for interest and dividend income and other income under IFRS 9 “Financial Instruments” (“IFRS 9”).

Step 1: Identify a contract with a customer

Step 2: Identify performance obligations in the contract

Step 3: Calculate the transaction price

Step 4: Allocate the transaction price to performance obligations in the contract

Step 5: Recognize revenue when (or as) performance obligations are satisfied

The Group engages in the sale of sputtering targets for semiconductors, treated rolled copper foil, precious metals, and recycled raw materials. We recognize revenue from the sale when control over the product is transferred to the customer, i.e. when the product is delivered to the customer, as the legal ownership, possessory rights, material risks accompanying the ownership of the product, and economic value are transferred and the right to receive consideration for the product from the customer is obtained. Revenue is recognized based on the transaction price for contracts with customers. Consideration for transactions is received generally within three months after the product delivery, and it does not include any significant financing component.

e.	Income tax expense

Income tax expense consists of current and deferred taxes.

They are recognized in profit or loss, except those related to business combinations and items recognized directly in equity or other comprehensive income.

Current income taxes are calculated based on estimated tax payments or refunds on taxable income or losses for the current period as calculated by multiplying tax rates in effect or substantially in effect as of the balance sheet date, in addition to adjustments for estimated tax payments or refunds for up to the prior year.

Deferred tax assets and liabilities are calculated based on temporary differences between the carrying amounts of assets and liabilities for accounting purposes and their tax bases, and tax loss and tax credit carryforwards as of the end of the reporting period. Deferred tax assets and liabilities are calculated using tax rates that are in effect or substantially in effect by the end of the reporting period and are expected to be applied in the period in which related deferred tax assets are to be realized or deferred tax liabilities are settled. Deferred tax assets are recognized only to the extent that it is probable that tax loss carryforwards, tax credit carryforwards and deductible temporary differences will be available against future taxable income. Deferred tax assets are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that tax benefits will be realized.

2. Notes to Significant Accounting Estimates

The Company’s consolidated financial statements include estimates and judgments made by management. These estimates and judgments are based on management’s best estimates, taking into account past performance and various factors that are considered reasonable as of the end of the reporting period; however, actual results that will materialize in the future may differ from those estimates and judgments.

Major estimates and judgments that may have a significant impact on the Company’s consolidated financial statements include the following.

(1)	Impairment of non-financial assets

The Group performs an impairment test for property, plant and equipment, goodwill and intangible assets in accordance with “1. Notes to Important Matters Fundamental for Preparation of Consolidated Financial Statements (3) Matters concerning accounting policies” in the Notes to Consolidated Financial Statements. In calculating recoverable amounts for impairment tests, the Company determines estimates of future cash flows, discount rates and others. Future cash flows are determined by management’s best estimates and judgments based on business plans approved by management. However, because future cash flows are subject to fluctuations in sales volume, commodity prices, foreign exchange rates, and other uncertain factors that are included in future cash flows, when it becomes necessary to revise these estimates and recoverable amounts, it may have a significant impact on the consolidated financial statements.

(2)	Income tax expense

The Group is subject to the income tax consequences of several tax jurisdictions. Important judgments must be made when determining the estimated amounts of income taxes in various parts of the world.

The amount recorded as income tax expense for the fiscal year under review was 26,089 million yen.

Many transactions and calculation methods involve uncertainty in final tax amounts. A liability for anticipated tax audit issues based on an estimate as to whether additional tax payments will be demanded is recognized. If the final tax amounts for those issues differ from the amounts initially recognized, it may have a significant impact on the consolidated financial statements.

In addition, the amount of deferred tax assets is determined to the extent that it is probable that taxable income will be available against which deductible temporary differences and unused tax loss and tax credit carryforwards can be utilized. The timing and amount of future taxable income are estimated based on business plans approved by management, including assumptions about sales volume, commodity prices, foreign exchange rates and others.

As a result, the amount recorded as deferred tax assets at the end of the current fiscal year was 26,730 million yen. The timing and amount of taxable income arising are subject to uncertain future changes in economic conditions. If the timing and amount of taxable income that has actually occurred differ from the estimates, the amount of deferred tax assets available will change as a result, which may have a significant impact on the consolidated financial statements.

(3)	Valuation of inventories

Inventories are recorded at the lower of acquisition cost or net realizable value. If net realizable value is lower than the acquisition cost at the end of the reporting period, inventories are measured at such net realizable value and the difference from the acquisition cost (write-down) is recorded in cost of sales.

As a result, the amount recorded as inventories at the end of the current fiscal year was 273,187 million yen.

If the market environment changes significantly in the future and net realizable value declines significantly, a large difference (write-down) in cost of sales may occur, which may have a significant impact on the consolidated financial statements.

(4)	Provisions and contingent liabilities

The Group recognizes various provisions, such as for asset retirement obligations, on the consolidated statements of financial position. Those provisions are recognized based on the best estimate of expenditures required to settle the obligations, taking into account risks and uncertainties associated with the obligations as of the end of the reporting period.

As a result, the amount recorded as provisions at the end of the current fiscal year was 30,792 million yen. Although the amount of expenditures required to settle the obligations is calculated by taking into comprehensive consideration possible future outcomes, it may be affected by the occurrence of unforeseeable events or changes in circumstances. If the actual amount of payments differs from what has been estimated, it may have a significant impact on the amounts to be recognized in the consolidated financial statements from the next reporting period and onward.

For contingent liabilities, items that could have a significant impact on future operations are disclosed, taking into account all available evidence at the end of the reporting period and considering the likelihood of their occurrence and their monetary impact.

3. Notes to Consolidated Statements of Financial Position

(1) Assets pledged as collateral
(Millions of yen)
Property, plant and equipment	62,047
Other assets	3,651

Note:

These are mainly collateral for using the system for extending payment deadlines for customs duties on import transactions and consumption taxes in accordance with the Customs Act and the Consumption Tax Act.

A revolving mortgage has also been established, however there is no corresponding debt.

(2) Components of inventories
(Millions of yen)
Merchandise and finished goods	76,192
Work in process	82,890
Raw materials and supplies	114,105
(3) Components of property, plant and equipment
(Millions of yen)
Buildings and structures	135,409
Machinery and vehicles	98,671
Land	61,491
Construction in progress	70,200
Other	6,011
(4) Loss allowance deducted directly from assets
(Millions of yen)
Trade receivables	973
Receivables other than trade receivables	48

(5) Accumulated depreciation and impairment of property, plant and equipment 540,245 million yen
(6) Guarantee obligations, etc. 52,475 million yen

4. Notes to Consolidated Statements of Profit or Loss

(1)	Principal components of other income

Principal components of other income are as follows:

(Millions of yen)
Fiscal year ended
March 31, 2025
Gain on sale of shares of subsidiaries and associates	7,136
Gain on bargain purchase	6,269

(2)  Principal components of other expenses

Principal components of other expenses are as follows:

(Millions of yen)
Fiscal year ended
March 31, 2025
Impairment losses	6,731

5. Notes to Consolidated Statements of Changes in Equity

(1)	Total number of shares of common stock as of March 31, 2025 928,463,102 shares

(2)	Purchase of treasury shares

The number of treasury shares and changes in the balance of treasury shares are as follows:

	Number of shares (Thousands of shares)	Amount (Millions of yen)

Balance at beginning of period	—	—

Change	1,220	1,000

Balance at end of period	1,220	1,000

(3)	Equity transactions with non-controlling interests

Capital surplus of negative 1,560 million yen arising from equity transactions with non-controlling interests, etc. during the current fiscal year mainly resulted from the subscription of capital increase of TANIOBIS GmbH, a consolidated subsidiary of the Company.

Equity transactions with non-controlling interests, etc. are equity transactions that result in changes in ownership interests in subsidiaries without involving changes in the scope of consolidation, and other components of equity were reallocated through equity between equity attributable to owners of parent and non-controlling interests. This resulted in increases of 240 million yen in the change in fair value of financial assets measured at fair value through other comprehensive income, 261 million yen in the change in fair value of cash flow hedges, and 62 million yen in exchange differences on translation of foreign operations, respectively.

(4)	Written put options granted to non-controlling interests

The Group recognizes the present value of the redemption amount of written put options granted to non-controlling interests as a financial liability and derecognizes non-controlling interests under the put options, with the difference between the two included in capital surplus. The amount included in capital surplus in the current fiscal year is 2,618 million yen.

(5)	Dividends of surplus

(i) Dividends paid

Resolution	Class of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
November 11, 2024 Board of Directors meeting	Common stock	85,000	91.55	—	November 29, 2024

(ii) Dividends with a record date in the fiscal year under review but an effective date in the following fiscal year

Resolution (planned)	Class of shares	Total amount of dividends (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
June 27, 2025 Ordinary General Meeting of Shareholders	Common stock	16,712	18.00	March 31, 2025	June 30, 2025

6. Notes to Financial Instruments

(1)	Matters concerning the status of financial instruments

The Company strives to achieve and maintain an optimal capital structure in order to achieve its medium- to long-term group strategy and maximize corporate value.

The Company is exposed to various risks such as credit risk, liquidity risk, and market risks, and manages these risks as follows.

(i) Credit risk

The Group sets a credit limit by counterparty in accordance with its credit management rules, periodically monitors financial conditions, etc. of counterparties, and appropriately manages due dates and outstanding balances of receivables by counterparty in order to early identify concerns about collection. The receivables held are against a large number of counterparties in a wide range of industries and geographic regions, with no significant credit risk exposure to specific counterparties and no excessive concentration of credit risk requiring special management.

(ii) Liquidity risk

The Group raises working capital and capital investment funds through borrowings from financial institutions, etc., and is exposed to the risk of difficulty in meeting those obligations, or liquidity risk.

The Company manages liquidity risk by preparing funding plans, based on an assessment of the funding needs of each group company as appropriate, and monitoring them by comparing them with actual cash flows.

(iii) Market risks

The Company uses derivative financial instruments such as forward exchange contracts, interest rate swaps, and commodity forward contracts to hedge market risks. Derivative transactions are executed and managed in accordance with internal rules that stipulate transaction authority, and the Company has a policy of not engaging in speculative transactions using derivative financial instruments.

(2)	Matters concerning fair value, etc. of financial instruments

(i) Carrying amount and fair value of financial instruments measured at amortized cost

		(Millions of yen)
	As of March 31, 2025
	Carrying amount	Fair value
Borrowings	301,259	300,154

The fair value is calculated as follows.

Borrowings

Fair value of the Group’s borrowings is estimated by discounting the future cash flows to present value using an interest rate that would be applicable if the Group were to newly borrow a similar debt. Such estimation is classified as Level 2 due to the use of observable inputs.

(ii) Financial instruments measured at fair value

The Group classifies the fair value hierarchy into the following three levels, depending on the market observability of inputs used to measure fair value:

Level 1: Unadjusted quoted prices of identical assets or liabilities in an active market

Level 2: Directly or indirectly observable inputs that do not belong to Level 1

Level 3: Unobservable inputs

	(Millions of yen)
	Fiscal year under review (as of March 31, 2025)
	Level 1	Level 2	Level 3	Total

Recurring fair value measurements

Financial assets measured at fair value through profit or loss

Trade and other receivables	–	16,042	–	16,042

Other financial assets (derivatives)	–	704	648	1,352

Financial assets measured at fair value through other comprehensive income

Other financial assets (equities)	8,775	–	1,844	10,619

Financial liabilities measured at fair value through profit or loss

Other financial liabilities (derivatives)	–	3,674	–	3,674

The fair value is calculated as follows.

(a)	Trade and other receivables

For trade and other receivables with embedded derivatives accounted for as a single instrument, fair value is calculated based on LME copper prices for a certain period in the future, and these are classified as Level 2.

(b)	Other financial assets (derivatives), other financial liabilities (derivatives)

Among derivatives, fair value of forward exchange contracts is determined based on forward foreign exchange rates at the balance sheet date. Fair value of commodity derivatives is estimated based on publicly available index prices, etc. at the end of the period. All of these derivatives are classified as Level 2. Fair value of purchased call options held against non-controlling interests is estimated based on a binomial model using inputs such as fair value of the underlying shares, time to expiry, and volatility, and is classified as Level 3.

(c)	Other financial assets (equities)

Listed equity securities are valued using unadjusted quoted market prices based on the closing market price at the balance sheet date and are classified as Level 1. For unlisted equity securities, fair value is determined using appropriate valuation techniques, such as a valuation technique based on discounted future cash flows, and classified as Level 3.

(iii)	Financial instruments classified as Level 3

Changes in other financial assets (derivatives) that are classified as Level 3 are as follows:

(Millions of yen)
Fiscal year ended
March 31, 2025
Balance at beginning of period	13,390
Gains and losses included in profit or loss (Note)	(12,735)
Other	(7)
Balance at end of period	648

(Note)

Primarily resulted from the purchased put options over the controlling shareholder of an equity method affiliate. During the fiscal year under review, the Company derecognized the purchased put options as a result of the exercise of the written call options by the controlling shareholder of the relevant equity method affiliate. The amount of the purchased put options that was derecognized is included in “Other income” in the consolidated statements of profit or loss, net of gains and losses included in profit or loss from the written call option granted to the same shareholder.

Changes in other financial assets (equities) that are classified as Level 3 are as follows:

(Millions of yen)
Fiscal year ended
March 31, 2025
Balance at beginning of period	1,079
Gains and losses included in other comprehensive income	698
Purchased	6
Sold	(1)
Other	62
Balance at end of period	1,844

Gains and losses included in other comprehensive income are included in “Financial assets measured at fair value through other comprehensive income” in the consolidated statements of comprehensive income.

Changes in other financial liabilities (derivatives) that are classified as Level 3 are as follows:

(Millions of yen)
Fiscal year ended
March 31, 2025
Balance at beginning of period	12,629
Gains and losses included in profit or loss	(12,629)
Balance at end of period	–

(Note)

Resulted from the written call options over the controlling shareholder of an equity method affiliate. During the fiscal year under review, the Company derecognized the written call options as a result of the exercise of the written call options by the controlling shareholder of the equity method affiliate. The amount of the written call options that was derecognized is included in “Other income” in the consolidated statements of profit or loss, net of gains and losses included in profit or loss from the purchased put option granted to the same shareholder.

In accordance with the Company’s policy, fair value of unlisted equity securities classified as Level 3 is measured at each group company which directly owns relevant equity securities. In determining fair value, the Company periodically monitors the business activities, etc. of individual entities to be evaluated based on the valuation policy and valuation models that it has developed and updated, to verify its appropriateness on an ongoing basis.

7. Notes to Revenue Recognition

(1)	Disaggregation of revenue

The Group is organized on the basis of Semiconductor Materials business, ICT Materials business, Metals & Recycling business, and other businesses, which are subject to periodic review by the Board of Directors of the Company in order to determine the allocation of management resources and evaluate performance. Accordingly, revenue recorded by those businesses is presented as net sales. Further, net sales are broken down by geographic region based on the location of customers. The relationship between the breakdown of net sales and net sales of each reportable segment is as follows.

(Millions of yen)

Fiscal year ended March 31, 2025

Geographic area		Semiconductor Materials	ICT Materials	Metals & Recycling	Other	Total

Japan		19,615	112,112	297,084	2,451	431,262

Asia	China	13,104	36,438	–	70	49,612
	Taiwan	44,652	21,752	–	–	66,404
	Other Asia	28,564	46,247	61	40	74,912

U.S.		26,543	33,433	2,366	–	62,342

Other		14,950	10,903	4,555	–	30,408

Total		147,428	260,885	304,066	2,561	714,940

(Note) Amounts shown are net of internal transactions among the Group companies.

(i)  Semiconductor Materials

In the Semiconductor Materials Segment, we engage in the sale of sputtering targets for semiconductors and semiconductor materials such as compound semiconductors and crystalline materials. We recognize revenue from the sale when control over the product is transferred to the customer, i.e. when the product is delivered to the customer, as the legal ownership, possessory rights, material risks accompanying the ownership of the product, and economic value are transferred and the right to receive consideration for the product from the customer is obtained. Revenue is recognized based on the transaction price for contracts with customers. Consideration for transactions is received generally within three months after the product delivery, and it does not include any significant financing component.

(ii)  ICT Materials

In the ICT Materials Segment, we engage in the sale of information and telecommunication materials such as treated rolled copper foil, titanium copper, ultra-fine nickel powder, electromagnetic shielding film, and electric wires. We recognize revenue from the sale when control over the product is transferred to the customer, i.e. when the product is delivered to the customer, as the legal ownership, possessory rights, material risks accompanying the ownership of the product, and economic value are transferred and the right to receive consideration for the product from the customer is obtained. Revenue is recognized based on the transaction price for contracts with customers. Consideration for transactions is received generally within three months after the product delivery, and it does not include any significant financing component.

(iii) Metals & Recycling

In the Metals & Recycling Segment, we engage in the sale of recycled raw materials, precious metals, etc., and in contract smelting of electrolytic copper, precious metals, etc. We recognize revenue from the sale of recycled materials and precious metals, etc. when control over the product is transferred to the customer, i.e. when the product is delivered to the customer, as the legal ownership, possessory rights, material risks accompanying the ownership of the product, and economic value are transferred and the right to receive consideration for the product from the customer is obtained, resulting in our performance obligations deemed to have been satisfied. In the case of contract smelting of electrolytic copper, precious metals, etc., we recognize revenue when the relevant contracted work is completed and accepted by the customer, as the right to receive consideration from the customer is obtained, resulting in our performance obligations being deemed to have been satisfied. Revenue from the sale of those products/materials and contract smelting is recognized based on the transaction price for contracts with customers. Consideration for transactions is received generally within three months after the satisfaction of our performance obligations, and it does not include any significant financing component.

In addition, some of the sales contracts for recycled raw materials include a provisional price clause at the time of shipment, and the final price is determined based on the monthly average market price of copper on the London Metal Exchange (LME) for a certain period in the future. Such sales based on a provisional price are considered sales contracts in the nature of commodity forwards with a month in which the price is finalized as the contract month, and contain embedded derivatives for which the main contract is the sale of recycled raw materials. Such embedded derivatives related to the post-shipment price settlement process are not separated from the host contract and instead, accounted for as a single instrument, in accordance with IFRS 9, since the subject of the host contract is a financial asset. Revenue from provisionally priced sales is recognized based on an estimate of fair value of the consideration to be received based on the market price at the time of shipment, and re-estimated at the end of the reporting period. Any difference between the fair value at the time of shipment and at the end of the reporting period is recognized as an adjustment to revenue, and revenue from relevant recycled raw materials is recognized at the market value of the metal paid by the customer, less any processing fees.

(2)	Receivables and contract liabilities arising from contracts with customers

The breakdown of receivables and contract liabilities arising from contracts with customers is as follows.

In the consolidated statements of financial position, trade receivables and contract liabilities are included in trade and other receivables and other current liabilities, respectively.

	(Millions of yen)

	As of April 1, 2024	As of March 31, 2025
Trade receivables (accounts receivable - trade and notes receivable - trade)	86,640	113,814
Contract liabilities	2,736	2,364

Contract liabilities are consideration received in advance of performance under a contract and are reclassified to revenue as (or when) the Company performs under the contract.

The balance of contract liabilities as of the beginning of the fiscal year under review is generally recognized as revenue during the fiscal year, and the amount carried forward is not material. In the current fiscal year, the amount of revenue recognized from performance obligations satisfied in prior periods was not material, either.

(3)	Transaction price allocated to remaining performance obligations

The transaction price allocated to the remaining performance obligations and the period over which revenue is expected to be recognized are as follows:

(Millions of yen)

As of March 31, 2025
Within one year	20,605
Over one year up to two years	2,691
Over 2 years	10,093
Total	33,389

(Note) The transaction prices above relate to a long-term distribution agreement for titanium sponges.

(4)	Contract costs

The amount of assets recognized from the costs of obtaining or fulfilling contracts with customers was not material in the current fiscal year. The practical expedient is applied, and contract costs are recognized as an expense as incurred where the amortization period is one year or less.

8. Notes to Per-Share Information

Equity attributable to owners of parent per share	663.58 yen
Basic profit attributable to owners of parent per share	73.53 yen
Diluted profit attributable to owners of parent per share	73.53 yen

9. Notes to Business Combination

The Company made a tender offer for TATSUTA Electric Wire and Cable Co., Ltd. (“TATSUTA Electric Wire”), which had been an equity method affiliate in the ICT Materials Segment, as part of a transaction aimed at making TATSUTA Electric Wire a wholly-owned subsidiary of the Company, and acquired 50.61% of its voting rights on August 26, 2024. As a result, the Company now owns 87.64% of the voting rights of TATSUTA Electric Wire, when combined with equity already owned, making TATSUTA Electric Wire and its subsidiaries the Company’s subsidiaries. Subsequently, as a result of procedures to make TATSUTA Electric Wire a wholly-owned subsidiary of the Company, TATSUTA Electric Wire became a wholly-owned subsidiary of the Company on November 11, 2024.

(1)	Outline of the business combination

(i) Name and business of the acquiree

Name of acquiree	TATSUTA Electric Wire and Cable Co., Ltd.
Business

The infrastructure wires business, the industrial equipment wires business, the functional film business, the functional pastes business, the fine wire business, the sensor & medical products business, and the environmental analysis business

(ii) Main reasons for the business combination

It is essential to grow the Focus Businesses and stabilize the Base Businesses in order to achieve the JX Advanced Metals Group Long-Term Vision 2040 as set out by the Company, to which we believe both the electronic materials business and the cable business owned by TATSUTA Electric Wire will be of great help.

By making TATSUTA Electric Wire a wholly-owned subsidiary, which eliminates restrictions on mutual utilization of management resources and enables integration of the two companies into one, the Company aims to realize synergies such as (a) efficiently utilizing management resources of both companies, (b) further collaborating in key technologies, (c) further strengthening business competitiveness in the electronic materials business, and (d) strengthening the business foundation of TATSUTA Electric Wire’s electric wire and cable businesses and the Company’s metals business, and further enhance corporate value of the two companies.

(iii) Acquisition date              August 26, 2024

(iv) Method of obtaining control of the acquiree   Business combination with cash consideration

(v) Percentage of equity interest with voting rights acquired

Percentage of voting rights held immediately prior to the acquisition date   37.03%

Percentage of voting rights additionally acquired on the acquisition date    50.61%

Percentage of voting rights after the acquisition             87.64%

(2)	Consideration for the acquisition and its breakdown

(Millions of yen)
Cash	24,389
Fair value of equity interest held immediately prior to the acquisition date	17,843
Total	42,232

(3)	Acquisition-related expenses

Acquisition-related expenses of 304 million yen in connection with the business combination were recorded in “selling, general and administrative expenses” in the consolidated statements of profit or loss for the current fiscal year.

(4)	Fair value of assets acquired and liabilities assumed, non-controlling interests, and goodwill

(Millions of yen)
Fair value of consideration paid	42,232
Cash and cash equivalents	2,101
Trade and other receivables	22,917
Inventories	15,474
Other financial assets	4,281
Other current assets	295
Total current assets	45,068
Property, plant and equipment (other than land)	13,543
Property, plant and equipment (land)	8,641
Intangible assets	95
Other financial assets	1,405
Other non-current assets	117
Deferred tax assets	806
Total non-current assets	24,607
Trade and other payables	7,021
Borrowings	973
Income taxes payable	329
Other financial liabilities	12
Lease liabilities	76
Provisions	26
Other current liabilities	1,958
Total current liabilities	10,395
Borrowings	30
Lease liabilities	1,548
Provisions	80
Other non-current liabilities	657
Deferred tax liabilities	1,623
Total non-current liabilities	3,938
Fair value of assets acquired and liabilities assumed, net	55,342
Non-controlling interests	(6,841)
Negative goodwill	(6,269)

Non-controlling interests are measured based on the non-controlling interests’ proportional interest in the recognized amount of the acquiree’s identifiable net assets. The measurement of fair value of the assets acquired resulted in fair value of net assets acquired exceeding consideration paid for the acquisition, mainly due to the recognition of gain on revaluation of land in property, plant and equipment. Accordingly, gain on bargain purchase was recognized and recorded in “Other income” in the consolidated statements of profit or loss.

(5)	Loss on step acquisition

As a result of the remeasurement of equity interest in TATSUTA Electric Wire held by the Group prior to the acquisition date at fair value on the acquisition date, a loss on step acquisition due to business combination of 44 million yen was recorded in “Other expenses” in the consolidated statements of profit or loss.

(6)	Impact on the Group’s business results

Information on profit and loss after the acquisition date, and profit and loss information as if the business combination had been implemented at the beginning of the period (pro forma information) are not disclosed because the impact on the consolidated financial statements is not material. Such pro forma information has not been audited.

10. Notes to Material Subsequent Events

Not applicable.

Non-consolidated Financial Statements

Non-consolidated Statements of Changes in Equity (from April 1, 2024 to March 31, 2025)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Other retained earnings		Total retained earnings
					Reserve for tax purpose reduction entry of non-current assets	Retained earnings brought forward

Balance as of April 1, 2024	75,000	60,000	54,206	114,206	156	301,173	301,330

Cumulative effect of error correction						1,674	1,674

Balance at the beginning of the period after error correction	75,000	60,000	54,206	114,206	156	302,848	303,004

Changes in items during the period

Reversal of reserve for tax purpose reduction entry of non-current assets	–	–	–	–	(6)	6	–

Dividends of surplus	–	–	–	–	–	(85,000)	(85,000)

Profit	–	–	–	–	–	37,249	37,249

Purchase of treasury shares	–	–	–	–	–	–	–

Net changes in items other than shareholders’ equity	–	–	–	–	–	–	–

Total changes of items during the period	–	–	–	–	(6)	(47,745)	(47,751)

Balance as of March 31, 2025	75,000	60,000	54,206	114,206	150	255,103	255,253

(Millions of yen)

	Shareholders’ equity		Valuation and translation adjustments				Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for -sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments

Balance as of April 1, 2024	–	490,536	1,671	(3,114)	(5,123)	(6,566)	483,969

Cumulative effect of error correction		1,674					1,674

Balance at the beginning of the period after error correction	–	492,210	1,671	(3,114)	(5,123)	(6,566)	485,644

Changes in items during the period

Reversal of reserve for tax purpose reduction entry of non-current assets	–	–	–	–	–	–	–

Dividends of surplus	–	(85,000)	–	–	–	–	(85,000)

Profit	–	37,249	–	–	–	–	37,249

Purchase of treasury shares	(1,000)	(1,000)	–	–	–	–	(1,000)

Net changes in items other than shareholders’ equity	–	–	1,824	801	–	2,625	2,625

Total changes of items during the period	(1,000)	(48,751)	1,824	801	–	2,625	(46,126)

Balance as of March 31, 2025	(1,000)	443,459	3,494	(2,313)	(5,123)	(3,941)	439,517

Amounts are rounded to the nearest million yen.

Notes to Non-consolidated Financial Statements

1. Significant accounting policies

(1)	Valuation standards and methods for securities

Shares of subsidiaries and affiliates:	Stated at cost determined by the moving-average method.
Available-for-sale securities:
Securities other than shares that do not have market prices:
Stated at fair value (with any unrealized gain or loss directly recognized in net assets and the cost of securities sold being determined using the moving-average method).
Shares that do not have market prices:	Stated at cost determined by the moving-average method.

(2)	Valuation standards and methods for derivatives

Derivatives:	Stated at fair value

(3)	Valuation standards and methods for inventories

The valuation standards are based on the method in which book value is written down based on any decline in profitability, and the valuation methods include the following.

Merchandise and finished goods, raw materials and work in process:	First-in, first-out method
Important materials among supplies:	Moving-average method
General materials among supplies excluding important materials:	Last purchase cost method

(4)	Depreciation method for non-current assets

Property, plant and equipment:	Straight-line method
Intangible assets:	Straight-line method

Software for internal use is amortized under the straight-line method over internal useful lives (5 years).

Leased assets:
Leased assets in finance lease transactions that do not transfer ownership are depreciated on a straight-line basis using the lease term as the useful life, with a residual value of zero.

(5)	Recognition criteria for allowances and provisions

Allowance for doubtful accounts:

To provide for potential credit losses on receivables, allowance for doubtful accounts is recorded at an amount of estimated uncollectible receivables calculated based on the historical rate of credit loss for general receivables and determined in consideration of the collectability of individual receivables for doubtful accounts and certain other receivables.

Provision for bonuses:	To provide for the payment of bonuses to employees, provision for bonuses is recorded based on the estimated amount to be paid.
Provision for retirement benefits:

To provide for the payment of retirement benefits to employees, provision for retirement benefits is recorded based on the estimated amounts of retirement benefit obligation and pension assets as of the end of the fiscal year under review.

(i) Method of attributing estimated retirement benefits to periods of service In calculating retirement benefit obligations, the benefit formula basis is used to attribute the estimated amount of retirement benefits to periods up to the end of the fiscal year under review.

(ii) Method of accounting for actuarial gains and losses and past service costs Actuarial gains and losses and past service costs are fully expensed in the fiscal year in which they are incurred.
Provision for environmental measures:	To cover expenditures for environmental remediation work arising from past operations, provision is recorded for the reasonably estimated amount of expected future losses.
Provision for loss on withdrawal from business:
To provide for losses due to withdrawal from business, provision is recorded at an amount equivalent to the estimated losses.
Provision for loss on business of subsidiaries and associates:

To provide for losses based on the business of subsidiaries and associates, provision for estimated losses to be borne by the Company at the end of the fiscal year under review is recorded, taking into consideration the financial conditions, etc. of the subsidiaries and associates.

Provision for share transfer compensation:

In accordance with the agreement on the transfer of the Company’s stake in SCM Minera Lumina Copper Chile, provision is recorded to compensate the transferee for the expected future expenditure for losses caused by the introduction of a new mining royalty in the Republic of Chile and changes in the tax system, at a discounted amount that is reasonably estimated, within a certain limit.

Provision for share-based payments:

To provide for the delivery of the Company’s shares to employees in accordance with the Share Granting Regulations, provision for share-based payments is recorded based on the estimated amount of share delivery obligations as of the end of the fiscal year under review.

(6)	Recognition criteria for revenues and expenses

The Company engages in the manufacture and sale of sputtering targets for semiconductors, treated rolled copper foil, precious metals, recycled raw materials, etc. The Company recognizes revenue when control over the product is transferred to the customer, i.e. when the product is delivered to the customer, as the legal ownership, possessory rights, material risks accompanying the ownership of the product, and economic value are transferred and the right to receive consideration for the product from the customer is obtained, resulting in performance obligations deemed to have been satisfied. Revenue is recognized based on the transaction price for contracts with customers. Consideration for transactions is received generally within three months after the product delivery, and it does not include any significant financing component.

In addition, some of the sales contracts for recycled raw materials include a provisional price clause at the time of shipment, and the final price is determined based on the monthly average market price of copper on the London Metal Exchange (LME) for a certain period in the future.

Since consideration for such sales based on a provisional price is considered variable consideration, revenue is recognized based on an estimate of fair value of consideration to be received based on the market price at the time of shipment and re-estimated at the end of the fiscal year. Any difference between fair value at the time of shipment and at the end of the fiscal year is recognized as an adjustment to revenue, and revenue from relevant recycled raw materials is recognized at the market value of the metal paid by the customer, less any processing fees.

For transactions involving the provision of goods or services in which the Company acts as an agent, revenue is recognized on a net basis, by deducting the amount paid to the supplier from the amount received from the customer.

(7)	Other matters important for preparation of non-consolidated financial statements

Method of hedge accounting:	Deferred hedge accounting is adopted in principle. However, forward exchange contracts that meet the requirements for allocation treatment are accounted for using the allocation method.
Exit from the group tax relief system:

The Company had applied the group tax relief system under which ENEOS Holdings, Inc. is a parent corporation for aggregation, however, upon listing its shares on March 19, 2025, the Company ceased to be a wholly-owned subsidiary of ENEOS Holdings, Inc. Accordingly, the Company exited the group tax relief system under which ENEOS Holdings, Inc. is a parent corporation for aggregation.

2. Changes in Accounting Policies

(Application of Accounting Standard for Current Income Taxes, etc.)

The Accounting Standard for Current Income Taxes (ASBJ Statement No. 27, October 28, 2022), the Accounting Standard for Presentation of Comprehensive Income (ASBJ Statement No. 25, October 28, 2022), and the Guidance on Accounting Standard for Tax Effect Accounting (ASBJ Guidance No. 28, October 28, 2022) are applied from the beginning of the fiscal year under review. The change has no impact on the financial statements, etc.

(Application of the Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules)

The Accounting for and Disclosure of Current Taxes Related to the Global Minimum Tax Rules (Practical Solution No. 46, March 22, 2024) is applied from the beginning of the fiscal year under review. The change has only a minor impact on the financial statements, etc.

3. Notes to Accounting Estimates

The Company’s non-consolidated financial statements include estimates made by management. Estimates affecting assets, liabilities, and profit or loss are based on management’s reasonable judgment, taking into account historical experience and various other factors. However, due to the uncertainties inherent in estimates, actual results may differ from these estimates.

Major estimates that may have a significant impact on the Company’s non-consolidated financial statements include the following.

(Deferred tax assets)

Deferred tax assets are recorded in the amount of 24,910 million yen on the balance sheet.

For details of the accounting estimates, please refer to “Notes to Consolidated Financial Statements, 2. Notes to Significant Accounting Estimates, (2) Income tax expense.”

(Provision for share transfer compensation)

Provision for share transfer compensation is recorded in the amount of 14,672 million yen on the balance sheet.

For details of the accounting estimates, please refer to “Notes to Consolidated Financial Statements, 2. Notes to Significant Accounting Estimates, (4) Provisions and contingent liabilities.”

4. Notes on Correction of Errors

During the fiscal year under review, corrections to properly reflect the impact of adjustments for profit and loss aggregation under the group tax relief system for the previous fiscal year have been made.

The cumulative effect of the corrections is reflected in the carrying amount of net assets at the beginning of the fiscal year under review.

Consequently, retained earnings on the statements of changes in equity at the beginning of the fiscal year under review increased by 1,674 million yen.

5. Notes to Non-consolidated Balance Sheet

(1)	Assets pledged as collateral and obligations secured by collateral

Property, plant and equipment (Note):                 52,130 million yen

(Note)

This is collateral for using the system for extending the due date of customs duties and consumption taxes on import transactions based on the Customs Act and the Consumption Tax Act. In addition, a revolving mortgage of 10,224 million yen has been established, but there are no corresponding obligations.

(2)	Accumulated depreciation of property, plant and equipment: 206,367 million yen

The accumulated depreciation above includes the amount of accumulated impairment losses.

(3)	Guarantee obligations, etc.

The Company provides debt guarantees, guarantee commitments, and re-guarantees for bank loans and transaction obligations of the following companies, etc.

(Millions of yen)

Company name	Amount

Pan Pacific Copper Co., Ltd.	38,827

TANIOBIS GmbH	38,676

JX Advanced Metals USA, Inc.	23,774

SCM Minera Lumina Copper Chile	11,760

JX Metals Canada Inc.	10,623

Other	6,632

Total	130,291

(4)	Monetary claims and monetary obligations to subsidiaries and associates

(Millions of yen)
Short-term monetary claims	76,966
Long-term monetary claims	32,523
Short-term monetary obligations	51,605

(5)	Revaluation of land

In accordance with the Act on Revaluation of Land, the Company revaluated its land for business use, and the resulting revaluation difference was included in net assets as revaluation reserve for land.

Date of revaluation    March 31, 2000

Revaluation method

The value of land was determined based on the roadside land prices as stipulated in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land, with reasonable adjustments such as depth price correction.

(6)	Notes to reduction entry
(i)	The accumulated reduction entry amount deducted from the acquisition cost of property, plant and equipment due to the receipt of government subsidies, etc. is as follows.

(Millions of yen)
Buildings	44
Structures	28
Machinery and equipment	560

(ii)	In the fiscal year under review, there is no reduction entry amount deducted from the acquisition cost of property, plant and equipment due to the receipt of government subsidies, etc.

6. Notes to Non-consolidated Statements of Income

(1)  Volume of transactions with subsidiaries and associates

(Millions of yen)
Net sales	281,223
Purchase	184,617
General and administrative expenses	1,273
Volume of non-business transactions	52,648

(2)	Cost of sales

Cost of sales includes reversal of inventory write-down of negative 291 million yen caused by a decline in profitability.

(3)	Gain on sale of shares of subsidiaries and associates

Mainly due to the sale of shares of SCM Minera Lumina Copper Chile.

(4)	Loss on valuation of shares of subsidiaries and associates

Mainly due to valuation loss related to shares of TANIOBIS GmbH, a subsidiary of the Company.

(5)	Loss on valuation of investments in capital of subsidiaries and associates

Mainly due to valuation loss related to investment in Nippon Caserones Resources LLC, a subsidiary of the Company.

7. Notes to Non-consolidated Statements of Changes in Equity

Number of treasury shares at the end of the fiscal year under review:   Common stock 1,219,500 shares

8. Notes to Tax Effect Accounting

(1) Significant components of deferred tax assets and liabilities

(Millions of yen)
Deferred tax assets
Tax loss carryforwards	10,971
Loss on valuation of securities, etc.	62,910
Provision for retirement benefits	6,684
Valuation loss on impairment of land, etc.	3,601
Excess depreciation of non-current assets	1,482
Provision for environmental measures	883
Provision for bonuses	1,665
Provision for loss on withdrawal from business	106
Provision for loss on business of subsidiaries and associates	983
Provision for share transfer compensation	4,625
Deferred gains or losses on hedges	1,026
Other	4,088
Subtotal of deferred tax assets	99,024
Valuation allowance	(71,080)
Total deferred tax assets	27,945
Deferred tax liabilities
Valuation difference on land	(1,305)
Other	(1,730)
Total deferred tax liabilities	(3,035)
Net deferred tax assets	24,910

(2) Revision of the amount of deferred tax assets and liabilities due to changes in the corporate tax rate, etc.

The Act for Partial Amendment of the Income Tax Act, etc. (Act No. 13 of 2025) was passed by the Diet on March 31, 2025, and the Special Defense Corporate Tax will be imposed from the fiscal year starting on or after April 1, 2026.

In line with this, the Company used the statutory effective tax rate of 31.52% instead of 30.62% to calculate the deferred tax assets and liabilities related to the temporary differences that are expected to be reversed in the fiscal year starting on or after April 1, 2026 or later years.

Due to this change, for the fiscal year under review, deferred tax assets (less deferred tax liabilities) increased by 316 million yen, and income taxes – deferred decreased by 316 million yen.

9. Notes to Transactions with Related Parties

							(Millions of yen)
Category	Company name	The Company’s ownership of voting rights of subsidiaries, etc.	Relationship with related parties	Details of transactions	Transaction amount	Account	Balance at end of period
Subsidiary	JX Metals Trading Co., Ltd.	Direct ownership: 100%	Purchase of raw materials Interlocking directorate	Purchase of raw materials (*1)	36,269	Accounts payable - trade	1,679
Subsidiary	JX Metals Smelting Co., Ltd.	Direct ownership: 100%	Loan of funds Interlocking directorate	Loan of funds (*2)	22,128	Short-term loans receivable	11,506
						Long-term loans receivable	31,200
Subsidiary	TATSUTA Electric Wire and Cable Co., Ltd.	Direct ownership: 100%	Borrowing of funds Interlocking directorate	Borrowing of funds (*2)	7,676	Short-term borrowings	10,103
Subsidiary	Nippon Caserones Resources Co., Ltd.	Direct ownership: 100%	Interlocking directorate	Return of contributions	12,000	–	–
Subsidiary	TANIOBIS GmbH	Direct ownership: 100%	Debt guarantee Interlocking directorate	Debt guarantee (*3)	38,676	–	–
Subsidiary	JX Advanced Metals USA, Inc.	Direct ownership: 100%	Debt guarantee Interlocking directorate	Debt guarantee (*4)	23,774	–	–
Subsidiary	JX Metals Canada Inc.	Direct ownership: 100%	Debt guarantee Interlocking directorate	Debt guarantee (*5)	10,623	–	–
Subsidiary	Nikko Metals Taiwan Co., Ltd.	Direct ownership: 83.7% Indirect ownership: 16.3%	Sale of merchandise and finished goods Interlocking directorate	Sale of merchandise and finished goods (*6)	36,892	Accounts receivable - trade	8,584
Subsidiary	JX Metals Circular Solutions Co., Ltd.	Direct ownership: 80%	Purchase of raw materials Interlocking directorate	Purchase of raw materials (*1)	54,271	Accounts payable - trade	14,429
Affiliate	Pan Pacific Copper Co., Ltd.	Direct ownership: 47.8%	Sale of raw materials, etc. Purchase of raw materials Debt guarantee Interlocking directorate	Sale of raw materials, etc. (*7)	152,092	Accounts receivable - trade	24,382
				Purchase of raw materials (*1)	42,228	Accounts payable - trade	5,256
				Debt guarantee (*8)	38,827	–	–
Affiliate	SCM Minera Lumina Copper Chile	Direct ownership: 30%	Debt guarantee	Debt guarantee (*9)	11,760	–	–
Note:

“Interlocking directorate” includes cases in which a Director, an Audit and Supervisory Committee Member, an Executive Officer or an employee of the Company concurrently serves as an officer of the relevant company.

Transaction policy and policy for determining transaction terms, etc.

(*1)

The terms in the purchase of raw materials are determined in the same manner as general transactions, taking market prices into consideration. The balance at the end of period includes consumption taxes.

(*2)	The terms of loan and borrowing of funds are determined by taking market interest rates into consideration.

(*3)	The Company guarantees the borrowings and transaction obligations of TANIOBIS GmbH and receives guarantee fees.
(*4)	The Company guarantees the borrowings of JX Advanced Metals USA, Inc. and receives guarantee fees.
(*5)	The Company guarantees the borrowings of JX Metals Canada Inc. and receives guarantee fees.
(*6)	The terms in the sale of merchandise and finished goods to Nikko Metals Taiwan Co., Ltd. are determined in the same manner as general transactions, taking market prices into consideration.
(*7)

The terms in the sale of raw materials, etc. to Pan Pacific Copper Co., Ltd. are determined in the same manner as general transactions, taking market prices into consideration. The balance at the end of period includes consumption taxes.

(*8)	The Company guarantees the borrowings and transaction obligations of Pan Pacific Copper Co., Ltd. and receives guarantee fees.
(*9)	The Company guarantees the transaction obligations of SCM Minera Lumina Copper Chile and receives guarantee fees.
(*10)

The Company had repeatedly conducted a loan transaction with ENEOS FINANCE CORPORATION, but such transaction was dissolved when it withdrew from the ENEOS Group finance and shifted to the Group finance system headed by the Company.

10. Notes to Revenue Recognition

Information that forms the basis for understanding revenue from contracts with customers is as stated in “1. Significant accounting policies (6) Recognition criteria for revenues and expenses.”

11. Notes to Per-Share Information

Net assets per share	474.00 yen
Basic earnings per share	40.12 yen

12. Other Notes

Not applicable.